As filed with the U.S. Securities and Exchange Commission on January 13, 2023

Registration No. 333-266256

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Republic Power Group Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

158 Kallang Way #06-08

Singapore, Republic of Singapore

S349245

+65 6908 9825

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Joan Wu, Esq. Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 (212) 530-2208	Elizabeth F. Chen, Esq. Michael T. Campoli, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 326-0199

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.	☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement on Form F-1 (File No. 333-266256) (the “Registration Statement”) contains two prospectuses, as set forth below.

●	Public offering prospectus. A prospectus to be used for the public offering of 4,000,000 ordinary shares, par value $0.000625 per share (the “Ordinary Shares”) of the Registrant (the “Public Offering Prospectus”) through the underwriter named on the cover page of the Public Offering Prospectus, of which 3,000,000 Ordinary Shares are being offered by the Registrant and 1,000,000 Ordinary Shares are being offered by the selling shareholder set forth herein (the “Selling Shareholder”).

●	Resale prospectus. A prospectus to be used for the resale by the selling shareholders of 2,100,000 Ordinary Shares of the Registrant (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	it contains different outside and inside front covers and back covers;

●	it contains different Offering sections in the Prospectus Summary section beginning on page 1;

●	it contains different Use of Proceeds sections on page 24;

●	a Selling Shareholders section is included in the Resale Prospectus; and

●	the Underwriting section from the Public Offering Prospectus is deleted from the Resale Prospectus and a Selling Shareholder Plan of Distribution is included in the Resale Prospectus;

The Registrant has included in this Registration Statement a set of alternate pages after the back-cover page of the Public Offering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant and the Selling Shareholder. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the Selling Shareholder.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Shareholder may sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JANUARY 13, 2023

3,000,000 Ordinary Shares Offered by Republic Power Group Limited

1,000,000 Ordinary Shares Offered by a Selling Shareholder

Republic Power Group Limited

This is an initial public offering of our ordinary shares, par value $0.000625 per share (“Ordinary Shares”). We are offering 3,000,000 Ordinary Shares, and the selling shareholder named herein (the “Selling Shareholder”) is offering 1,000,000 Ordinary Shares, in each case, to be sold on a firm commitment basis in this offering. Prior to this offering, there has been no public market for our Ordinary Shares. We expect the initial public offering price will be in the range of $4.00 to $6.00 per Ordinary Share. We have reserved the symbol “RPGL” for purposes of listing our Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) and have applied to list our Ordinary Shares on Nasdaq. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application. We cannot assure you that our application will be approved; if it is not approved by Nasdaq, we will not proceed with this offering.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying our Ordinary Shares.

Upon the completion of this offering, Sai Bin Loi, the chairman of our board of directors, will hold more than 50% of the shareholder voting power of our outstanding share capital, as further described under “Principal Shareholders” in this prospectus. As a result, Mr. Loi could exert substantial influence over matters such as electing directors and approving material mergers, acquisitions, strategic collaborations or other business combination transactions. As a result, we are a “controlled company” as defined under the Nasdaq Stock Market Rules. For so long as we remain a controlled company as defined under those rules, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements. Please read the disclosures beginning on page 22 of this prospectus for more information.

The Selling Shareholder will sell the Ordinary Shares held by them at a fixed price equal to the initial public offering price in this offering. We will not receive any proceeds from the sales of any of the Ordinary Shares being offered by the Selling Shareholder.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 22 of this prospectus for more information.

	Initial Public Offering Price	Underwriting Discounts(1)	Proceeds to Our Company Before Expenses(2)
Per Share	$5.00	$0.275	$4.725
Total	$15,000,000	$825,000	$14,175,000

	Initial Public Offering Price	Underwriting Discounts(1)	Proceeds to Selling Shareholders Before Expenses(3)
Per Share	$5.00	$0.275	$4.725
Total	$5,000,000	$275,000	$4,725,000

(1)

We have agreed to reimburse the underwriter for certain expenses incurred by the underwriter in connection with this offering. See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriters.

(2)	The total estimated expenses related to this offering are set forth in the section entitled “Discounts and Expenses.”

(3)	This only includes the proceeds of the sale of the Ordinary Shares underwritten by the underwriter. We will not receive any proceeds from the sale of Ordinary Shares by the Selling Shareholder.

The underwriters are selling our Ordinary Shares in this offering on a firm commitment basis. One of the conditions to our obligation to sell any securities through the underwriters is that, upon the closing of the offering, the Ordinary Shares would qualify for listing on Nasdaq.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares to purchasers in the offering on or about [●], 2023.

Univest Securities, LLC

Prospectus dated [●], 2023.

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About this Prospectus

We, the Selling Shareholder, and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“RP” are to Republic Power Group Limited, a company limited by shares organized under the laws of British Virgin Islands;

●	“RP Singapore” are to Republic Power Pte. Ltd., a wholly owned subsidiary of Republic Power Group Limited and a private limited company incorporated under the laws of Singapore;

●	“SGD” are to the legal currency of Singapore;

●	“shares,” “Shares,” or “Ordinary Shares” are to the ordinary shares of the Company, par value US$0.000625 per share;

●	“U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States; and

●	“we,” “us,” or the “Company” are to one or more of RP and its subsidiary, RP Singapore, as the case may be.

Our consolidated financial statements are presented in SGD, which is RP Singapore’s functional currency. SGD is the currency of the primary economic environment in which we operate. This is also the currency that mainly influences the revenue from and cost of rendering products and services. The balances in the consolidated balance sheets, consolidated statements of income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the year ended and as of June 30, 2022 were translated from SGD into USD are solely for the convenience of the readers, at the rate of USD1.00=SGD1.3903, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2022.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Overview

Our Company

We are a provider of customized software development services, technology solutions, consulting and technical support services, and peripheral hardware to large and small to medium corporate clients and government agencies based in Singapore and Indonesia, including but not limited to airports, cruise terminals, technology companies, and law enforcement agencies. Our customized software provides clients with real-time monitoring, efficient resources allocation, planning surveillance and threat detection.

We offer customized software and relevant consulting and technical support services and product sales, catered to each client’s specific needs. One of our key strengths is our ability to fulfill complex requirements by using artificial intelligence for prediction and applying algorithm, modules and plugins to select and analyze operational data captured. We are uniquely positioned in the customization software sector with our ability to further deploy sensors, controls and other hardware and integrate the hardware to provide an IoT connectivity with an autonomous or semiautonomous outcome. Because our core algorithm and modules are pluggable, we are able to quickly develop software for clients in different industries and complete the customization in a much shorter period.

As the world starts to recover from the onslaught of COVID-19, a post COVID-19 paradigm has surfaced, where enterprises and governmental agencies are increasingly focused on understanding existing users’ needs and leveraging technology in new ways to meet those needs through the use of digital products and services which includes conceptualizing, designing, personalizing, prototyping, developing and delivering new digital experiences and products. Our business has benefitted from such trend. Many multinational corporations (the “MNCs”) and small and medium enterprises (“SMEs”) are adopting digital enhancement in their operations by deploying solutions that allow remote operations involving AI for operational predictability and efficiency. By integrating sensors and controls in their operational workflow, the captured data is then analyzed for better planning and supervision. One example of our customized software is our customized trolley management solution designed for an airport client based in Singapore, which allows real-time data capture to predict the number of trolleys required for each inflight at the gates. This solution has greatly benefitted the client in terms of their workflow and cost efficiencies. Another example of our solutions is a software developed for a cruise terminal client, which predicts the number and types of languages required by the ground staff to receive each arriving cruise and thus avoids bottlenecks due to language barriers among the ground staff and cruise passengers. The software also integrates the passport photo images from the scanner to a database which greatly improved the entry and departure process at such cruise terminal.

Our Competitive Strengths

The market for IT services is highly competitive and we expect competition to intensify. In Singapore, our major competitors in the system integrator space include Singapore Technology Engineering Ltd. and NCS Pte. Ltd., which are both more established and larger than us.

However, we believe the following key strengths differentiate us from our competitors and will continue to contribute to our growth and success:

●	Our Scalable Technology. Our core algorithms, modules and plugins, which select and analyze operational data captured, are highly scalable across industries with minimal production cost. We customize the software solutions which contain our core algorithms, modules and plugins in accordance with the specific needs of each client. This cost-saving approach will help us to achieve higher operating margins as we increase the number of our clients.

●	Our Deep Domain Knowledge and Specialization in Selected Industry Verticals. We have deep domain knowledge and expertise in industry verticals including airports, cruise terminals and law enforcement. We leverage footprint and network of highly-talented IT professionals to provide comprehensive capabilities in software development services and consulting services. We believe that our robust emerging technology capabilities and solid track record of execution enable us to drive digital transformation for our clients.

●	Our Comprehensive Offering. We provide comprehensive service offerings including the development and operations (“DevOps”) IT solutions, sale of peripheral hardware, and consulting and technical support services as well as other services. As a result, we are able to generate revenue from a wide range of clientele; and

●	Our dynamic management team with proven track record. Our management team has extensive experience with large-scale nation-wide deployment in countries including Indonesia, Singapore, East Timor, Bhutan, and Republic of Mongolia. Our Chief Operating Officer, Mr. Chan Chee Wai, has worked with Singaporean government during his employment in Toppan Ecquaria Pte. Ltd. to successfully deliver digital government solutions. Our consultant, Mr. Loi Wee Chong, who was the Deputy Managing Director of ST Teleport c/o ST Telemedia, has worked with RigNet, Inc. (NASDAQ: RNET), a U.S. listed and networking providing company on implementing satellite communication onto offshore rigs and deployed Communication systems with Timor Telecom, an East Timorese telecommunications company; some of the projects include software deployment and communication hardware and software deployment onto offshore rigs. As such, we have already established a seasoned management team with deep industry expertise in several markets where we have enjoyed similar success.

Our Growth Strategies

We have developed and intend to implement the following strategies to expand and grow our business:

●	To solidify our industry position by gaining additional market share. By continuing to deliver high quality services and solutions, we intend to pursue additional revenue opportunities from our existing clients, including airports, cruise terminals, technology companies and law enforcement agencies. We will also continue to promote our comprehensive services and solutions to attract new clients in industries including airports, cruise terminals and law enforcement, where we can leverage our deep domain knowledge and expertise. Furthermore, we will continue to invest in a cloud-based IoT platform that benefits both existing clients and new clients, capturing synergies between the companies’ and emerging technologies’ needs to increase operational efficiencies.

●	To leverage domain expertise to expand into new industry segments. As we grow our industry and service area expertise and accumulate deep domain knowledge in the airport, cruise terminal and law enforcement industry verticals, we intend to leverage such experience and knowledge, and partner with top industry experts from other segments to extend our service offerings to the other verticals. In addition, we will continue to invest in R&D in certain targeted segments, including hospitality and medical technology industries, to develop applications to address the specific needs of those segments.

●	To attract, train, incentivize and retain talented professionals. We believe our success greatly depends on our ability to attract, train, incentivize and retain talented professionals. We will continue to build our professional talent pool through our Talent Creation Program (“TCP”) and Talent Development Program (“TDP”) to ensure we can attract and retain professionals who have in-depth knowledge and understanding of the technologies we deploy and the industries in which we operate. We are discussing with local universities in Singapore to co-develop projects and engage talent internship with us. We will also sponsor competitions in the IT industry in Southeast Asia to promote our reputation among the young talents. We will also work with tertiary institutions to develop on campus hiring, bursary and scholarship programs.

●	To drive efficiencies through ongoing improvements in operational excellence. We strive to gain significant operating efficiencies by leveraging historical and ongoing investments in infrastructure, research and development, and human capital. We will continue to invest in our in-house tools to enhance our efficiencies in operations. On an integrated approach level, we will institute certification across all our process flow via ISO certification, BizSafe certification and Personal Data Protection Policy.

●	To capture new growth opportunities through strategic alliances and acquisitions. We will continue to pursue selective alliances and acquisitions in order to enhance our industry-specific technology and service delivery capabilities by building up acquisitions, collaboration and integrating targeted companies. We will continue to identify and assess opportunities to enhance our abilities to better serve our clients. We will focus on enhancing our technology capabilities, deepening our penetration into key clients, expanding our portfolio of service offerings and expanding our operations geographically in Southeast Asia.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. The main risks set forth below and others you should consider are discussed more fully in the section entitled “Risk Factors”, which you should read in its entirety.

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	The COVID-19 pandemic has adversely affected, and is expected to continue to pose risks to, our business, results of operations, financial condition and cash flows, and other epidemics or outbreaks of infectious diseases may have a similar impact.

●	We are subject to risks associated with operating in the rapidly evolving Southeast Asia region, and we are therefore exposed to various risks inherent in operating and investing in the region.

●	Our business is dependent on our ability to attract and retain highly skilled professionals.

●	Our ability to continue to develop and expand our service offerings to address emerging business demands and technological trends, including our ability to sell differentiated services, may impact our future growth. If we are not successful in meeting these business challenges, our business, financial condition and results of operations may be materially and adversely affected.

●	Our revenues are highly dependent on our clients in three key industries. Worsening economic conditions or factors that negatively affect clients in these industries could reduce client demand for our services.

●

Our business is dependent on certain major clients. For the year ended June 30, 2022, three major clients, Payestation Pte Ltd., Australia Marine Services Pty Ltd. and Smorboll Pte Ltd. accounted for 48.7%, 16.5%, and 15.8% respectively, of the Company’s total revenues. For the year ended June 30, 2021, one major client, Heha Pte Ltd., accounted for 95.1% of the Company’s total revenues. As of June 30, 2022, two major client, Payestation Pte Ltd. and Smorboll Pte Ltd. accounted for 74.6%, and 24.1%, respectively, of the Company’s total accounts receivable. As of June 30, 2021, three major clients, Republic Healthcare Holdings Pte Ltd., Wei Hong Beverage and JR F&B Concept Pte Ltd., accounted for 39.6%, 32.9% and 21.9%, of the Company’s total accounts receivable. Changes or difficulties in our relationships with our major clients may harm our business and financial results.

●	Our business is dependent on our collaboration with our vendors. As of June 30, 2022, one major vendor accounted, LYC Supply and Trading, for 81.0% of the Company’s accounts payable. For the year ended June 30, 2022, two major vendors, LYC Supply and Trading and Pangu Procurement Pte Ltd., accounted for 17.7% and 16.3% respectively, of the Company’s total purchases. For the year ended June 30, 2021, two vendors, Ad Navitas Pte Ltd. and Darren Loi, accounted for 42.7% and 39.8%, respectively, of the Company’s total purchases. Changes or difficulties in our relationships with our major vendors may harm our business and financial results.

●	Our independent registered public accounting firm expressed substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

●	We are subject to privacy, data protection and information security laws in the jurisdictions in which we operate.

●

We might be required to use open-source software in providing services to our clients. There are risks associated with the use of open-source software that may have an adverse effect on our results of operations and financial condition.

Risks and uncertainties related doing business in Southeast Asia include, but are not limited to, the following:

●	Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect us.

●	It will be difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets outside the United States.

Risks related to this offering and our ordinary shares include, but are not limited to, the following:

●	There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you pay for them, or at all.

●	We do not intend to pay dividends for the foreseeable future.

●	The initial public offering price for our ordinary shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

●	We are a “foreign private issuer” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

●	We are an “emerging growth company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

Corporate Structure

We are a holding company incorporated in the British Virgin Islands on November 17, 2021 under the BVI Business Companies Act (Law Revision 2020) (the “BVI Act”). We conduct all our operations through RP Singapore, which was incorporated on January 1, 2015 under the laws of Republic of Singapore. On November 17, 2021, we acquired all the equity interest of RP Singapore via a certain share exchange agreement with Mr. Sai Bin Loi, who was the owner of 100% of the equity interest of RP Singapore.

Increase of Authorized Shares and Forward Split

On April 21, 2022, our shareholders and the board have approved the Company’s amended and restated memorandum and articles of association to effectuate an increase of the authorized shares of our Company to unlimited shares and a forward split of the then issued and outstanding shares at a ratio of 1:1,600. The increase of authorized shares and the forward split became effective on April 21, 2022. The following diagram illustrates our corporate structure as of the date of this prospectus and as of the closing of this offering (for purpose of the illustration of this chart only, we assume the selling shareholders do not sell any shares upon closing of this offering). For more details on our corporate history, please refer to “Corporate History and Structure.”

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America’s Surface Transportation Act of 2015), or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, herein referred to as the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Ordinary Share held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Implication of Being a Foreign Private Issuer

We are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

As we intend to be listed on the Nasdaq Capital Market, we will be subject to the Nasdaq corporate governance listing standards. However, Nasdaq permits a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in British Virgin Islands which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. For instance, we are not required to:

●	adhere to certain more stringent disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements applicable to U.S. domestic public companies;

●	have a majority of the board to be independent (although all of the members of the audit committee must be independent under the Exchange Act);

●	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors;

●	have regularly scheduled executive sessions for non-management directors; or

●	have annual meetings and director election;

Following this offering, we expect to rely on home country practice to be exempted from certain of the corporate governance requirements of Nasdaq, such that a majority of the directors on our board of directors are not required to be independent directors, and we are not required to have a compensation committee or corporate governance committee comprised entirely of independent directors.

Implications of being a Controlled Company

We are a “controlled company” as defined under the Nasdaq Stock Market Rules, because one of our shareholders holds more than 50% of our voting power. As a result, for so long as we remain a controlled company as defined under those rules, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements, including that:

●	a majority of our board of directors must be independent directors;

●	our compensation committee must be composed entirely of independent directors; and

●	our corporate governance and nomination committee must be composed entirely of independent directors.

Corporate Information

Our principal executive offices are located at 158 Kallang Way #06-08, Singapore, Republic of Singapore, S349245, and our phone number is +65 6908 9825. Our registered office in the British Virgin Islands is located at Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola. VG1110, British Virgin Islands. We maintain a corporate website at https://republicpower.net/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

THE OFFERING

Ordinary Shares offered by us	3,000,000 Ordinary Shares

Price per Ordinary Share	We estimate that the initial public offering price will be between US$4.00 and US$6.00 per Ordinary Share.

Ordinary Shares offered by the Selling Shareholder	1,000,000 Ordinary Shares

Ordinary Shares issued and outstanding prior to completion of this offering	16,000,000 Ordinary Shares
Ordinary Shares outstanding immediately after this offering	19,000,000 Ordinary Shares

Listing

We have applied to list our Ordinary Shares on Nasdaq under the symbol “RPGL.” The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application. We cannot assure you that our application will be approved; if it is not approved by Nasdaq, we will not proceed with this offering.

Ticker symbol	“RPGL”

Transfer Agent	Transhare Corporation

Use of proceeds	We estimate that the net proceeds to us from the Offering will be approximately US$13,217,569, assuming the initial public offering price is $5.00 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. We intend to use the net proceeds from this Offering for research and development, investment in marketing and branding, and other capital expenditures, recruitment of talented professionals, and general corporate purposes and possible future acquisitions and growth opportunities. We will not receive any of the proceeds from the sale of the Ordinary Shares being offered by the Selling Shareholder. See “Use of Proceeds” on page 24 for more information.

Risk factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 8 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

Summary Financial Data

The following tables summarize our selected consolidated financial data for the periods and as of the dates indicated. The summary consolidated statements of income for the years ended June 30, 2021 and 2022, and the summary consolidated balance sheet data as of June 30, 2021 and 2022 are derived from our consolidated financial statements, which have been prepared in accordance with U.S. GAAP and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), and included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements appearing elsewhere in the prospectus.

Selected Statements of Operations Information:

	For the Years Ended June 30,
	2021	2022	2022
	SGD	SGD	USD
Consolidated Statements of Income:
Operating revenues	8,818,182	4,465,134	3,211,634
Cost of revenues	4,300,206	1,009,077	725,798
Gross profit	4,517,976	3,456,057	2,485,836
Operating expenses	1,871,984	1,411,788	1,015,456
Income from operations	2,645,992	2,044,269	1,470,380
Other expense, net	15,845	70,605	50,784
Income taxes expense	454,144	332,921	239,460
Net income	2,176,003	1,640,743	1,180,136
Weighted average number of ordinary shares outstanding, basic and diluted*	16,000,000	16,000,000	16,000,000
Earnings per share, basic and diluted*	0.14	0.10	0.07

	As of June 30,
	2021	2022	2022
	SGD	SGD	USD
Summary Consolidated Balance Sheet Data
Cash	4,142	23,311	16,767
Total current assets	2,342,064	3,226,609	2,320,800
Total other assets	2,865,183	3,499,773	2,517,279
Total assets	5,381,790	6,889,692	4,955,543
Total current liabilities	1,116,164	2,123,251	1,527,189
Total other liabilities	70,183	63,255	45,497
Total liabilities	1,186,347	2,186,506	1,572,686
Total shareholders’ equity	4,195,443	4,703,186	3,382,857

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

The COVID-19 pandemic could adversely affect, and is expected to continue to pose risks to, our business, results of operations, financial condition and cash flows, and other epidemics or outbreaks of infectious diseases may have a similar impact.

The spread of COVID-19 pandemic has caused significant disruptions in Singapore and the global economies, and the impact may continue to be significant during the rest of the calendar year and potentially beyond. We are subject to risks and uncertainties as a result of the COVID-19 pandemic. The COVID-19 pandemic has caused disruptions to our operations starting in January 2020. Our operations were closed in April 2020 due to Singapore government mandates. We moved quickly to transition our employee base to a fully remote working mode at all our locations since then. From the beginning of December 2021, substantially all of our employees came back in person in our office. Since the COVID-19 pandemic has been gradually contained in Singapore and Southeast Asia, our revenue and gross margin for the years ended June 30, 2022 and 2021 were not significantly affected.  We continue to evaluate the global risks and the slowdown in business activity related to COVID-19, including the potential impacts on our employees, customers, suppliers and financial results.

COVID-19 has impacted Singapore’s economy resulting in significant economic contraction and high unemployment rates during fiscal year 2021. The general economic downturn may affect the ability of our counterparties to perform their obligations in a timely manner or at all. Singapore government measures to alleviate the economic impact of COVID-19 such as the imposition of relief from actions for inability to perform scheduled contracts, or relief for financially distressed individuals, firms and other businesses could adversely affect our ability to enforce and require our counterparties to perform their obligations under our contracts.

The COVID-19 pandemic or other epidemics or outbreaks of infectious diseases could materially adversely impact our results of operations, financial condition and liquidity in several ways. In particular, the continued spread of COVID-19 and efforts to contain the virus could:

●	impair the Company’s ability to manage day-to-day service and product delivery;

●	continue to impact customer demand of our products and services;

●	cause disruptions in or closures of the Company’s operations or those of its customers and suppliers;

●	impact global liquidity and the availability of capital;

●	cause the Company to experience an increase in costs as a result of the Company’s emergency measures, delayed payments from customers and uncollectible accounts;

●	cause delays and disruptions in the supply chain resulting in disruptions in the commercial operation of our businesses;

●	cause limitations on our employees’ ability to work and travel;

●	impact availability of qualified personnel;

●	increase cybersecurity risks as remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts that seek to exploit the COVID-19 pandemic; and

●	cause other unpredictable events.

As the situation surrounding COVID-19 remains fluid, it is difficult to predict the duration of the pandemic and the impact on our business, operations, financial condition and cash flows. The severity of the impact on our business in the fiscal year ended June 30, 2023 will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic (including the advent of variants and the impact of vaccination on infection and hospitalization rates), the extent and severity of the impact on our customers and suppliers, the continued disruption to the manufacturing of and demand for our products and services; the effect of federal, state or local regulations regarding safety measures to address the spread of COVID-19, and the impact of the global business and economic environment on liquidity and the availability of capital, all of which are uncertain and cannot be predicted. Due to the evolving and uncertain nature of this event, we cannot predict at this time the full extent to which the COVID-19 pandemic will adversely impact our business, results and financial condition, which will depend on many factors that are not known at this time. We are staying in close communication with our employees, customers and suppliers, and acting to mitigate the impact of this dynamic and evolving situation, but there is no guarantee we will be able to do so.

We are subject to risks associated with operating in the rapidly evolving Southeast Asia region, and we are therefore exposed to various risks inherent in operating and investing in the region.

For the years ended June 30, 2022 and 2021, we derived 100% of our revenue from our operations in countries located in Southeast Asia. We intend to continue to develop and expand our business and capacity in Southeast Asia with our current and potential clients. Our operations in Southeast Asia are subject to various risks related to the economic, political and social conditions of the countries in which we operate, including risks related to the following:

●	inconsistent regulations, licensing and legal requirements may increase our cost of operations among the countries in Southeast Asia in which we operate;

●	currencies may be devalued or may depreciate or currency restrictions or other restraints on transfer of funds may be imposed;

●	the effects of inflation within Southeast Asia generally and/or within any specific country in which we operate in Southeast Asia;

●	governments may impose new or more burdensome regulations, taxes or tariffs;

●	political changes may lead to changes in the business environments in which we operate;

●

economic downturns, political instability, civil disturbances, military conflict, terrorism and general security concerns in the countries in which either we or our clients operate may negatively affect our operations;

●	enactment or any increase in the enforcement of regulations related to personal data protection in the areas in which we operate that may incur compliance costs;

●	health epidemics (including the COVID-19 pandemic) may affect our operations and demand for our services; and

●	natural disasters like volcano and earthquakes may impact our operational sites severely.

Additionally, the laws in the countries in which we operate may change and their interpretation and enforcement may involve significant uncertainties that could limit the reliability of the legal protections available to us. We cannot predict the effects of future developments in the legal regimes in the countries in which we operate.

Any of the foregoing risks may adversely affect our business, financial condition and results of operations.

Our business is dependent on our ability to attract and retain highly skilled professionals.

Our business is people and skill-driven and, accordingly, our success depends on our ability to attract, develop, motivate, retain and effectively utilize highly skilled professionals in our offices in Singapore, among other places. We believe that there is significant competition for talented personnel with such skills in these geographic regions and that such competition is likely to continue for the foreseeable future. We compete for such talented personnel not only with other companies in our industry but also with companies in adjacent industries, such as financial services and technology generally.

Increased hiring and increasing worldwide competition for skilled personnel may lead to a shortage in the availability of suitable personnel in the locations where we operate and hire and, accordingly, we may not be able to retain or hire all of the personnel necessary to meet our ongoing and future business needs. In addition, any reductions in headcount for economic or business reasons, however temporary, could negatively affect our reputation as an employer and our ability to hire engineering personnel to meet our business requirements.

If we fail to attract and retain highly skilled engineering personnel, we may not have the necessary resources to properly staff projects, and the failure to successfully compete for such personnel could materially and adversely affect our ability to provide high quality services to our clients. These factors may, as a result, have a material adverse effect on our business, financial condition and results of operations.

Our ability to continue to develop and expand our service offerings to address emerging business demands and technological trends, including our ability to sell differentiated services, may impact our future growth. If we are not successful in meeting these business challenges, our business, financial condition and results of operations may be materially and adversely affected.

Our ability to implement solutions for our customers, incorporating new developments and improvements in technology that translate into productivity improvements for our customers, and our ability to develop digital and other new service offerings that meet current and prospective customers’ needs, as well as evolving industry standards, are critical to our success. The markets we serve are highly competitive and characterized by rapid technological change which has resulted in deflationary pressure in the price of services, which in turn can adversely impact our margins. Our competitors may develop solutions or services that make our offerings obsolete or may force us to decrease prices on our services, which can result in lower margins. Our ability to develop and implement up-to-date solutions utilizing new technologies that meet evolving customer needs in consulting, industry software and solutions, and application services markets, and in areas such as artificial intelligence, in a timely or cost-effective manner, will impact our ability to retain and attract customers and our future revenue growth and earnings.

However, there can be no assurance that our existing and new service offerings can meet prospective customers’ needs and evolving industry standards. If we are unable to continue to execute our strategy and develop and expand our service offerings in a highly competitive and rapidly evolving environment, or if we are unable to commercialize such services and solutions and expand and scale them with sufficient speed and versatility, our growth, productivity objectives and profit margins could be adversely affected.

Technological developments may materially affect the cost and use of technology by our customers. Customers may delay spending under existing contracts and engagements and entering into new contracts while they evaluate new technologies. Such delays can negatively impact our results of operations if the pace and level of spending on new technologies by some of our customers is not sufficient to make up any shortfall from delays from other customers. Our growth strategy focuses on responding to these types of developments by driving innovation that will enable us to expand our services offering. If we do not sufficiently invest in new technology and adapt to industry developments, or evolve and expand our business at sufficient speed and scale, or if we do not make the right strategic investments to respond to these developments and successfully drive innovation, our business, financial condition and results of operations, as well as our services and solutions and our ability to develop and maintain a competitive advantage and to execute on our growth strategy could be adversely affected.

If we do not succeed in attracting new clients for our technology services and/or growing revenues from existing clients, we may not achieve our revenue growth goals.

We plan to significantly expand the number of clients we serve to diversify our client base and grow our revenues. We continue to invest in marketing and new business development as part of our growth strategy. Revenues from a new client often rise quickly over the first several years following our initial engagement as we expand the services that we provide to that client. Therefore, obtaining new clients is important for us to achieve rapid revenue growth. Our ability to attract new clients, as well as our ability to grow revenues from our existing clients, depends on a number of factors, including our ability to offer high quality technology services at competitive prices, the strength of our competitors and the capabilities of our marketing and sales teams to attract new clients and to sell additional services to existing clients. If we fail to attract new clients or to grow our revenues from existing clients in the future, we may not be able to grow our revenues as quickly as we anticipate or at all.

Our business is dependent on certain major clients and changes or difficulties in our relationships with our major clients may harm our business and financial results.

We had certain clients whose revenue individually represented 10% or more of our total revenue, or whose accounts receivable balances individually represented 10% or more of our total accounts receivable.

For the year ended June 30, 2022, three major clients, Payestation Pte Ltd., Australia Marine Services Pty Ltd. and Smorboll Pte Ltd. accounted for 48.7%, 16.5%, and 15.8% respectively, of the Company’s total revenues. For the year ended June 30, 2021, one major client, Heha Pte Ltd., accounted for 95.1% of the Company’s total revenues. As of June 30, 2022, two major clients, Payestation Pte Ltd. and Smorboll Pte Ltd.  accounted for 74.6%, and 24.1%, respectively, of the Company’s total accounts receivable. As of June 30, 2021, three major clients, Republic Healthcare Holdings Pte Ltd., Wei Hong Beverage and JR F&B Concept Pte Ltd., accounted for 39.6%, 32.9% and 21.9%, of the Company’s total accounts receivable.

If we cannot maintain long-term relationships with the major client or replace the major clients from period to period with equivalent clients, the loss of such sales could have an adverse effect on our business, financial condition and results of operations. In addition, some of our clients are also concentrated in certain highly regulated industries like airports, cruise terminals and law enforcement agencies, that are, or may be, increasingly subject to governmental regulation, sanctions and intervention. Increased regulation, changes in existing regulation or increased governmental intervention in the industries in which our clients operate may adversely affect the growth of their respective businesses and therefore negatively impact our revenues. Any economic or political event or regulatory developments or worsening economic conditions affecting our clients could cause a reduction of the ability of our clients to purchase our services, which may adversely affect our business, financial condition and results of operations.

Our business is dependent on our collaboration with our vendors and changes or difficulties in our relationships with our vendors may harm our business and financial results.

Our business is substantially dependent on our collaboration with our vendors. We consider major vendors in each period to be those that accounted for more than 10% of overall purchases, or whose accounts payable balances individually represented 10% or more of our total accounts payable in such period.

As of June 30, 2022, one major vendor LYC Supply and Trading, accounted for 81.0% of the Company’s accounts payable. For the year ended June 30, 2022, two major vendors, LYC Supply and Trading and Pangu Procurement Pte Ltd., accounted for 17.7% and 16.3% respectively, of the Company’s total purchases. For the year ended June 30, 2021, two vendors, Ad Navitas Pte Ltd. and Wee Chong Loi, accounted for 42.7% and 39.8%, respectively, of the Company’s total purchases.

Our vendors may fail to meet timelines or contractual obligations, which may adversely affect our business. RP Singapore generally enters into agreements with them without imposing any contractual obligations requiring them to maintain their relationships with us beyond the contractual term. Although we believe that relationships with our existing vendors are strong, there is no guarantee for future cooperation and there is no assurance that RP Singapore can maintain stable and long-term business relationships with any vendors. If a significant number of the industry vendors terminate or do not renew their agreements with RP Singapore and it is not able to replace these business partners on commercially reasonable terms in a timely manner or at all, our business, results of operations and financial condition would be materially and adversely affected.

Our independent registered public accounting firm expressed substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

Our financial statements appearing at the end of this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties related to our ability to operate on a going concern basis. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

Our independent registered public accounting firm included an explanatory paragraph in its audit report on our financial statements as of and for the year ended June 30, 2022, stating that we did not have sufficient cash balance as of June 30, 2022, which raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise additional capital. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all. Further, if we cannot continue as a going concern, we may be forced to discontinue operations and liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, which would cause holders of our ordinary shares and our shareholders to lose all or a part of their investment.

We are subject to privacy, data protection and information security laws in the jurisdictions in which we operate.

Generally, personal information which is captured, selected and analyzed by our software is stored in our client’s proprietary systems to which our employees have user access. Although we have employed measures to protect against unauthorized access of such personal, confidential and proprietary information, as the complexity of information infrastructure continues to grow, the potential risk of security breaches and cyber-attacks increases. Such breaches can lead to shutdowns or system interruptions, and potential unauthorized disclosure of sensitive or confidential information which may result in potentially costly litigation. If any person, including any of our employees, penetrates our network security or otherwise mismanages or misappropriates sensitive or confidential client or customer data, we could be subject to significant fines for violating privacy or data protection and consumer laws or lawsuits from our clients or their customers for breaching contractual confidentiality provisions which could result in negative publicity, legal liability, loss of clients and damage to our reputation. We may be liable for any misappropriation of customers’ personal information which could also harm our relationship with our clients, and/or cause us to suffer financial losses and/or reputational harm. We may also be liable for damages in the case of such a security or network breach that results in an unauthorized or impermissible disclosure of client or customer data and information. Moreover, our insurance coverage for breaches or mismanagement of such data may not be sufficient to cover one or more large claims against us and our insurers may disclaim coverage as to any future claims.

Under data protection and personal information laws, we are typically required to manage, utilize and store sensitive or confidential client and customer data in connection with the services we provide. In Singapore, under the Personal Data Protection Act 2012, No. 26 of 2012 of Singapore, we are also required to, among others, notify individuals of: the purposes for the collection, use or disclosure of their personal data prior to such collection, use or disclosure and obtain the consent of individuals for any collection, use or disclosure of their personal data.

Furthermore, we are subject to local data protection laws, consumer laws and/or “do not call list” regulations in most of the countries in which we operate, all of which may require us to make additional expenditures to ensure compliance with these regulations or future additional regulations. We also believe that we will be subject to additional such laws and regulations in the future that may be stricter than those currently in force. Although we take extensive efforts to comply with such applicable laws and regulations, failure or perceived failure by us to comply with rapidly evolving privacy and security laws, policies (including our own policies, which we may update from time to time), legal obligations or industry standards may result in governmental enforcement actions, litigation, fines and penalties or adverse publicity, could require us or our clients to change our or their business practices and could cause our clients to lose trust in us.

We seek to implement measures to protect sensitive and confidential client and customer data in accordance with client contracts and data protection laws and consumer laws. If any person, including any of our employees, penetrates our network security or otherwise mismanages or misappropriates sensitive or confidential client or customer data, we could be subject to significant fines for violating privacy or data protection and consumer laws or lawsuits from our clients or their customers for breaching contractual confidentiality provisions which could result in negative publicity, legal liability, loss of clients and damage to our reputation. We may be liable for any misappropriation of customers’ personal information which could also harm our relationship with our clients, and/or cause us to suffer financial losses and/or reputational harm.

We may also be subject to laws and regulations that restrict the flow of personal data across countries; such laws may constrain our activities and have an adverse impact on our business. Laws and regulations that impact our business, and particularly laws, regulations and other measures governments may take based on privacy and data protection concerns, are increasing in complexity, change frequently and at times conflict among the various jurisdictions where we do business.

We may also be liable for damages in the case of such a security or network breach that results in an unauthorized or impermissible disclosure of client or customer data and information. Moreover, our insurance coverage for breaches or mismanagement of such data may not be sufficient to cover one or more large claims against us and our insurers may disclaim coverage as to any future claims. Any of the foregoing could adversely affect our business, financial condition and results of operations.

Our inability to protect our systems and data from continually evolving cybersecurity risks or other technological risks could affect our reputation among our clients and their customers and may expose us to liability.

In conducting our business, we process, and transmit sensitive business information and personal information about our clients, their customers and other parties. We have certain responsibilities to card networks and their member financial institutions for any failure, including the failure of our associated third parties, to protect this information.

We may be a target of malicious third-party attempts to identify and exploit system vulnerabilities and penetrate or bypass our security measures in order to gain unauthorized access to our networks and systems or those of our associated third parties. A successful attempt could lead to the compromise of sensitive, business, personal or confidential information. As a result, we proactively employ multiple barriers and controls at different layers of our systems to defend our systems against intrusion and attack and to protect the data we collect. However, we cannot be certain that these measures will continue to successfully counter all current and emerging technology threats that are designed to breach our systems in order to gain access to confidential information. We also rely on third party vendors for aspects of our cybersecurity strategy, such as to conduct security reviews and penetration tests, and there can be no assurance that the tests conducted by these vendors, or measures we take in response to such tests, will be effective at identifying or preventing any cybersecurity threat.

Our computer systems and the computer systems of our clients could be in the future subject to breach, and our data protection measures may not prevent unauthorized access. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect. Threats to our systems and our associated third parties’ systems can derive from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. Computer viruses and other malware can be distributed and could infiltrate our systems or those of our associated third parties. In addition, denial of service or other attacks could be launched against us for a variety of purposes, including to interfere with our services or create a diversion for other malicious activities. Our defensive measures may not prevent downtime, unauthorized access or use of sensitive data. While we maintain cyber errors and omissions insurance coverage that may cover certain aspects of cyber risks, our insurance coverage may be insufficient to cover all losses. Further, while we carefully select third parties with which we associate, we do not control their actions. Any problems experienced by these third parties, including those resulting from breakdowns or other disruptions in the services provided by such parties or cyber-attacks and security breaches, could adversely affect our ability to service our clients or their customers or otherwise conduct our business.

Furthermore, the costs of systems and procedures associated with any protective measures that we are required to take by our clients may increase and could adversely affect our ability to compete effectively. Any failure to adequately enforce or provide these protective measures could result in liability, protracted and costly litigation, governmental and card network intervention and fines and, with respect to misuse of our clients’ information, lost revenue and reputational harm.

Our investment costs incurred in developing our software products and platforms may not yield the intended results and can adversely impact our results of operations.

Our investments in technology may not yield the intended results, especially from our research and development. Research and development investments and the consequent adoption of new technology solutions, patents, intellectual property and software products on an ongoing basis are essential elements of our business strategy. This helps us to move up the value chain and be a more relevant technology partner to our customers. While we strive to ensure that our research and development expenditure will yield a sustained customer base and increased revenue, customer buy-in for any new investments in research and development carries with it a possibility of not yielding expected investment results, thereby hampering our growth prospects.

Software failures, breakdowns in the operations of our servers and communications systems or the failure to implement system enhancements could harm our business.

Our success depends on the efficient and uninterrupted operation of our servers and communications systems. A failure of our network or data gathering procedures could impede services. While our operations have disaster recovery plans in place, they might not adequately protect us. Despite any precautions we take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins, and similar events at our computer facilities could result in interruptions in the flow of data to our servers and from our servers to our clients. In addition, any failure by our computer environment to provide our required data communications capacity could result in interruptions in our service. In the event of a server failure, we could be required to transfer our client data collection operations to an alternative provider of server hosting services. Such a transfer could result in delays in our ability to deliver our products and services to our clients.

Additionally, significant delays in the planned delivery of system enhancements, improvements and inadequate performance of the systems once they are completed could damage our reputation and harm our business. Long-term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism, particularly involving cities in which we have offices, could adversely affect our business, financial condition and results of operations. Although we carry property and business interruption insurance for our business operations, our coverage might not be adequate to compensate us for all losses that may occur. Accordingly, to the extent that we suffer loss or damage that is not covered by insurance or that exceeds our insurance coverage, or are required to pay higher insurance premiums, our business, financial condition and results of operations could be materially and adversely affected.

We might be required to use open-source software in providing services to our clients. There are risks associated with the use of open-source software that may have an adverse effect on our results of operations and financial condition.

We may be required to use open-source software in providing services to our clients. Further, some of our clients may also be using open-source software on which some of our products and services may need to operate. There are significant benefits and risks associated with open-source software. If a company were to buy a commercial closed source solution for enterprise use, there is an elaborate procedure followed for finalizing and purchasing a product. This includes requirement analysis, defining acceptance criteria, evaluating the product, security considerations, etc. An open-source product, however, might not undergo this kind of evaluation. This could pose business and security risks and lead to some unanticipated costs and may have an adverse effect on our results of operations and financial condition.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our software with open source software in a certain manner, we could, under certain open source licenses, be required to release or license the source code of our software to the public. From time to time, we may be subject to claims asserting ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, requiring us to provide attributions of any open source software incorporated into our distributed software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to re-engineer our software or change our products or services, any of which may have an adverse effect on our results of operations and financial condition.

Our insurance coverage may not be adequate to protect us against all potential losses to which we may be subject, and this may have a material adverse effect on our results of operations and financial condition.

Our insurance policies are subject to exclusions, deductibles and limitations. There can be no assurance that any claim under our insurance policies will be honored fully or timely, our insurance coverage will be sufficient in any respect or our insurance premiums will not change substantially. Although we carry property and business interruption insurance for our business operations, our coverage might not be adequate to compensate us for all losses that may occur. Accordingly, to the extent that we suffer loss or damage that is not covered by insurance or that exceeds our insurance coverage, or are required to pay higher insurance premiums, our business, financial condition and results of operations could be materially and adversely affected. In addition, there may be certain risks for which we are unable to insure at a reasonable cost, or at all.

We are exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the Singapore Dollars and Indonesian Rupiah, and any volatility in these currencies could adversely affect our business, financial condition and results of operations.

We mainly operate in Singapore and Indonesia, which exposes us to the effects of fluctuations in currency exchange rates. We earn revenue denominated in Singapore Dollars and US Dollars. Fluctuations in foreign currency exchange rates will affect our financial results, which we report in Singapore Dollars. Furthermore, fluctuations in currency exchange rates may also affect the comparability of our financial results from period to period, as we convert our subsidiaries’ statement of financial position into Singapore Dollars from foreign currencies at the period-end exchange rate, and income and cash flow statements at average exchange rates for the year. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods.

Risks Related to Doing Business in Southeast Asia

Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect us.

The interpretation and enforcement of laws and regulations involve uncertainties and inconsistencies. Since local administrative and court authorities and in certain cases, independent organizations, have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we may enjoy in many of the localities in which we operate. Moreover, local courts may have broad discretion to reject enforcement of foreign awards. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in Southeast Asia and elsewhere that could restrict our business segments. Scrutiny and regulation of the business segments in which we operate may further increase, and we may be required to devote additional legal and other resources to addressing these regulations. Changes in current laws or regulations or the imposition of new laws and regulations in Southeast Asia or elsewhere regarding our business segments may slow the growth of our business segments and adversely affect our business, financial condition, results of operations and prospects.

Developments in the social, political, regulatory and economic environment in the countries where we operate, may have a material and adverse impact on us.

Our business, prospects, financial condition and results of operations may be adversely affected by social, political, regulatory and economic developments in countries in which we operate. Such political and economic uncertainties include, but are not limited to, the risks of war, terrorism, nationalism, nullification of contract, changes in interest rates, imposition of capital controls and methods of taxation. We have considerable operations in Singapore, and negative developments in Singapore’s socio-political environment may adversely affect our business, financial condition, results of operations and prospects. Although the overall economic environment in Singapore and other countries where we operate appears to be positive, there can be no assurance that this will continue to prevail in the future.

It will be difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets outside the United States.

Substantially all of our assets are currently located outside of the United States. Additionally, our director, director nominees, and officers resides outside of the United States, in Singapore. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that Singapore does not have a treaty providing for the reciprocal recognition and enforcement of judgments of courts with the United States.

Natural events, wars, terrorist attacks and other acts of violence involving any of the countries in which we or our clients have operations could adversely affect our operations and client confidence.

Natural disaster events (such as volcanos, floods and earthquakes), terrorist attacks and other acts of violence or war may adversely disrupt our operations, lead to economic weakness in the countries in which they occur and affect worldwide financial markets, and could potentially lead to economic recession, which could have an adverse effect on our business, financial condition and results of operations. These events could adversely affect our clients’ levels of business activity and precipitate sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our people and to our business operations.

Risks Related to this Offering and our Ordinary Shares

There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our ordinary shares. We have applied to list our ordinary shares on the Nasdaq Capital Market. However, an active public market for our ordinary shares may not develop or be sustained after the offering, in which case the market price and liquidity of our ordinary shares will be materially and adversely affected.

The initial public offering price for our ordinary shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our ordinary shares will be determined by negotiations between us and the underwriters, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our ordinary shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our ordinary shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our ordinary shares if the market price of our ordinary shares increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our ordinary shares, the price of our ordinary shares and trading volume could decline.

The trading market for our ordinary shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our ordinary shares and the trading volume to decline.

The market price of our ordinary shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our ordinary shares will be determined through negotiations between the underwriters and us and may vary from the market price of our ordinary shares following our initial public offering. If you purchase our ordinary shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our ordinary shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our ordinary shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.

In addition to the risks addressed above in “— The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price”, our Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Upon the consummation of this offering, we will have a relatively small public float due to the relatively small size of this offering, the ownership percentage of our executive officers and directors, and greater than 5% shareholders. As a result of our small public float, our Ordinary Shares may be less liquid and have greater stock price volatility than the shares of companies with broader public ownership. The rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. In addition, you may experience losses, which may be material, if the price of our ordinary shares declines after this offering or if you purchase our Ordinary Shares prior to any price decline.

Resales of our Ordinary Shares in the public market during this offering by the Selling Shareholder, the selling shareholders named in the Resale Prospectus, or investors in this offering may cause the market price of our Ordinary Shares to decline.

Sales of resale shares, as well as the issuance of Ordinary Shares in this Offering could result in resales of our Ordinary Shares by our current shareholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Ordinary Shares.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As an “emerging growth company” pursuant to the JOBS Act, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with increased disclosure requirements.

As a “controlled company”, we are exempt from certain Nasdaq corporate governance requirements, which may result in our independent directors not having as much influence as they would if we were not a controlled company.

We are a “controlled company” as defined under the Nasdaq Stock Market Rules, because Mr. Sai Bin Loi, our chairman, may hold more than 50% of our voting power upon completion of the offering. As a result, for so long as we remain a controlled company as defined under those rules, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements, including that:

●	a majority of our board of directors must be independent directors;

●	our compensation committee must be composed entirely of independent directors; and

●	our corporate governance and nomination committee must be composed entirely of independent directors.

We intend to take advantage of corporate governance exemptions available to controlled companies. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Our board of directors may decline to register transfers of ordinary shares in certain circumstances.

Except in connection with the settlement of trades or transactions entered into through the facilities of a stock exchange or automated quotation system on which our ordinary shares are listed or traded from time to time, our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares conceded are free of any lien in favor of us; or (vi) a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

This, however, is unlikely to affect market transactions of the ordinary shares purchased by investors in the public offering. Once the ordinary shares have been listed, the legal title to such ordinary shares and the registration details of those ordinary shares in the Company’s register of members will remain with DTC/Cede& Co. All market transactions with respect to those ordinary shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file periodic reports with the U.S. Securities and Exchange Commission upon the occurrence of matters that are material to our company and shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud.

Prior to this offering, we were a private company with limited accounting personnel. Furthermore, prior to this offering, our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or “Section 404”, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our first required annual report for the prior fiscal year after completion of this offering. In addition, if we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a burden on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

In connection with the audits of our consolidated financial statements as of and for the years ended June 30, 2022 and 2021,   we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting as well as other control deficiencies. As defined in standards established by the Public Company Accounting Oversight Board (United States), a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified related to (1) our lack of sufficient skilled personnel with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting as well as the lack in formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements; and (2) our lack of an audit committee and internal audit function to establish formal risk assessment process and internal control framework.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, and harm our results of operations. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

We are a “foreign private issuer” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

We are an “emerging growth company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our stock price may be more volatile.

Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

There may not be an active, liquid trading market for our ordinary shares.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market for our ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price will be determined by negotiations between us and the underwriters based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our ordinary shares. 19,000,000 shares will be outstanding immediately after this offering. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our shares is substantially higher than the pro forma net tangible book value per ordinary share. Assuming the completion of the firm commitment offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $4.13 in the pro forma net tangible book value per share from the price per share that you pay for the shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under British Virgin Islands law.

The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary duties of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the British Virgin Islands. In addition, British Virgin Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of British Virgin Islands business companies like us have no general rights under British Virgin Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our current memorandum and articles of association if they are satisfied that it would be contrary to the Company’s interests to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but in such circumstances are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	Assumption about our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;
●	our ability to execute our growth, and expansion, including our ability to meet our goals;
●	current and future economic and political conditions;
●	our capital requirements and our ability to raise any additional financing which we may require;
●	impact of COVID-19 pandemic on our business, results of operations, financial condition and cash flows;
●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; and
●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of British Virgin Islands because there are certain benefits associated with being a British Virgin Islands business company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control of currency exchange control or currency restriction and the availability of professional and support services. The British Virgin Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States.

Substantially all of our assets are located in Singapore. In addition, almost all of our directors and officers are nationals or residents of Republic of Singapore and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi& Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Forbes Hare, our counsel with respect to the laws of the British Virgin Islands, and Insights Law LLC, our counsel with respect to Singapore law, have advised us that there is uncertainty as to whether the courts of the British Virgin Islands or Singapore would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the British Virgin Islands or Singapore against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Forbes Hare, has further advised us that there is currently no statutory enforcement or treaty between the United States and the British Virgin Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Commercial Division of the Eastern Caribbean Supreme Court in the British Virgin Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the British Virgin Islands. Furthermore, it is uncertain that British Virgin Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Forbes Hare has informed us that there is uncertainty with regard to British Virgin Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the British Virgin Islands as penal or punitive in nature.

ZICO Insights Law LLC has advised us that there is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States will be recognized or enforced by the Singapore courts, and there is doubt as to whether the Singapore courts will enter judgments in original actions brought in the Singapore courts based solely on the civil liability provisions of these securities laws. An in personam final and conclusive judgment in the federal or state courts of the United States under which a fixed or ascertainable sum of money is payable may generally be enforced as a debt in the Singapore courts under the common law as long as it is established that the Singapore courts have jurisdiction over the judgment debtor. However, the Singapore courts are unlikely to enforce a foreign judgment if (a) the foreign judgment is inconsistent with a prior local judgment that is binding on the same parties; (b) the enforcement of the foreign judgment would contravene the public policy of Singapore; (c) the proceedings in which the foreign judgment was obtained were contrary to principles of natural justice; (d) the foreign judgment was obtained by fraud; or (e) the enforcement of the foreign judgment amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law.

In particular, the Singapore Courts may potentially not allow the enforcement of any foreign judgment for a sum payable in respect of taxes, fines, penalties or other similar charges, including the judgments of courts in the United States based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States. In respect of civil liability provisions of the United States federal and state securities law which permit punitive damages against us and our directors or executive officers, we are unaware of any decision by the Singapore courts which has considered the specific issue of whether a judgment of a United States court based on such civil liability provisions of the securities laws of the United States or any state or territory of the United States is enforceable in Singapore.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$13,217,569, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us and based upon an assumed initial public offering price of US$5.00 per Ordinary Share. We will not receive any of the proceeds from the sale of the Ordinary Shares being offered by the Selling Shareholder.

We plan to use the net proceeds we receive from this offering for the following purposes:

●	20% for research and development;

●	20% for investment in marketing and branding, and other capital expenditures;

●	20% for recruitment of talented professionals; and

●	40% for general corporate purposes and possible future acquisitions and growth opportunities.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Subject to the BVI Act and our memorandum and articles of association, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due. There is no further British Virgin Islands statutory restriction on the amount of funds which may be distributed by us by dividend.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Singapore subsidiary, RP Singapore.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2022:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect the issuance and sale of 3,000,000 Ordinary Shares by us in this offering at the assumed initial public offering price of $5.00 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriter, non-accountable expense allowance, and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2022
	Actual	Actual	Pro Forma As adjusted
	SGD	USD	USD(1)

Shareholders’ Equity:
Ordinary shares, US$0.000625 par value, unlimited Shares authorized, 16,000,000 Shares issued and outstanding, 19,000,000 Shares issued and outstanding pro forma as adjusted, as of June 30, 2022*	13,453	10,000	11,875
Additional paid-in capital	986,547	709,269	13,924,963
Retained earnings	3,703,186	2,663,588	2,663,588
Total Shareholders’ Equity	4,703,186	3,382,857	16,600,426
Total Capitalization	4,703,186	3,382,857	16,600,426

*	Giving retroactive effect to the 1,600 for 1 share split effected on April 21, 2022.

(1)	Reflects the sale of Ordinary Shares in this offering at an assumed initial public offering price of $5.00 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be approximately $13,217,569.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.0 per Ordinary Share would increase (decrease) the pro forma as adjusted amount of total capitalization by $2,805,000, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of one million in the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as the adjusted amount of total capitalization by $4,675,000, assuming no change in the assumed initial public offering price per ordinary share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of June 30, 2022, was US$2,919,934, or US$0.18 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the as adjusted net tangible book value per Ordinary Share from the initial public offering price per Ordinary Share and after deducting the estimated discounts and non-accountable expense allowance payable to the underwriter and the estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after June 30, 2022, other than to give effect to our sale of 3,000,000 Ordinary Shares offered in this offering based on the initial public offering price of US$5.00 per Ordinary Share after deduction of the estimated discounts and non-accountable expense allowance payable to the underwriter and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2022, would have been US$16,600,426 or US$0.87 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of US$0.69 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of US$4.13 per Ordinary Share to investors purchasing Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only. The following table illustrates such dilution:

Initial public offering price per Ordinary Share	US$	5.00
Net tangible book value per Ordinary Share as of June 30, 2022	US$	0.18
Increase in net tangible book value per Ordinary Share attributable to payments by new investors	US$	0.69
Pro forma net tangible book value per Ordinary Share immediately after this offering	US$	0.87
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	US$	4.13

The following table summarizes, on an as adjusted basis as of June 30, 2022, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated discounts and non-accountable expense allowance payable to the underwriter and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration			Average price per ordinary
	Number	Percent	Amount		Percent	share

Existing shareholders	16,000,000	84.21%	US$	0	0%	US$	0
New investors	3,000,000	15.79%	US$	15,000,000	100%	US$	5.00
Total	19,000,000	100.00%	US$	15,000,000	100.00%	US$	5.00

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

We are a holding company incorporated in the British Virgin Islands on November 17, 2021 under the BVI Act. We conduct all our operations through RP Singapore, which was incorporated on January 1, 2015 under the laws of the Republic of Singapore. On November 17, 2021, we acquired all the equity interest of RP Singapore via a certain share exchange agreement with Mr. Sai Bin Loi, who was the owner of 100% of the equity interest of RP Singapore.

Increase of Authorized Shares and Forward Split

On April 21, 2022, our shareholders and the board approved the Company’s amended and restated memorandum and articles of association to effectuate an increase of the authorized shares of our Company to unlimited shares and a forward split of the then issued and outstanding shares at a ratio of 1:1,600. The increase of authorized shares and the forward split became effective on April 21, 2022.

Our Corporate Structure

The following diagram illustrates our corporate structure, including our subsidiaries, as of the date of this prospectus and as of the closing of this offering (for purpose of the illustration of this chart only, we assume the selling shareholders do not sell any shares upon closing of this offering).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We are a provider of customized software development services, technology solutions, consulting and technical support services, and peripheral hardware to large and small to medium corporate clients and government agencies based in Singapore and Indonesia, including but not limited to airports, cruise terminals, technology companies, and law enforcement agencies. Our customized software provides clients with real-time monitoring, efficient resources allocation, planning surveillance and threat detection. All of our clients are located in Southeast Asia. We currently generate most of our revenues from software development services, which represent 71.1%   and 92.2% of total revenue in fiscal years ended June 30, 2022 and 2021, respectively. We also generate revenue from consulting and technical support services, which represent 28.9%   and 6.8% of our revenue in fiscal years ended June 30, 2022 and 2021, respectively. For the years ended June 30, 2022 and 2021, our revenues were SGD4,465,134 (USD3,211,634) and SGD8,818,182, respectively.

Key Factors Affecting Results of operations

We believe the key factors affecting our financial condition and results of operations include the following:

Strategic Acquisitions and Investments

We may selectively pursue acquisitions, investments, joint ventures and partnerships that we believe are strategic and complementary to our operations and technology. The business or financial performance of the companies in which we have invested as well as our ability to successfully integrate these investments with our existing business would impact our results of operations and financial conditions.

Impact of COVID-19 on Our Operations and Financial Performance

The COVID-19 pandemic has caused disruptions to our operations starting in January 2020. Our operations were closed in April 2020 due to Singapore government mandates. We moved quickly to transition our employee base to a fully remote working mode at all our locations since then. From the beginning of December 2021, substantially all of our employees came back in person in our office. The ongoing COVID-19 pandemic not only adversely impacted our operations but the business of our clients. We experienced delayed client payments and rescheduled client orders, which adversely impacts our results of operations, cash flows and financial position. Our client base growth is currently organic and reliant on referrals from existing clients. Due to ongoing changes to pandemic related traveling restrictions, it is very difficult for our team to travel abroad to attend or run any exhibitions to expand our reach within the Southeast Asia region. Since the COVID-19 pandemic has been gradually contained in Singapore and Southeast Asia, our revenue and gross margin for the year ended June 30, 2022 were not significantly affected.

The extent of the impact on our 2023 fiscal year results will be dependent on future developments such as the easement of the travel restrictions of the pandemic, the potential resurgence of the pandemic, future government actions in response to the pandemic and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. We continue taking actions to help mitigate, as best we can, the impact of the COVID-19 pandemic on the health and well-being of our employees, the communities in which we operate and our partners, as well as the impact on our operations and business as a whole. For a detailed description of the risks associated with COVID-19, see “Item 3.D. Risk Factors—Risks Related to Our Business and industry—Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.” Due to the significant uncertainties surrounding the outbreak of COVID-19, the extent of the business disruption and the related financial impacts on our business cannot be reasonably estimated at this time.

Critical Accounting Policies, Judgments and Estimates

Our financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While our significant accounting policies are more fully described in Note 3 to the consolidated financial statements included elsewhere in this prospectus, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, revenue recognition, and deferred taxes and uncertain tax position. Actual results could differ from these estimates.

The COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020. We have experienced, and may continue to experience, an adverse impact on certain parts of our business, including a lengthening in the sales cycle for some prospective clients and delays in the delivery of products, professional services and training to clients. As certain clients or partners experience downturns or uncertainty in their own business operations or revenue resulting from COVID-19, we may continue to decrease or delay our spending, request pricing discounts, or seek renegotiations of our contracts, any of which may result in decreased revenue and cash receipts for us in future periods. In addition, we may experience client losses, including due to bankruptcy or clients ceasing operations, which may result in an inability to collect accounts receivable from these clients. The full extent to which the COVID-19 pandemic, including any new virus strains or mutations, will directly or indirectly impact our business, results of operations, cash flows, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted.

Given the uncertainty regarding the length, severity, and ability to combat the COVID-19 pandemic, we cannot reasonably estimate the impact on our future results of operations, cash flows, or financial condition. As of the date of this prospectus, we are not aware of any specific event or circumstance that would require us to update our estimates, our judgments, or the carrying value of our assets or liabilities. These estimates may change as new events occur and additional information is obtained and are recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to our consolidated financial statements.

Accounts receivable, net

Accounts receivable include trade accounts due from clients. Accounts are considered overdue after 90 days. Management reviews our receivables on a regular basis to determine if the bad debt allowance is adequate, and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual client exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of June 30, 2022 and 2021, we made SGD 27,690 (USD 19,917) and SGD5,568 allowance for doubtful accounts for accounts receivable, respectively.

Revenue recognition

Effective July 1, 2019, we adopted ASC Topic 606, Revenue from Contracts with Clients, which replaced ASC Topic 605, using the modified retrospective method of adoption. Results for the reporting period beginning after July 1, 2019 are presented under ASC Topic 606 while prior period amounts are not adjusted and continue to be presented under our historic accounting under ASC Topic 605. Our accounting for revenue remains substantially unchanged. There were no cumulative effect adjustments for service contracts in place prior to July 1, 2019. The effect from the adoption of ASC Topic 606 was not material to our consolidated financial statements.

The five-step model defined by ASC Topic 606 requires us to (1) identify our contracts with clients, (2) identify our performance obligations under those contracts, (3) determine the transaction prices of those contracts, (4) allocate the transaction prices to our performance obligations in those contracts and (5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised goods or services are transferred to the client in an amount that reflects the consideration expected in exchange for those goods or services.

We applied practical expedient when sales taxes were collected from clients, meaning sales tax is recorded net of revenue, instead of cost of revenue, which are subsequently remitted to governmental authorities and are excluded from the transaction price. We do not offer rights of refund of previously paid or delivered amounts, rebates, rights of return or price protection. In all instances, we limit the amount of revenue recognized to the amounts for which it has the right to bill our clients.

We derive our revenues from three sources: (1) revenue from software development services, (2) revenue from consulting and technical support services, and (3) revenue from product sales. All of our contracts with clients do not contain cancelable and refund-type provisions.

(1)	Software development services

The contract is typically fixed priced and does not provide any post contract client support or upgrades. We design software based on clients’ specific needs which require us to perform services including design, development, and integration. These services also require significant production and customization. Upon delivery of the services, client acceptance is generally required. We assess that software development services is considered as one performance obligation as the clients do not obtain benefit for each separate service. The duration of the development period is short, usually less than one year.

Our software development service revenues are generated from contracts with government or related agencies, state-owned enterprises, and commercial enterprises. The contracts contain negotiated billing terms which generally include multiple payment phases throughout the contract term and a portion of contract amount usually is billed upon the completion of the related projects. Pursuant to the contract terms, we have enforceable rights on payments for the work performed.

Our revenue from software development contracts are generally recognized over time as our performance creates or enhances the project controlled by the clients and the control is transferred continuously to our clients. We use an input method based on cost incurred as we believe that this method most accurately reflects our progress toward satisfaction of the performance obligation, which usually takes less than one year. Under this method, we could appropriately measure the fulfillment of a performance obligation. Assumptions, risks and uncertainties inherent in the estimates used to measure progress could affect the amount of revenues, receivables and deferred revenues at each reporting period.

Incurred costs include all direct material, labor and subcontract costs, and those indirect costs related to application development performance, such as indirect labor, supplies, and tools. Cost-based input method requires us to make estimates of revenues and costs to complete the service. In making such estimates, significant judgment is required to evaluate assumptions related to the costs to complete the application development, including materials, labor, and other system costs. Our estimates are based upon the professional knowledge and experience of our engineers and project managers to assess the contract’s schedule, performance, and technical matters. We have adequate cost history and estimating experience, with respect to which management believes it can reasonably estimate total development costs. If the estimated costs are greater than the related revenues, we recognize the entire estimated loss in the period the loss becomes known and can be reasonably estimated. Changes in estimates for software development services include but are not limited to cost forecast changes and change orders. The cumulative effect of changes in estimates is recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated. To date, we have not incurred a material loss on any contracts. However, as a policy, provisions for estimated losses on such engagements will be made during the period in which a loss becomes probable and can be reasonably estimated. If contract modifications result in additional goods or services that are distinct from those transferred before the modification, they are accounted for prospectively as if we entered into a new contract. If the goods or services in the modification are not distinct from those in the original contract, sales and gross profit are adjusted using the cumulative catch-up method for revisions in estimated total contract costs and contract values.

In certain software development service arrangements, we sell equipment to be customized and integrated with the developed software. We assess the customized equipment and service are interdependent and highly interrelated. In these cases, we control the customized equipment before it is transferred to the clients. We have the right to direct the suppliers and control the goods or assets transferred to our clients. Thus, we consider that we should recognize revenue as a principal in the gross amount of consideration to which we are entitled in exchange for the customized equipment delivered.

(2)	Consulting and technical support services

Revenue from consulting and technical support services is primarily comprised of fixed-fee contracts, which require us to provide professional consulting and technical support services over contract terms beginning on the commencement date of each contract, which is the date our service is made available to clients. Billings to the clients are generally on a monthly or quarterly basis over the contract term, which is typically 1 to 12 months. The consulting and technical support services contracts typically include a single performance obligation. The revenue from consulting and technical support services is recognized over the contract term as clients receive and consume benefits as such services are provided.

(3)	Product sales

We engage in the sale of medical equipment, hardware and related accessories. We typically enter into contracts with our client where the rights of the parties, including payment terms, are identified and sales prices to the clients are fixed with no separate sales rebate, discount, or other incentive and no right of return exists on sales of inventory. Our performance obligation is to deliver products according to contract specifications. We recognize product revenue at a time when the control of products is transferred to clients.

Revenue includes reimbursements of travel and out-of-pocket expenses, with equivalent amounts of expense recorded in cost of revenue.

Practical Expedient and Exemptions

We do not disclose the value of unsatisfied performance obligations within one year by applying the right to invoice practical expedient provided by ASC 606-10-55-18.

Leases

Effective July 1, 2019, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require the Company to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities.

The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate based on the information available at the lease commencement date. The Company generally uses the base, non-cancelable lease term in calculating the right-of-use assets and lease liabilities.

The Company may recognize the lease payments in the consolidated statements of income on a straight-line basis over the lease terms and variable lease payments in the periods in which the obligations for those payments are incurred, if any. The lease payments under the lease arrangements are fixed.

The Company elected the package of practical expedients under the transition guidance which allows the Company to carryforward its historical lease classification, its assessment on whether a contract is or contains a lease and its initial direct costs for any lease that exists prior to adoption of the new standard.

The Company elected to apply the short-term lease exception for lease arrangements with a lease term of 12 months or less at commencement. Lease terms used to compute the present value of lease payments do not include any option to extend, renew or terminate the lease that the Company is not able to be reasonably certain to exercise upon the lease inception. Accordingly, operating lease right-of-use assets and liabilities do not include leases with a lease term of 12 months or less.

The Company did not adopt the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. Non-lease components include payments for building management, utilities and property tax. It separates the non-lease components from the lease components to which they relate.

ROU lease assets are included in property and equipment, net.

Operating lease expense is recognized on a straight-line basis over the lease term. Upon completion of lease term, the Company does not have control of the renewal option on all leases as the lessor can terminate the renewal option with advance notice.

The Company evaluates the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended June 30, 2022 and 2021, the Company did not have any impairment loss against its finance lease ROU assets.

Income taxes

Republic Power Group Limited is not subject to tax on income or capital gains under the current laws of the British Virgin Islands. In addition, upon payments of dividends by Republic Power Group Limited and our subsidiary in Singapore, Republic Power Pte. Ltd. to our shareholders, no British Virgin Islands withholding tax will be imposed.

We account for income tax in accordance with U.S. GAAP. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred tax.

The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled.

Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. We had no uncertain tax positions for the years ended June 30, 2022 and 2021. We do not expect that our assessment regarding unrecognized tax positions will materially change over the next 12 months.

Recent Accounting Pronouncements

See the discussion of the recent accounting pronouncements contained in Note 3 to the consolidated financial statements, “Summary of Significant Accounting Policies.”

Key Components of Our Results of Operations

Revenues

We derive revenues from three sources: (1) revenue from software development services, (2) revenue from consulting and technical support services, and (3) revenue from product sales.

We are focusing on developing global software and solutions equipped with our core technologies in big data analytics, AI and IoT applications. We believe new technology development is the key driver for our future growth.

Our breakdown of revenues for the years ended June 30, 2022 and 2021, respectively, is summarized below:

	For the Years Ended June 30,
	2021	2022	2022
	SGD	SGD	USD
Revenues
Software development service	8,128,595	3,175,165	2,283,799
Consulting and technical support services	601,590	1,289,969	927,835
Product sales	87,997	-	-
Total revenue	8,818,182	4,465,134	3,211,634

Cost of Revenues

Our cost of revenues consists primarily of personnel costs (including salaries and benefits) for employees associated with technical support and subcontractors, professional services organizations, third party license fees, allocable overhead, and depreciation of related property and equipment.

Our breakdown of cost of revenues for the years ended June 30, 2022 and 2021, respectively, is summarized below:

	For the Years Ended June 30,
	2021	2022	2022
	SGD	SGD	USD
Cost of revenues
Software development service	3,991,623	876,177	630,207
Consulting and technical support services	287,380	132,900	95,591
Product sales	21,203	-	-
Total cost of revenues	4,300,206	1,009,077	725,798

Operating expenses

Operating expenses include selling and marketing, general and administrative and research and development expenses. Selling expenses are mainly salary and benefits expenses for our sales team and related travel expenses. General and administrative expenses are mainly salary and benefits of management, professional fees, services fees, rental and other operating expenses attributable to general and administrative activities. Research and development expenses are mainly salary and benefits for in-house software engineers and payments made to outside subcontractors.

We anticipate that our operating expenses will increase   as we hire additional personnel and incur additional costs in connection with the expansion of our business operations as well as becoming a publicly traded company.

Results of Operations

Our consolidated results of operations for the years ended June 30, 2022 and 2021 are summarized below:

	For the Years Ended June 30,
	2021	2022	2022	Variance	Amount %
	SGD	SGD	USD	SGD	%
Revenues	8,818,182	4,465,134	3,211,634	(4,353,048)	(49.4)%
Cost of revenues	(4,300,206)	(1,009,077)	(725,798)	3,291,129	(76.5)%
Gross profit	4,517,976	3,456,057	2,485,836	(1,061,919)	(23.5)%
Selling and marketing expenses	(844,023)	(155,976)	(112,189)	688,047	(81.5)%
General and administrative expenses	(937,553)	(1,108,153)	(797,060)	(170,600)	18.2%
Research and development expenses	(90,408)	(147,659)	(106,207)	(57,251)	63.3%
Total Operating Expense	(1,871,984)	(1,411,788)	(1,015,456)	460,196	(24.6)%
Income from operations	2,645,992	2,044,269	1,470,380	(601,723)	(22.7)%
Other expense, net	(15,845)	(70,605)	(50,784)	(54,760)	345.6%
Income before provision for income taxes	2,630,147	1,973,664	1,419,596	(656,483)	(25.0)%
Provision for income taxes	(454,144)	(332,921)	(239,460)	121,223	(26.7)%
Net income	2,176,003	1,640,743	1,180,136	(535,260)	(24.6)%

Year Ended June 30, 2022 Compared to Year Ended June 30, 2021

Revenues

For the year ended June 30, 2022, our total revenue was SGD4,465,134 (USD3,211,634) as compared to SGD8,818,182 for the year ended June 30, 2021. Our total revenue decreased by SGD4,353,048 (USD3,131,013), or 49.4%. The overall decrease in total revenue was primarily attributable to a decrease of SGD4,953,430 in revenue from software development services but offset by an increase of SGD688,379 in consulting and technical support services and product sales revenue.

For the year ended June 30, 2022, our software development service revenue was SGD3,175,165 (USD2,283,799) as compared to SGD8,128,595 for the year ended June 30, 2021. The decrease in software development service revenue was SGD4,953,430 or 60.9% due to the productization of certain software products executed in the fiscal year of 2022.   We plan to continue to expand   our ability to provide our software development service by investing in software development and client support to address the business needs of local markets and continuous growth of these services. In addition, by providing software development services, we gain extensive understanding and knowledge of each client’s unique business needs, often resulting in opportunities for us to cross-sell our consulting and technical support services.

For the year ended June 30, 2022, our consulting and technical support service revenue was SGD1,289,969 (USD927,835) as compared to SGD601,590 for the year ended June 30, 2021, representing an increase of SGD688,379 or 114.4%, which was due to the fact that few certain sizeable project agreements had been executed in the year ended June 30, 2022. With the increasing revenue trend in big data analysis related consulting and technical support services revenue in the year ended June 30, 2022, we intend to continue investing for long-term growth in the big data analysis market and we plan to continue to expand our ability to sell more technical consulting services to our existing clients.

For the year ended June 30, 2022, we had no product sales as compared to SGD87,997. The decrease in product sales revenue was mainly due to the focus on our software productization and focus on more software-centric projects. We continue to expand the scope of our services and enhance the features and functionalities of our software and improve our marketing efforts, and thus we expect our sale of products revenue will grow with an expanded offering and increasing market awareness.

Cost of Revenues

Our cost of revenues decreased by SGD3,291,129 or 76.5% from SGD4,300,206 for the year ended June 30, 2021 to SGD1,009,077 (USD725,798) for the year ended June 30, 2022, which was mainly attributable to a decrease of SGD3,115,446 in cost of revenue from software development services in line with the decreased software development service revenue. The decrease was primarily due to the shift on projects that are less reliant on hardware deployment. Our cost of revenue from consulting and technical support services was approximately SGD132,900 (USD95,591) in the year ended June 30, 2022, representing a decrease of SGD154,480 from SGD287,380 in the year ended June 30, 2021. Our cost of revenue from consulting and technical support services decreased due to service contracts not continuing in the same period. Our cost of revenue from product sales was nil in the year ended June 30, 2022, representing a decrease of SGD21,203 from SGD21,203 in the year ended June 30, 2021.

Gross Profit

Our gross profit decreased by SGD1,061,918, from SGD4,517,976 for the year ended June 30, 2021 to SGD 3,456,057 (USD2,485,836) during the year ended June 30, 2022. The decrease was mainly due to the decrease in software development service revenues during the year ended June 30, 2022. For the years ended June 30, 2022 and 2021, our overall gross margin was 77.4% and 51.2%, respectively. The increase in gross margin was primarily due to the fact that we have certain ongoing projects for our software development service, which accounted for approximately 40% of our revenue in the year ended June 30, 2022.

Our gross profit and gross profit margin from our major revenue streams are summarized as follows:

	For the Years ended June 30,			Variance
	2021	2022	2022	Amount %
	SGD	SGD	USD
Software development service
Gross profit	4,136,972	2,298,988	1,653,592	(1,837,984)
Gross margin	50.9%	72.4%		(44.4)%
Consulting and technical support services
Gross profit	314,210	1,157,069	832,244	842,859
Gross margin	52.2%	89.7%		268.2%
Product sales
Gross profit	66,794	-	-	(66,794)
Gross margin	75.9%	-%		(100)%
Total
Gross profit	4,517,976	3,456,057	2,485,836	(1,061,919)
Gross margin	51.2%	77.4%		(23.5)%

Gross profit for software development services decreased by SGD1,837,984 or 44.4% from SGD4,136,972 in the year ended June 30, 2021 to SGD2,298,988 (USD1,653,592) in the year ended June 30, 2022 mainly due to the go to market deployment and productization of our software platform and certain ongoing software development project revenue in the year ended June 30, 2022. Gross profit margin for the years ended June 30, 2022 and 2021 was 72.4% and 50.9%, respectively. The increase in gross margin was primarily because we provided more comprehensive solutions to our clients and completed several high-value contracts in the fiscal year ended June 30, 2022.

Gross profit for consulting and technical support services increased by SGD842,859 or 268.2% from SGD 314,210 in the year ended June 30, 2021 to SGD1,157,069 (USD832,244) in the year ended June 30, 2022, which was mainly because we started a few major software development projects which requires consulting before development work can begin; for the year ended June 30, 2022. Gross profit margin for the years ended June 30, 2022 and 2021 was 89.7% and 52.2%, respectively.

Gross profit for product sales decreased by SGD66,794 or 100% from SGD66,794 in the year ended June 30, 2021 to nil in the year ended June 30, 2022, which was due to the shift in focus towards the productization of our software platforms. As a result, gross profit margin for the year ended June 30, 2022 was nil, a decrease from 100%   in the year ended June 30, 2021.

Operating Expenses

For the year ended June 30, 2022, we incurred SGD1,411,788 (USD1,015,456) in operating expenses, representing a   decrease of SGD460,196, or 24.6%, from SGD1,871,984 for the year ended June 30, 2021, primarily due to significant decreases in selling and marketing expenses.

Selling and marketing expenses primarily consisted of salary and compensation expenses relating to our sales and marketing personnel, and also included other expenses relating to our sales and marketing activities. Selling and marketing expenses decreased by SGD688,047, or 81.5%, from SGD844,023 for the year ended June 30, 2021 to SGD 155,976 (USD112,189) for the year ended June 30, 2022. The decrease was mainly due to the decrease in salary and benefit expenses for our sales team and related product market research expenses of approximately SGD711,223. Selling expenses accounted for 3.5% and 9.6% of total revenue for the years ended June 30, 2022 and 2021, respectively.

General and administrative expenses primarily consisted of salary and compensation expenses relating to our accounting, human resources and executive office personnel, and included rental expenses, depreciation expenses, office overhead, professional service fees and travel and transportation costs. General and administrative expenses increased by SGD170,600 or 18.2%, from SGD937,553 for the year ended June 30, 2021 to SGD1,108,153 (USD797,060) for the year ended June 30, 2022. The increase was mainly due to an increase other office expense, including rent and salary of approximately SGD 191,000. As a percentage of revenues, general and administrative expenses were 24.8% and 10.6% of our total revenue in the years ended June 30, 2022 and 2021, respectively. Driven by developing our business, hiring more employees and offering competitive packages to retain our high caliber employees for business growth.

Research and development expenses primarily consisted of compensation and benefit expenses relating to our research and development personnel and other expenses relating to our research and development activities. Research and development expenses increased by SGD57,251 from SGD90,408 for   the year ended June 30, 2021 to SGD147,659 (USD106,207) for the year ended June 30, 2022, representing 3.3% and 1.0% of our total revenues for the years ended June 30, 2022 and 2021, respectively. We expect to continue to invest in research and development. We expect that our ability to effectively utilize our research and development capabilities significantly affect our results of operations in the future.

Other expenses, net

Other income (expense) primarily consists of interest income net of interest expense, the exchange gain and loss, and other income and expenses. Our net other expense was approximately SGD70,605 (USD50,784) in the year ended June 30, 2022, compared with a net other expense of approximately SGD15,845 in the year ended June 30, 2021. Other expenses incurred for the year ended June 30, 2022 included an exchange loss in an amount of SGD1,651 (USD1,188), a finance expense in an amount of SGD2,018 (USD1,415), an interest expense in an amount of SGD56,257 (USD40,464), and other expense in an amount of SGD13,907 (USD10,003), offset by lease income in an amount of SGD3,228 (USD2,322). For the year ended June 30, 2021, other expenses included an exchange loss of SGD58,746 and a finance expense in an amount of SGD2,838, offset by interest income of SGD30,019 and other income of SGD3,245. The loss was primarily due to the depreciation of the United States Dollar (USD) against the Singapore Dollar (SGD) for the transactions settled in United States Dollars (USD) during the years ended June 30, 2022 and 2021.

Income before provision for income taxes

As a result of the foregoing, our income before provision for income taxes decreased by SGD656,483, or 26.7%,  from SGD2,630,147 for the fiscal year ended June 30, 2021 to SGD 1,973,664 (USD 1,419,596) for the fiscal year ended June 30, 2022.

Provision for income taxes

Our income tax expenses decreased by SGD121,223, or 26.7%, from SGD454,144 for the year ended June 30, 2021 to SGD332,921 (USD239,460) for the year ended June 30, 2022. Under the Inland Revenue Authority of Singapore (IRAS), RP Singapore is generally subject to income tax at a rate of 17%.

Net income

As a result of the foregoing, our net income decreased by approximately 24.6% to SGD1,640,743 (USD1,180,136) in the fiscal year ended June 30, 2022 from SGD2,176,003 for the fiscal year ended June 30, 2021.

LIQUIDITY AND CAPITAL RESOURCES

In assessing our liquidity, we monitor and analyze our cash and our operating expenditure commitment. Our liquidity needs are to meet our working capital requirements and operating expenses obligation. For the year ended June 30, 2021, Heha Pte Ltd. accounted for 95.1% of our total revenues but for the year ended June 30, 2022, three clients accounted for more than 82% of our total revenues, including Payestation Private Limited, which is a solution provider, for 48.7%, Australian Marine Services Pty Ltd., which is a marine related services provider for 16.5% and Smorboll Pte Ltd., which is a solution provider for 15.8%. While we had only one major customer prior, we decided to leverage our core competencies and successfully pursued new clients to diversify our revenue stream. With these new clients onboarded, we had to aggressively acquire more talents to better service our expanded client base. To date, we have financed our daily operations and business development through cash generated from our operations. As of June 30, 2022 and 2021, our cash balance was SGD23,311 (USD16,767) and SGD4,142, respectively.

The Company’s main working capital commitments are staff salaries and marketing expenses. The costs of revenue are relatively low since the Company has minimal hardware cost as most of its projects are software development. In order to reduce the operating expenses, the Company has hired overseas staff with lower cost, and allocated the office space more efficiently by encouraging hybrid working. The Company managed to keep its monthly rental commitment from July 2022 to August 2023  to be same as the previous year. The Company plans to request a higher deposit amount from its clients, and to pay its vendors on a back-to-back basis after the payment from customers is received. Once in place, this payment arrangement with its clients and vendors is expected to hugely reduce the Company’s operating cash out-flows. The Company’s management is of opinion that the Company will be able to conduct planned operations using only currently available capital resources until June 30, 2023.

The Company has started to seek additional financing for an aggregate amount of at least SGD500,000 (USD359,634) from the local banks and financial institutions via debt financing to fund its ongoing operation. The Company also intends to obtain additional financing through commercial lending and project financing. The Company is in the final stages of obtaining trade financing with one of its banking partners, which should commence in the first quarter of 2023. However, some of the discussion with the local banks and financial institutions are in initial stage. As of the date of this prospectus, the Company has successfully obtained overdraft facility of SGD200,000 (USD143,854) with its banking partner. If the Company manages to secure additional debt financing from the local banks or financial institutions, such debts will likely be ranked higher than payment to its shareholders, in the event of a liquidation proceeding.  The Company is also seeking to raise funding through this offering. Furthermore, a grant from the Singapore government regarding the Company’s R&D expenses incurred during a project that leverages 5G technology was approved on December 21, 2022. With such grant, the Company’s operating expenditure commitment can then be further reduced. However, there can be no assurance that the Company can raise the required capital it needs to build and expand as expected, nor can the Company assure that this offering will be able to complete and to fund the business of the Company as applications are still in process.

Factors that may affect the Company’s liquidity are continuously monitored. These factors include general worldwide economic conditions, competitive pricing in the connectivity industry, the continuing impact of the COVID-19 pandemic, the Company’s operating results continuing to deteriorate, and the Company’s banks and shareholders not being able to provide continued financial support. In the event that the Company is adversely affected by any of these factors and, as a result, the operating cash flows are not sufficient to meet the Company’s working capital requirements, there is no guarantee that the Company would be able to raise additional capital on acceptable terms to fund a potential cash shortfall. Consequently, the Company is subject to liquidity risk. The Company will need to procure additional financing in order to fund its ongoing operation. The Company intends to obtain such financing through equity financing, and there can be no assurance that the Company can raise the required capital it needs to build and expand as expected, nor that the capital markets will fund the business of the Company. Without this additional financing, the Company may be unable to achieve positive cash flow and earnings as quickly as anticipated, these uncertainties cast a significant doubt about the Company’s ability to continue as a going concern.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the years ended June 30
	2021	2022	2022
	SGD	SGD	USD
Net cash provided by operating activities	2,722,841	760,136	546,743
Net cash (used in) provided by investing activities	(2,832,394)	914,557	657,812
Net cash used in financing activities	(1,307,335)	(1,655,524)	(1,190,767)

Cash provided by operating activities:

For the year ended June 30, 2022, net cash provided by operating activities of SGD760,136 (USD546,743) primarily resulted from the net income of SGD1,640,743 (USD1,180,136) as adjusted for non-cash items and change in operating activities. Adjustments for non-cash items consisted of depreciation of property and equipment, SGD43,593 (USD31,355), an increase in provision for doubtful accounts, SGD22,122 (USD15,912), an increase in inventory provision SGD13,120 (USD9,437), an increase in deferred tax benefit provision, SGD232 (USD167). Changes in operating assets and liabilities mainly included a decrease in prepayment SGD572,500 (USD411,782) due to refund of uncompleted services, a decrease in deposits to related party SGD740,344 (USD532,507), an increase in accounts payable SGD219,936 (USD158,193), an increase in other payables and accrued liabilities SGD244,933 (USD176,173) and an increase in taxes payable SGD413,980 (USD297,763). The net cash inflow was partially offset by an increase in accounts receivable SGD3,069,349 (USD2,207,689) due to extended settlement from our clients; and increase in deposits SGD82,018 (USD58,993).

For the year ended June 30, 2021, net cash provided by operating activities of SGD2,722,842 primarily resulted from the net income of SGD2,176,003 as adjusted for non-cash items and change in operating activities. Adjustments for non-cash items consisted of depreciation of property and equipment, SGD28,185, an increase in provision for doubtful accounts, SGD5,568, and an increase in deferred tax benefit provision, SGD3,227. Changes in operating assets and liabilities mainly included a decrease in accounts receivable, SGD1,180,767 due to settlement from our clients, a decrease in other current assets, SGD100,000 due to settlement from insurance institution, an increase in other payables and accrued liabilities, SGD29,184, and an increase in income tax payable, SGD565,724, partially offset by an increase in prepayments, SGD561,887 due to future services and rent deposits, an increase in inventories, SGD3,830, an increase in deposits, SGD100, an increase in deposits- related party, SGD400,000 due to the service increase of software development projects assisted by the related party, and a decrease in accounts payable, SGD400,000 due to the fact that we repaid our accounts payable with the source of funds generated from our operations.

Cash (used in) provided by investing activities:

For the year ended June 30, 2022, net cash used in investing activities, SGD914,557 (USD657,812) was comprised of purchase of property and equipment of SGD32,360 (USD23,276). The cash outflow was offset by the repayment of loans to third parties in the amount of SGD840,000 (USD604,186), repayment of amount due from a director SGD100,000 (USD71,927) and repayment of loans to related parties SGD6,917 (USD4,975).

For the year ended June 30, 2021, net cash used in investing activities, SGD2,832,394 (USD2,105,400) was comprised of an amount loaned to third parties, SGD840,000 (USD624,396), amount loaned to related party, SGD400,000 (USD297,331), related to the deposit for the business acquisition – related party of SGD1,856,171 (USD1,379,745) and purchase of property and equipment of SGD122,823 (USD91,298). The cash outflow was offset by the repayment of loans from related party in the amount of SGD386,600 (USD287,370).

Cash used in financing activities:

For the year ended June 30, 2022, net cash used in financing activities, SGD1,655,524 (USD1,190,767) was comprised of repayment of due to a director SGD59,042 (USD42,467), deferred IPO cost SGD643,602 (USD462,923), repayment to financial institutions SGD688,000 (USD494,857), repayment of finance lease SGD6,880 (USD4,948), and dividend payments, SGD1,133,000 (USD814,932). The cash outflow was offset by proceeds from financial institution SGD810,000 (USD582,608) and proceeds from the related parties loans SGD65,000 (USD46,752).

For the year ended June 30, 2021, net cash used in financing activities, SGD1,307,335 (USD971,780) was comprised of dividend payment, SGD1,140,000 (USD847,395), repayment of shareholder loans, SGD161,266 (USD119,874) and finance lease payments to our lessor, SGD6,069 (USD4,511).

The following table sets forth a summary of our working capital as of June 30, 2022 and 2021:

	As of June 30,
	2021	2022	2022
	SGD	SGD	USD
Current assets	2,342,064	3,226,609	2,320,800
Current liabilities	1,116,164	2,123,251	1,527,189
Working capital	1,225,900	1,103,358	793,611

Current assets as of June 30, 2022 was SGD3,226,609 (USD2,320,799). Out of this balance, we had cash in an amount of SGD23,311 (USD16,767) of which approximately SGD22,138 (USD15,923) was denominated in Singapore Dollars, and SGD1,172 (USD843) denominated in United States Dollars. The current asset balance also included the following: accounts receivable, net, SGD3,092,185 (USD2,224,113), prepayments, SGD13,500 (USD9,710), short-term deposits, SGD91,130 (USD65,547), and other receivable, net, SGD6,483 (USD4,663).

Current liabilities as of June 30, 2022 was SGD2,123,252 (USD1,527,189). This amount was composed of accounts payable, SGD 219,936 (USD158,193), loans payable to related parties, SGD65,000 (USD46,752), loans payable to third party, SGD122,000 (USD87,751), other payables and accrued liabilities, SGD274,116 (USD197,163), finance lease obligation, current portion, SGD7,160 (USD5,150) and taxes payable, SGD1,435,040 (USD1,032,180).

Current assets as of June 30, 2021 was SGD2,342,064 (USD1,740,924). Out of this balance, we had cash in an amount of SGD4,142 (USD3,079) of which approximately SGD4,022 (USD2,987) was denominated in Singapore Dollars, and SGD120 (USD89) denominated in United States Dollars. The current asset balance also included the following: accounts receivable, net, SGD44,958 (USD33,419), inventories, SGD13,120 (USD9,752), loans to third parties, SGD840,000 (USD624,396), prepayments, SGD586,000 (USD435,591), short-term deposits, SGD100 (USD74), short-term deposits – related party, SGD740,344 (USD550,319), amount due from a director, SGD100,000 (USD74,333) and loan to a related party, net, SGD13,400 (USD9,961).

Current liabilities as of June 30, 2021 was SGD1,116,164 (USD829,677). This amount was composed of other payables and accrued liabilities, SGD29,183 (USD21,693), due to a director, SGD59,042 (USD43,888), finance lease obligation, current portion, SGD6,880 (USD5,114) and taxes payable, SGD1,021,059 (USD758,982).

We have commenced a strategy to raise debt and equity. However, there can be no certainty that these additional financings will be available on acceptable terms or at all. If management is unable to execute this plan, there would likely be a material adverse effect on our business. All of these factors raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements for the years ended June 30, 2022 and 2021 have been prepared on a going concern basis and do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result from our inability to continue as a going concern.

Capital Expenditures

We made capital expenditures of SGD32,360 (USD23,276) and SGD122,823 for the years ended June 30, 2022 and 2021, respectively. In these periods, our capital expenditures were mainly used for purchases of office equipment, furniture and vehicles. We will continue to make capital expenditures to meet the expected growth of our business.

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Contractual Obligations

As of June 30, 2022, the future minimum payments under certain of our contractual obligations were as follows:

		Payments Due In
	Total SGD	Less than 1 year	1 - 2 years	3 - 5 years	Thereafter
Contractual obligations
Finance lease obligation	78,473	9,708	9,708	29,124	29,933
Total	78,473	9,708	9,708	29,124	29,933

		Payments Due In
	Total USD	Less than 1 year	1 - 2 years	3 - 5 years	Thereafter
Contractual obligations
Finance lease obligation	56,443	6,983	6,983	20,949	21,528
Total	56,443	6,983	6,983	20,949	21,528

Future Financings

We may sell our ordinary shares in order to fund our business growth. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that we will achieve sales of the equity securities or arrange for debt or other financing to fund our growth in case it is necessary, or if we are able to do so, there is no guarantee that existing shareholders will not be substantially diluted.

Quantitative and Qualitative Disclosure about Market Risk

Concentration of credit risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and accounts receivable. We place our cash and cash equivalents with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service clients. To reduce credit risk, we perform on-going credit evaluations of the financial condition of these service clients. We establish a provision for doubtful accounts based upon estimates, factors surrounding the credit risk of specific service clients and other information.

Concentration of clients and vendors

Concentration of clients

As of June 30, 2022, two major clients accounted for 74.6%, and 24.1%, respectively, of the Company’s total accounts receivable. As of June 30, 2021, three major clients accounted for 39.6%, 32.9% and 21.9%, of the Company’s total accounts receivable.

For the year ended June 30, 2022, three major clients, Payestation Pte Ltd., Australia Marine Services Pty Ltd. and Smorboll Pte Ltd. accounted for 48.7%, 16.5%, and 15.8% respectively, of the Company’s total revenues. For the year ended June 30, 2021, one major client, Heha Pte Ltd. accounted for 95.1% of the Company’s total revenues.

Concentration of vendors

As of June 30, 2022, one major vendor accounted for 81.0% of the Company’s accounts payable.

For the year ended June 30, 2022, two major vendors, LYC Supply and Trading and Pangu Procurement Pte Ltd., accounted for 17.7% and 16.3% respectively, of the Company’s total purchases. For the year ended June 30, 2021, two vendors, Ad Navitas Pte Ltd. and Wee Chong Loi, accounted for 42.7% and 39.8%, respectively, of the Company’s total purchases.

INDUSTRY

The accelerated digitization of processes and business models now make consumers and enterprises more digitally connected than ever before. Emerging technologies today drive change and at the same time also ensure resilience. The rapid pace at which technology is changing and the need for highly-skilled technology professionals are driving businesses and governmental agencies to rely on third parties to realize their strategic technology objectives. In this digital age, enterprises and governmental agencies are increasingly focused on understanding existing users’ needs and leveraging technology in new ways to meet those needs through the use of digital products and services which includes conceptualizing, designing, personalizing, prototyping, developing and delivering new digital experiences and products.

Overview of the Global Market for Customized Technology Solutions Services

Digital business acceleration is putting pressure on IT leaders to dramatically increase application delivery speed and Time to Value. The increased demand for custom software solutions in support of digital transformation has sparked the emergence of citizen developers outside of IT, which, in turn has influenced the rise in demand of customized technology solutions services.

Gartner, Inc. reported on February 16, 2021 that up to 41% of employees outside of IT – or business technologists – customize or build data or technology solutions. In addition, half of all new customized technology solutions service clients are expected to come from business buyers that are outside the IT organization by year-end 2025.

Overview of AI Focused Customized Technology Solutions Services in Southeast Asia

On Figure 2, the Kearney Report shows that there are many adopters in the early stages but on average, less than 10% of the adopters are in the late stages. These provide ample opportunities for any tech companies to venture into this space.

Furthermore, Figure 3 shows that the current level of investment into AI in South East Asia is minimal compared to the global AI players. There is a strong push for AI investment in Singapore, with Singapore being the market leader in Southeast Asia, we believe that the trend toward AI investment will “pull” other countries into the AI race so that they themselves are more technologically equipped.

We are currently focusing on governmental productivity and efficiency tender, along with transports & logistics and the communications sectors which collectively comprise of 48% of the market segment. These sectors would be our main focus group as we believe our current opportunities allow us to expand to these sectors across the region.

A recent report from Kearney Analysis suggest that AI in Asia holds high potential for growth in the coming years. Kearney’s analysis suggests that 70% of all incremental AI value in Southeast Asia will be attributed to marketing and the supply chain. Also, 70% of the companies focusing on AI in Asia aim towards productivity and efficiency.

AI adoption around the world tends to be correlated to the degree of digitization. In Association of Southeast Asian Nations (“ASEAN”), digitization is growing and the pace of change is accelerating.  In 2011, only 6% of the region’s large corporations mentioned terms such as “big data”, “advanced analytics”, “AI”, “machine learning”, and the “internet of things” in their annual reports. By 2016, one-third did, indicating that these technologies are gaining traction and becoming strategic priorities.  Across all industries, we find that early adopters of AI reported higher profit margins relative to their peers, particularly in the manufacturing, financial services, and transportation and logistics industries. Most of these companies are giving this surplus value to customers in a bid to consolidate the market and eliminate competition. This winner-takes-all dynamic further exacerbates the “digitize or die” scenario in which many incumbents find themselves. However, adoption of AI has not followed some of the largest value pools. Experimentation and subsequent adoption require a forward-looking and expansive view of how AI could be applied in a company’s core business, and implementation can be daunting for firms in traditional, non-tech industries. To date, high-tech, telecom, and financial services companies have led the way in ASEAN.  We also see a burst of activity in public services such as transportation and health care, driven by multiple government agencies and the region’s proliferation of “smart city” programs. At a country level, Singapore is leading the region in AI experimentation across multiple industries. But there are initiatives in countries across the entire ASEAN region.

Overview of Customized Technology Solution Services in Singapore

On November 13, 2021, Singapore announced its five national AI-centered projects, covering the areas of transport and logistics, smart cities and estates, healthcare, education, as well as safety and security. It aims to become the center point for developing, test-bedding, deploying and scaling AI solutions as well as learning to govern and manage the impact of AI. We have recently benefited from the national 5G testbed program in Singapore. This program was initiated to test the connectivity and latency efficiency as well as stability of data transmission in a full 5G enabled environment hosted by Infocomm Media Development Authority (“IMDA”) of Singapore. We were approved to use 5G test sites from the Singapore government to test our pipeline projects and to work on applications that adopt AI and 5G networks.

We believe that our existing client base, including the airport, cruise terminal, technology companies, and law enforcement agencies in Singapore will continue to invest in digital transformation and to adopt emerging technologies including AI and Machine Learning to further improve their operational efficiency.

BUSINESS

Our Business

We provide customized software development, technology solutions and peripheral hardware to large and small to medium corporate clients and government agencies based in Singapore and Indonesia, including but not limited to airports, cruise terminals, technology companies, and law enforcement agencies. Our customized software provides clients with real-time monitoring, efficient resources allocation, planning surveillance and threat detection.

We provide customized software catered to each client’s specific needs. One of our key strengths is our ability to fulfill complex requirements by using artificial intelligence for prediction and applying algorithms, modules and plugins to select and analyze operational data captured. We are uniquely positioned in the customization software sector with our ability to further deploy sensors, controls and other hardware and integrate the hardware to provide an IoT connectivity with an autonomous or semiautonomous outcome. Because our core algorithm and modules are pluggable, we are able to quickly develop software for clients in different industries and complete the customization in a much shorter period.

As the world starts to recover from the onslaught of COVID-19, a post COVID-19 paradigm has surfaced, where enterprises and governmental agencies are increasingly focused on understanding existing users’ needs and leveraging technology in new ways to meet those needs through the use of digital products and services which includes conceptualizing, designing, personalizing, prototyping, developing and delivering new digital experiences and products. Our business has benefitted from such trend. Many multinational corporations (the “MNCs”) and small and medium enterprises (“SMEs”) are adopting digital enhancement in their operations by deploying solutions that allow remote operations involving AI for operational predictability and efficiency. By integrating sensors and controls in their operational workflow, the captured data is then analyzed for better planning and supervision. One example of our customized software is our customized trolley management solution designed for an airport client based in Singapore, which allows real-time data capture to predict the number of trolleys required for each inflight at the gates. This solution has greatly benefitted the client in terms of their workflow and cost efficiencies. Another example of our solutions is a software developed for a cruise terminal client, which predicts the number and types of languages required by the ground staff to receive each arriving cruise and thus avoids bottlenecks due to language barriers among the ground staff and cruise passengers. The software also integrates the passport photo images from the scanner to a database which greatly improved the entry and departure process at such cruise terminal.

Our Growth Strategies

We have developed and intend to implement the following strategies to expand and grow our business:

●	To solidify our industry position by gaining additional market share. By continuing to deliver high quality services and solutions, we intend to pursue additional revenue opportunities from our existing clients, including airports, cruise terminals, technology companies and law enforcement agencies. We will also continue to promote our comprehensive services and solutions to attract new clients in these industries, where we can leverage our deep domain knowledge and expertise. Furthermore, we will continue to invest in a cloud-based IoT platform that improves our operational efficiencies and therefore benefits both our existing clients and new clients.

●	To leverage domain expertise to expand into new industry segments. As we grow our industry and service area expertise and accumulate deep domain knowledge in the airport, cruise terminal and law enforcement industry verticals, we intend to leverage such experience and knowledge, and partner with top industry experts from other segments to extend our service offerings to the other verticals. In addition, we will continue to invest in R&D in certain targeted segments, including but not limited to the hospitality and medical technology industries, to develop applications to address the specific needs of those segments.

●	To attract, train, incentivize and retain talented professionals. We believe our success greatly depends on our ability to attract, train, incentivize and retain talented professionals. We will continue to build our professional talent pool through our Talent Creation Program (“TCP”) and Talent Development Program (“TDP”) to ensure we can attract and retain professionals who have in-depth knowledge and understanding of the technologies we deploy and the industries in which we operate. We are discussing with local universities in Singapore to co-develop projects and engage talent internship with us. We will also sponsor competitions in the IT industry in Southeast Asia to promote our reputation among the young talents. We will also work with tertiary institutions to develop on campus hiring, bursary and scholarship programs.

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To drive efficiencies through ongoing improvements in operational excellence. We strive to gain significant operating efficiencies by leveraging historical and ongoing investments in infrastructure, research and development, and human capital. On an integrated approach level, we will institute certifications across all our process flow via ISO certification, and BizSafe certification, all of which help us build a structured workflow for our operation. We will continue to invest in our in-house tools to enhance our efficiencies in operations.

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To capture new growth opportunities through strategic alliances and acquisitions. We will continue to pursue selective alliances and acquisitions in order to enhance our industry-specific technology and service delivery capabilities by building up acquisitions, collaborations and integrating targeted companies. We will continue to identify and assess opportunities to enhance our abilities to better serve our clients. We will focus on enhancing our technology capabilities, deepening our penetration into key clients, expanding our portfolio of service offerings and expanding our operations geographically in Southeast Asia.

Our Competitive Strengths

The market for IT services is highly competitive and we expect competition to intensify. In Singapore, our major competitors in the system integrator space include ST Engineering and NCS which are both more established and larger than us.

However, we believe the following key strengths differentiate us from our competitors and will continue to contribute to our growth and success:

●	Our Scalable Technology. Our core algorithms, modules and plugins, which select and analyze operational data captured, are highly scalable across industries with minimal production cost. We customize the software solutions which contain our core algorithms, modules and plugins in accordance with the specific needs of each client. This cost-saving approach will help us to achieve higher operating margins as we increase the number of our clients.

●	Our Deep Domain Knowledge and Specialization in Selected Industry Verticals. We have deep domain knowledge and expertise in industry verticals including airports, cruise terminals and law enforcement. We leverage footprint and network of highly-talented IT professionals to provide comprehensive capabilities in software development services and consulting services. We believe that our robust emerging technology capabilities and solid track record of execution enable us to drive digital transformation for our clients.

●	Our Comprehensive Offering. We provide comprehensive service offerings including the DevOps IT solutions, sale of peripheral hardware, and consulting and technical support services as well as other services. As a result, we are able to generate revenue from a wide range of clientele; and

●	Our dynamic management and professional team with proven track record. Our management team has extensive experience with large-scale nation-wide deployment in countries including Indonesia, Singapore, East Timor, Bhutan, and Republic of Mongolia. Our Chief Operating Officer, Mr. Chan Chee Wai, has worked with the Singaporean government during his employment in Toppan Ecquaria Pte. Ltd. to successfully deliver digital government solutions. Our consultant, Mr. Wee Chong Loi, who was the Deputy Managing Director of ST Teleport c/o ST Telemedia, has worked with RigNet, Inc. (NASDAQ: RNET), a U.S. listed and networking providing company on implementing satellite communication onto offshore rigs and deployed Communication systems with Timor Telecom, an East Timorese telecommunications company; some of the projects include software deployment and communication hardware and software deployment onto offshore rigs. As such, we have already established a seasoned management team with deep industry expertise in several markets where we have enjoyed similar success.

Our Services and Products

Software development services and products

We develop customized software based on clients’ specific needs. Before we are engaged, we provide consultation to the clients to understand their needs and requirements and provide a preliminary proposal to address their needs. Once the proposals are accepted by our clients, we then design, develop, test and install the software for clients. The contract is typically fixed priced and does not provide any post contract client support or upgrades. The duration of the development period is relatively short, usually less than one year. We offer project management in connection with our software products. Our project management services include consultation, design, development, and testing. We also sell equipment and related accessories to clients who acquired our customized software. Before the installation of the equipment, we deliver the equipment or instruct the supplier to deliver the hardware to the clients.

Consulting and technical support services

We provide training to the client’s personnel and technical support services to clients according to fixed-fee contracts in connection with software development with the client who acquired customized software from us. Usually the term of the contract is one year. We also provide stand-alone IT consulting services based on our expertise in these industry segments to some clients.

Clients

Our clients include large corporations, small to medium enterprises and government agencies based in Southeast Asia. By serving both large corporations and small to medium enterprises, we are more aware of the issues faced during the different stages of company growth and better positioned to address a wide range of concerns.

Sales and Marketing

Generally, our customized software is sold to the clients who may be project owners or the general contractors via bidding. We provide proposal to the project owners or the general contractors who will decide whether to select us based on the quality and price of our proposal. We follow local government bidding announcements and participate in public bidding. Upon winning a contract through bidding, we enter into contracts with the project owner according to the corresponding bidding process. In some cases, we are also approached and engaged by the general contractors who win the bid and we, as subcontractors, assist the general contractor to develop and deliver the final products.

Currently, we have a cost-efficient referral system to market our services and solutions. Given the deep domain knowledge in each industry segment we serve, we are able to impress the clients and as such many of our clients are willing to introduce us to their industry peers. We intend to expand our business development team by hiring members with backgrounds or network specific to the industry in which our potential clients operate and thus may market our services and products to a more targeted audience. We also plan to hire sales consultants in Vietnam and Malaysia and rest of the Southeast Asia regions.

Research and Development

R&D is an integral part of our continued growth. In order to serve our clients’ needs better, we focus on exploring and studying emerging technologies and how to best integrate them into our existing and new solutions.

Currently, we are utilizing emerging technologies and tools to enhance our project delivery capability and efficiency. For instance, we applied the DevOps methodology and tools in our project delivery process and platform. This methodology has greatly enhanced development, operational efficiency and project quality. We are able to pinpoint the client’s issues, and focus on capturing and analyzing data from clients quickly without having the need to set up expensive hardware leveraging on cloud native applications developed by us. The DevOps methodology has greatly improved our project delivery timeline and client satisfaction and the client is able to now walk through his data with us and be engaged with facts before embarking on customization. As a result, we have expanded our technological capabilities, improved efficiency of project delivery, and enhanced our solutions offerings, which drive new revenue opportunities and improve our core competencies.

Employees

We believe human resource management and planning is important to support our growth. Therefore, we are committed to effectively recruiting, training, developing and retaining our human capital. Our total number of employees has grown by 466% from three employees to 17 employees from 2019 to 2022. Our technical capability has also expanded from capabilities in software skills in Java, .Net, C, C++, python, mobile development, testing tools, android or IOS app, blockchain, big data, cloud computing to electronic circuitry, sensor designs to communication protocol.

None of our employees are represented by a labor union or collective bargaining agreements. We consider our employee relations to be good. We believe that attracting and retaining highly experienced associates and sales and marketing personnel is a key to our success. In addition, we believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

Intellectual Property

We rely on a combination of copyright, trade secret laws, confidentiality procedures and contractual provisions with our employees, contractors and others to protect our proprietary know-how. Our success depends in part upon our ability to obtain, maintain and enforce proprietary protection for our products, technology, and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing our proprietary rights.

We intend to continue to assess regularly opportunities for seeking intellectual property protection for those aspects of our technology, designs and methodologies that we believe provide a meaningful competitive advantage. However, our ability to do so may be limited until such time as we are able to generate cash flow from operations or otherwise raise sufficient capital to continue to invest in our intellectual property. If we are unable to so invest in our intellectual property, our ability to protect it or prevent others from infringing on our proprietary rights may be impaired.

Data privacy/data protection

We believe in protecting the clients’ data security during the course of development. Generally, our clients have their own IT infrastructure where data is hosted on their premises and therefore are not accessible to us without authorization.

We are subject to a number of foreign and domestic laws and regulations relating to data privacy and data protection in the jurisdictions in which we operate our business, including but not limited to the Personal Data Protection Act 2012 of Singapore (the “PDPA”), which generally requires organizations to give notice and obtain consents prior to collection, use or disclosure of personal data (being data, whether true or not, about an individual who can be identified from that data or from that data and other information to which organizations have or are likely to have access), and to provide individuals with the right to access and correct (any error or omission in) their own personal data. Organizations have mandatory obligations to assess if the data breaches they suffer are notifiable data breaches, and are required to notify the Singapore Personal Data Protection Commission (“PDPC”) and the affected individuals where the data breach is of a certain severity (where the data breach results in, or is likely to result in significant harm to the affected individual, and/or is, or is likely to be of significant scale). The PDPA was last amended by the Personal Data Protection (Amendment) Act 2020 (the “Amendment Act”), which is only partially in force. As of the date of this prospectus, key portions of the Amendment Act not yet in force include a requirement for organizations to transfer personal data of an individual (that is held in electronic form) to a different organization where requested by the individual (generally referred to as “data portability”), and enhanced financial penalties (for organizations with more than SGD10 million annual turnover in Singapore, the maximum financial penalty the PDPC may impose will be 10% of their annual turnover in Singapore, or in any other case, SGD1 million). Please see “Regulations” starting on page 50 of this prospectus for more information.

Legal Proceedings

From time to time, we are involved in litigation or other legal proceedings incidental to our business. We are not currently a party to any litigation the outcome of which, if determined adversely to us, would individually or in aggregate be reasonably expected to have a material adverse effect on our business, operating results, cash flows or financial condition.

REGULATIONS

We currently operate our business in Singapore and Indonesia and plan to expand our business into other Southeast Asia countries. This section summarizes the principal laws and regulations of Singapore and Indonesia related to our business.

Singapore

The PDPA generally requires organizations to give notice and obtain consents prior to collection, use or disclosure of personal data (being data, whether true or not, about an individual who can be identified from that data or from that data and other information to which organizations have or are likely to have access), and to provide individuals with the right to access and correct (any error or omission in) their own personal data. Organizations have mandatory obligations to assess if the data breaches they suffer are notifiable data breaches, and are required to notify the PDPC and the affected individuals where the data breach is of a certain severity (where the data breach results in, or is likely to result in significant harm to the affected individual, and/or is, or is likely to be of significant scale). The PDPA also imposes various baseline obligations on organizations in connection with permitted uses of, accountability for, the protection of, the retention of, and overseas transfers of, personal data. In addition, the PDPA requires organizations to check “Do-Not-Call” registries prior to sending marketing messages (whether in sound, text, visual or other forms) addressed to Singapore telephone numbers (or other telephone numbers as may be prescribed), through voice calls, fax, text messages or other means.

The PDPA creates various offenses in connection with the improper use and/or disclosure of personal data, certain methods of collecting personal data and certain failures to comply with the requirements under the PDPA. These offences may be applicable to organizations, their officers and/or their employees. Offenders are liable on conviction to fines and/or imprisonment. The PDPA empowers the PDPC with significant regulatory powers to ensure compliance with the PDPA, including powers to investigate, give directions and impose a financial penalty of up to SGD1 million on convicted organizations and SGD200,000 in the case of an individual. In addition, the PDPA creates a right of private action, pursuant to which the Singapore courts may, upon such persons’ application, grant damages, injunctions, declarations and such other relief the courts deem fit to persons who suffer loss or damages directly as a result of contraventions of certain requirements under the PDPA.

The PDPA was last amended by the Personal Data Protection (Amendment) Act 2020 (the “Amendment Act”), which is only partially in force. As of the date of this prospectus, key portions of the Amendment Act not yet in force include a requirement for organizations to transfer personal data of an individual (that is held in electronic form) to a different organization where requested by the individual (generally referred to as “data portability”), and enhanced financial penalties (for organizations with more than SGD10 million annual turnover in Singapore, the maximum financial penalty the PDPC may impose will be 10% of their annual turnover in Singapore, or in any other case, SGD1 million).

The Employment of Foreign Manpower Act 1990, provides that no person shall employ a foreign employee unless the foreign employee has a valid work pass. Work passes are issued by the Controller of Work Passes.

The Employment Act 1968 (the “Singapore EA”) prescribes certain minimum conditions of service that employers are required to provide to their employees, including (i) minimum days of statutory annual and sick leave; (ii) paid public holidays; (iii) statutory protection against wrongful dismissal; (iv) provision of key employment terms in writing; and (v) statutory maternity leave and childcare leave benefits. In addition, certain statutory protections relating to overtime and hours of work are prescribed under the Singapore EA, but only apply to limited categories of employees, such as an employee (other than a workman or a person employed in a managerial or an executive position) who receives a basic salary of up to SGD2,600 a month (excluding any other payment, supplement or allowance however described).

Other employment-related benefits which are prescribed by law include (i) contributions to be made by an employer to the Central Provident Fund, under the Central Provident Fund Act 1953 in respect of each employee who is a citizen or permanent resident of Singapore; (ii) the provision of statutory maternity, paternity, childcare and adoption leave benefits (in each case subject to the fulfilment of certain eligibility criteria) under the Child Development Co-Savings Act 2001; (iii) statutory protections against dismissal on the grounds of age, and statutory requirements to offer re-employment to an employee who attains the prescribed minimum retirement age, under the Retirement and Re-employment Act 1993; and (iv) statutory requirements relating to work injury compensation, and workplace safety and health, under the Work Injury Compensation Act 2019 and the Workplace Safety and Health Act 2006, respectively.

Regulations Related to the British Virgin Islands

Regulations related to the British Virgin Islands Data Protection Act, 2021

The Data Protection Act, 2021 (the “BVI DPA”) came into force in the British Virgin Islands on 9 July 2021. The BVI DPA establishes a framework of rights and duties designed to safeguard individuals’ personal data, balanced against the need of public authorities, businesses and organizations to collect and use personal data for lawful purposes. The BVI DPA is centered around seven data protection principles (the General Principle, the Notice and Choice Principle, the Disclosure Principle, the Security Principle, the Retention Principle, the Data Protection Principle and the Access Principle) which require that:

●	personal data must not be processed without consent unless specific conditions are met and must not be transferred outside the British Virgin Islands, unless there is proof of adequate data protection safeguards or consent from the data subject;

●	Where consent has been given to processing of personal data, the data subject may at any time withdraw his or her consent;

●	a data controller must inform a data subject of specific matters, for instance the purposes for which it is being collected and further processed;

●	personal data must not be disclosed for any purpose other than the purpose for which it was to be disclosed at the time of collection or a purpose directly related thereto or to any party other than a third party of a class previously notified to the data subject;

●	a data controller shall, when processing personal data, take practical steps to protect personal data from loss, misuse, modification, unauthorized or accidental access or disclosure, alteration or destruction;

●	personal data must not be kept for longer than is necessary for the purpose;

●	personal data must be accurate, complete, not misleading and kept up to date; and

●	a data subject must be given access to his or her own personal data and be able to correct that data where it is inaccurate, incomplete, misleading or not up to date, except where a request for such access or correction is refused under the BVI DPA.

The BVI DPA imposes specific obligations on data controllers, including the duty to (i) apply the data protection principles; and (ii) respond in a timely fashion to requests from data subjects in relation to their personal data.

The Information Commissioner is the regulator responsible for the proper functioning and enforcement of the BVI DPA. Offences under the BVI DPA include

●	processing sensitive personal data in contravention of the BVI DPA;

●	willfully obstructing the Information Commissioner or an authorized officer in the conduct of his or her duties and functions;

●	willfully disclosing personal information in contravention of the BVI DPA; and

●	collecting, storing or disposing of personal information in a manner that contravenes the BVI DPA.

Offences committed under the BVI DPA may result in fines (up to US$500,000 in certain cases) or imprisonment. Further, a data subject who suffers damage or distress as a result of their data being processed in contravention of the DPA may institute civil proceedings in the British Virgin Islands courts.

There is no minimum statutorily prescribed wage in Singapore. Singapore employment law also does not prescribe any mandatory annual wage supplement, bonus payments or severance payments to be provided by an employer to its employees. Any such payment to be made to an employee (including as to frequency and amount) is at the discretion of the employer. An employer and its employee are generally free to agree on a notice period for termination of employment. If the employment contract does not provide for a notice period, the employer must adhere to the minimum notice periods stipulated in the Singapore EA. The Singapore EA confers a statutory right on either party to terminate the employment relationship immediately without waiting for the expiry of the notice period by paying salary in lieu of notice.

Indonesia

Data Privacy

Minister of Communication and Informatics’s (“MOCI”) Regulation No. 20 of 2016 regarding Personal Data Protection in Electronic Systems, dated November 7, 2016 (“MOCI Reg. 20/2016”), imposes certain requirements on electronic system providers to ensure the proper processing of personal data. As PT Grab Teknologi Indonesia and PT Kudo Teknologi Indonesia collects personal data of customers, partners and other third parties, these entities are also subject to MOCI Reg. 20/2016. These obligations include obtaining proper prior consent from the data subject before personal data is collected, processed, shared, accessed, disclosed, transferred or erased. In case of non-compliance with the foregoing obligations, MOCI may impose administrative sanctions, i.e., verbal warning, written warning, temporary suspension of business activities and/or announcement of noncompliance in the MOCI’s online website.

Under Government Regulation No. 71 of 2019 regarding the Organization of Electronic Systems and Transactions, dated October 10, 2019 (“GR 71/2019”), electronic system providers are required to notify the personal data owner of any breach involving such owner’s personal data. Failure to comply with the notification obligation under GR 71/2019 may subject the relevant electronic system provider to administrative sanctions in the form of written warnings, fines, temporary suspension of parts of or the entire components or services of an Electronic System, termination of access (such as access blocking, account closure, and/or content removal), and/or removal from the list of registered electronic system providers.

Regulations on Competition

Business competition and monopolistic practices in Indonesia are generally regulated under Law No. 5 of 1999 regarding Prohibition of Monopolistic Practices and Unfair Competition, dated March 5, 1999, as amended by the Omnibus Law (the “Competition Law as amended”). Pursuant to the Competition Law as amended, business actors in Indonesia are prohibited from, among other things, (i) entering into anti-competitive agreements or engaging in conduct that results in oligopoly and/or oligopsony, price-fixing and resale price maintenance, market allocations, boycotts, vertical integration or closed agreements; (ii) engaging in actions such as monopoly, monopsony or market control; and (iii) abusing dominant positions. There are two types of standard of proof recognized under the Competition Law, depending on the provision thereof, namely the “rule of reason” and “illegal per se.” The “rule of reason” requires the assessment of the anti-competitive effects of the business activity, while “illegal per se” provides that a violation exists insofar as all elements provided under the Competition Law are met.

The Business Competition Supervisory Commission (Komisi Pengawas Persaingan Usaha (“KPPU”)) has the authority to supervise the implementation of the Competition Law. The KPPU is an independent institution that reports to the President of the Republic of Indonesia. Further, transactions that meet certain thresholds set forth in the Competition Law and KPPU regulations must be reported post factum to the KPPU within 30 business days of the date the transaction is legally effective. The KPPU has the authority to substantively review whether the transaction is in violation of the Competition Law, which may then be subjected to certain structural and/or behavioral remedies.

Pursuant to the Competition Law, and as further elaborated by Government Regulation No. 44 of 2021 regarding Implementation of Prohibition of Monopolistic Practices and Unfair Competition, dated February 2, 2021, non-compliance with the Competition Law could subject the offending party to administrative sanctions imposed by the KPPU. These administrative sanctions are annulment of the relevant agreement, order of cessation of the prohibited action, unwinding of the relevant transaction, payment of compensation, and administrative fine. The administrative fine is a minimum of IDR1 billion (approximately $69,000) and a maximum of (i) 50% of the net profit received by the perpetrator in the relevant market during the period in which the non-compliance persists, (ii) 10% of the total sales in the relevant market during the period in which the non-compliance persists or (iii) IDR25 billion (approximately $1.7 million), which applies only for failure to report a notifiable transaction to the KPPU in a timely manner.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees.

The following individuals are members of the Board and executive management of the Registrant.

Name	Age	Position(s)
Sai Bin Loi	75	Chairman of the Board and Director
Ziyang Long*	36	Chief Executive Officer and Director Nominee
Keng Yan Yoon	42	Chief Financial Officer
Chan Chee Wai	46	Chief Operating Officer
Jeffrey Stagg*	62	Independent Director Nominee
Ying Shu Wang*	48	Independent Director Nominee
Yi Wei Yeo*	44	Independent Director Nominee

*	This individual has indicated his assent to occupy such position upon the effectiveness of the registration statement of which this prospectus forms a part.

The following is a brief biography of each of our executive officers and directors.

Sai Bin Loi

Mr. Loi has served as a director of RP Singapore since 2015. He has more than 50 years of experience in elevators, systems & control industry. Prior to joining our company, Mr. Loi founded 9G Elevator Pte. Ltd. in 2003, which is a private elevator company and was later sold to Ryoden (Singapore) Pte. Ltd. in 2008. Mr. Loi served as Head of Technical Service at Ryoden (S) Pte. Ltd. c/o Mitsubishi Elevators and Escalator from 1990 to 2002, maintaining large infrastructure control system and had 100 service technicians who reported to him. He obtained Technical Proficiency from a certification body and technical diploma in 1981.

Ziyang Long

Mr. Long has joined RP Singapore since September 2020 and acted as the CEO of RP Singapore since September 2021. Mr. Long will become a director of our company upon the effectiveness of the registration statement of which this prospectus forms a part. He has extensive experiences in entrepreneur management, accounting and financial reporting in different industries, including food and beverages, blockchain, and education technology. He has served as the finance manager of RP Singapore from September 2020 to present. Prior to that, he was the director and the owner of Accouncity Pte. Ltd., responsible for the operation and overseeing the outsourcing of the accounting and book-keeping business of such company. From 2018 to 2021, he served on the board of directors of FRV Solutions Pte. Ltd. Mr. Long obtained his bachelor’s degree of Science (Hon) in Accounting and Finance from University of London in 2013.

Keng Yan Yoon

Mr. Yoon has acted as the CFO of RP Singapore since July 2022. He has over 17 years as a financial controller in investment funds and property management companies. Prior to joining RP Singapore, Mr. Yoon served as the financial controller of Fusion Medical Group Pte Ltd. from September 2019 to October 2021, a financial manager at Aura Group from January 2018 to June 2019, where he managed the financials of a portfolio of 30 companies across Singapore and Australia, and the general manager at Acumen Business Consulting from May 2013 to December 2017, where he provided ad-hoc CFO and CTO services to clients. Mr. Yoon obtained his bachelor’s degree of Commerce in Accounting and Finance from the Australian National University in 2003 and has been a chartered accountant of the Institute of Chartered Accountants in Australia since 2010.

Chan Chee Wai

Mr. Wai is specialized in the field of IoT & enterprise application development, mobile solutions, and analytic solution, workflow applications, portal and collaboration solutions. He has 20 years of extensive experience in planning and implementing corporate application or design, and the associated technology infrastructures required to support business objectives. From February 2021 to present, he has been the Chief Operation Officer and Director of Sales of RP Singapore, responsible for the day-to-day operations and generating business opportunities. He also served as the managing director at CONSAP Pte. Ltd., in charge of the business and sales of such company and management of the technical team. He has worked with clients from both government and enterprise, including but not limited to NCS Communications Engineering Pte. Ltd., Singapore Changi Airport, Singtel, NEC Asia Pacific Pte. Ltd., the Housing & Development Board in Singapore, Ministry of Home Affairs in Singapore. He obtained his bachelor’s degree in Advertising & Communication at One Academy of Communication Design Malaysia in 1999.

Jeffrey Stagg

Mr. Stagg will become an independent director of our company upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Stagg has more than 20 years of experience in IT and telecommunication. Currently, Mr. Stagg servers as the CEO and president of S&S Equipment Holdings, Inc., a company engaged in the equipment, offshore and onshore Oil & Gas business, industrial marine, and Petroleum trading fields. Prior to that, he was a sales director at Hydrasat LLC, a firm that specializes in helping clients optimize their IT from April 2012 to July 2020.  Mr. Stagg earned his bachelor’s degree of Science in Electrical Engineering from University of Louisiana.

Ying Shu Wang

Mr. Wand will become an independent director of our company upon the effectiveness of the registration statement of which this prospectus forms a part. In July 2017, Mr. Wang founded Capital Asia Investment Pte. Ltd., a Monetary Authority of Singapore (MAS) licensed fund management company. Since April 2021, Mr. Wang has been serving as Chief Operating Officer at Capital Asia Investment Pte. Ltd., in charge of the operations and the profit and loss of such company. Prior to that, he was the Group Chief Financial Officer of JL Asia Resources Pte. Ltd., a company engaged in the industries of real estate development, hospitality, leisure and entertainment from April 2014 to December 2017, responsible for the group’s finance, mergers and acquisitions. Ying Shu is a CFA charter holder. He obtained his bachelor’s degree of Electronics and Electrical Engineering (Hons) at University of Edinburgh on an Economic Development Board of Singapore Scholarship and his master’s degree of Science (Applied Finance) from Singapore Management University.

Yi Wei Yeo

Mr. Yeo will become an independent director of our company upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Yeo has over 19 years of international tax advisory experience in Singapore, Asia-pacific and Europe. He has been serving as the director of the tax consulting team at the asset management department at KPMG, Singapore since March 2021, responsible for generating new business and the management of the profit and loss of the department. He was a director of the tax consulting team at PricewaterhouseCoopers Services Pte. Ltd., Singapore from July 2019 to March 2021. From September 2016 to July 2019, he was a director of the tax consulting team at Clearbell Capital LLP, London. He is qualified as a Chartered Accountant in Singapore and has the qualification of ADIT issued by United Kingdom CIOT (Chartered Institute of Taxation). He obtained a bachelor’s degree in Accounting from Nanyang Technological University in 2002.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Currently, our sole director is Mr. Sai Bin Loi. Our board of directors will consist of five directors immediately prior to the effective date of the registration statement of which this prospectus forms a part.

Duties of Directors

Under British Virgin Islands law, our directors owe fiduciary duties both at common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, our directors also have a duty to exercise the care, diligence and skills that a reasonable director would exercise in comparable circumstances, taking into account without limitation the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our memorandum and articles of association or the BVI Act. See “Description of Share Capital - Differences in Corporate Law”  for additional information on our directors’ fiduciary duties under British Virgin Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	authorizing the payment of donations to religious, charitable, public, or other bodies, clubs, funds, or associations as deemed advisable;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	executing checks, promissory notes, and other negotiable instruments on behalf of the company; and

●	maintaining or registering a register of mortgages, charges, or other encumbrances of the company.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Executive Compensation

For the year ended June 30, 2022, the aggregate cash compensation accrued for the Company’s executive officers as a group was SGD155,100. The Company does not separately set aside any amounts for pensions, retirement or other benefits for our executive officers, other than pursuant to relevant statutory requirements.

Employment Agreements with Named Executive Officers

We will enter into employment agreements with each of our executive officers prior to the effective date of the registration statement of which this prospectus forms a part, the form which is filed as Exhibit 10.3 to this registration statement.

On December 1, 2021, we entered into an employment agreement with Mr. Ziyang Long, who acts as our CEO and interim CFO. Pursuant to such agreement, he shall receive a monthly base salary of SGD1,400, and is also eligible for bonus, benefits and reasonable expenses reimbursement. Under the employment agreement, Mr. Long works as our CEO and interim CFO and the term is annual basis, which automatically renews for additional one-year terms unless either party provides a written notice one (1) month prior to the termination date, or otherwise proposes to renegotiate the terms of the employment with the other party within three (3) months prior to the expiration of the applicable term. We can also terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.

Compensation of Directors

For the fiscal years ended June 30, 2022 and 2021, we have not paid cash compensation to our director for the director’s services.

We will enter into letter agreements with each of our directors prior to the effective date of the registration statement of which this prospectus forms a part, the form which is filed as Exhibit 10.4 to this registration statement. Under these agreements, we will agree to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of our company.

Insider Participation Concerning Executive Compensation

Mr. Loi was making all determinations regarding executive officer compensation from the inception of the Company up until the time when our compensation committee is set up (please see discussion below).

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon effectiveness of this registration statement: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees which will be effective upon consummation of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Mr. Jeffrey Stagg, Mr. Ying Shu Wang and Mr. Yi Wei Yeo. Mr. Yi Wei Yeo will be the chairman of our audit committee. We have determined that Mr. Jeffrey Stagg, Mr. Ying Shu Wang and Mr. Yi Wei Yeo will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Mr. Yi Wei Yeo qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Mr. Jeffrey Stagg, Mr. Ying Shu Wang and Mr. Yi Wei Yeo upon the effectiveness of their appointments. Mr. Jeffrey Stagg will be the chairman of our compensation committee. We have determined that Mr. Jeffrey Stagg, Mr. Ying Shu Wang and Mr. Yi Wei Yeo will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and recommending to the board with respect to the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Mr. Jeffrey Stagg, Mr. Ying Shu Wang and Mr. Yi Wei Yeo upon the effectiveness of their appointments. Mr. Ying Shu Wang will be the chairperson of our nominating and corporate governance committee. Mr. Jeffrey Stagg, Mr. Ying Shu Wang and Mr. Yi Wei Yeo satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for

●	each of our director, director nominees and executive officers who beneficially own our Ordinary Shares; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 16,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of the prospectus, we have eight shareholders of record, none of which are located in the United States. We will be required to have at least 300 shareholders at closing in order to satisfy the Nasdaq listing standards.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering(4)		Percentage of Votes Held After this Offering
	Number	Percent	Number	Percent	Percent
Directors and Executive Officers:
Sai Bin Loi	11,000,000	68.75%	10,000,000	52.63%	52.63%
Jeffrey Stagg	-	-	-	-	-
Yi Wei Yeo	-	-	-	-	-
Ying Shu Wang	-	-	-	-	-
Ziyang Long	-	-	-	-	-
Chee Wai Chan	-	-	-	-	-
All Director, Director Nominees and Executive Officers (6 Persons)	11,000,000	68.75%	10,000,000	52.63%	52.63%
5% Shareholders:
Market Tycoon Investments Limited (1)	640,000	4%	140,000	0.74%	0.74%
Cosmic Paramount Enterprises Limited (2)	800,000	5%	-	-	-
Lucky Champion Ventures Limited (3)	800,000	5%	-	-	-

(1)	These shares are held by Market Tycoon Investments Limited, a British Virgin Islands business company 100% owned by its sole director, Luk Tat Ho Andy. Its business address is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.

(2)

These shares are held by Cosmic Paramount Enterprises Limited, a British Virgin Islands business company 100% owned by its sole director, Chan Kong. Its business address is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(3)

These shares are held by Lucky Champion Ventures Limited, a British Virgin Islands exempted company 100% owned by its sole director, TAM Chung Wai. Its business address is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.

(4)	Mr. Sai Bin Loi, the Selling Shareholder, will sell 1,000,000 Ordinary Shares pursuant to this prospectus. Market Tycoon Investments Limited, Cosmic Paramount Enterprises Limited and Lucky Champion Ventures Limited are selling shareholders as set forth in the Resale Prospectus and are selling their shares pursuant to the Resale Prospectus. The Underwriter is obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such Ordinary Shares are taken, including 1,000,000 Ordinary Shares of the Selling Shareholder. The selling shareholders are under no obligation to sell any shares pursuant to the Resale Prospectus, however, for the purpose of calculating the Ordinary Shares beneficially owned by them, we assume that the selling shareholders will sell all of the Ordinary Shares offered for sale pursuant to this prospectus and the Resale Prospectus.

SELLING SHAREHOLDER

The following table sets forth the name of the Selling Shareholder, the number of Ordinary Shares owned by him immediately prior to the date of this prospectus and the number of Ordinary Shares to be offered by him pursuant to this prospectus. The table also provides information regarding the beneficial ownership of our Ordinary Shares by the Selling Shareholder as adjusted to reflect the assumed sale of all of the shares offered under this prospectus and the Resale Prospectus.

Percentage of beneficial ownership before this offering is based on 16,000,000 of our Ordinary Shares outstanding as of the date of this prospectus. Beneficial ownership is based on information furnished by the Selling Shareholder. Unless otherwise indicated and subject to community property laws where applicable, the Selling Shareholder named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by him.

The selling shareholder named in the following table, Mr. Sai Bin Loi, is our chairman of the Board. He is not a broker dealer or an affiliate of a broker dealer. Mr. Loi is going to enter into an underwriting agreement with us and the underwriter for resale and offering of 1,000,000 Ordinary Shares. The table below assumes that the Selling Shareholder and the selling shareholders named in the Resale Prospectus will sell all of the shares offered for sale hereby and by the Resale Prospectus.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to the Public Offering Prospectus	Number of Shares owned After Offering	Percentage Ownership After Offering
Sai Bin Loi	11,000,000	1,000,000	10,000,000	52.63%

Note: Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into our Ordinary Shares, or convertible or exercisable into our Ordinary Shares within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

For the years Ended June 30, 2022 and 2021

Related party balances

a. Short-term and long-term deposits – related party

On February 11, 2019, the Company entered into a service agreement with AD Navitas Pte Ltd. (“Ad Navitas”), which is owned by our shareholder and sole director, Mr. Sai Bin Loi. Ad Navitas will assist the Company to provide software development projects. Per terms set forth in the agreement, the Company is required to maintain a minimum security amount of SGD 1,000,000 to Ad Navitas after signing the agreement. The amount of short-term deposit may increase depending on quantum amount on the service provided. Short-term deposits were nil and SGD740,344 as of June 30, 2022 and 2021, respectively. Long-term deposit is at SGD1,000,000 (USD719,269) and remained unchanged.

b. Loans Payable - related party

The Company had unsecured, interest-bearing loan from Republic SC Pte Ltd., which is co-owned by the Company’s shareholder and sole director, Mr. Sai Bin Loi, and his daughter, amounted to SGD 65,000 (USD 46,752) as of June 30, 2022. There were no loans from related party as of June 30, 2021.

c. Loans to related party

The Company had unsecured, interest-bearing loan from Republic SC Pte Ltd., which is co-owned by the Company’s shareholder and sole director, Mr. Sai Bin Loi, and his daughter, amounted to SGD 400,000 (USD 297,331) in July 2020. The Company received the repayment of SGD386,600 (USD287,370) during the year ended June 30, 2021. As of June 30, 2022 and 2021, the loans of related party amounted to nil and SGD13,400 with annual interest rates approximately 6.0%. The amounts were wholly settled in cash in July 2021.

d. Deposit paid for acquisition of subsidiary - related party

On December 1, 2020, RP Singapore entered into an acquisition agreement with Consap Pte Ltd. (“Consap”), which company is controlled by Chee Wai Chan, who was appointed as RP Singapore’s COO and director in February 2021, to acquire the 100% equity interest in Consap, a limited company incorporated in Singapore, for total cash consideration of USD 2,400,000 (equivalent to SGD 3,336,720).

The acquisition is not completed on June 30, 2022 and the completion is contingent and subject to certain conditions, including target sales performance, set out in the acquisition agreement.

Deposit of USD 1,400,000 (equivalent to SGD1,856,171) has been paid to Consap on June 30, 2021. The remaining of consideration of USD 1,000,000 will be paid by RP Singapore to Consap on December 31, 2022 if the conditions are met. Pursuant to the acquisition agreement, in the event that Consap fails to secure enough sales agreements for a total contracts value of at least USD2,000,000, the deposits would be fully refundable to RP Singapore.

e. Amount due from a director

The Company had unsecured, interest bearing loan to Consap (which company is currently controlled by Chee Wai Chan, who was appointed as RP Singapore’s COO and director in February 2021) amounted to SGD 100,000 in June 2020. As of June 30, 2022 and 2021, the amounts due from a director amounted to nil and SGD100,000.

f. Amount due to a director

The Company borrows from Mr. Sai Bin Loi, the Company’s director and a major shareholder, for operation purpose. The loans are interest free and no collateral. The amount was settled in cash on November 30, 2021.

Name of Related Party	Relationship	Nature of transactions	June 30, 2021	June 30, 2022	June 31, 2022
			SGD	SGD	USD
Mr. Sai Bin Loi	Mr. Loi is a shareholder and director of Republic Power Pte Limited	Loan	59,042	—	—
			59,042	—	—

Related party transactions

a. Revenue

On March 5, 2021, the Company entered into a service agreement with Consap, which company is currently controlled by Chee Wai Chan, who was appointed as RP Singapore’s COO and director in February 2021, with a term from March 5, 2021, to complete a software development project. For the year ended June 30, 2021, the project was completed and Consap paid to the Company in consideration SGD 90,000 (USD 66,900).

As at 30 June, 2022, the company has entered into multiple service agreements with Consap Pte Ltd., which company is currently controlled by Chee Wai Chan, who was appointed as RP Singapore’s COO and director in February 2021. The projects were completed by June 30, 2022 and Consap Pte Ltd. paid to the company in consideration, SGD 130,000 (USD93,505) for the year ended June 30, 2022.

b. Cost of revenue

On February 11, 2019, the Company entered into a service agreement with Ad Navitas, which is owned by our shareholder and sole director, Mr. Sai Bin Loi. Ad Navitas will assist the Company to provide software development. During the years ended June 30, 2022 and 2021, the Company paid service fee of nil and SGD 1,834,719 to Ad Navitas,

The Company entered into a service agreement with Wee Chong Loi, son of the shareholder of the Company, who agreed to provide IT advisory services to assist in the Company’s software development projects, with a term from April 1, 2020 to December 31, 2021. During the years ended June 30, 2022 and 2021, the Company paid service fee of SGD 48,021(USD 34,540) and SGD 1,709,986 to Wee Chong Loi, respectively.

Employment Agreements

See “Management—Employment Agreements with Named Executive Officers.”

DESCRIPTION OF SHARE CAPITAL

We are a British Virgin Islands business company with limited liability and our affairs are governed by our Memorandum and Articles of Association, the BVI Act, the common law of the British Virgin Islands, our corporate government documents and the rules and regulations of the stock exchange on which our Ordinary Shares (after the completion of this Offering, our Ordinary Shares) are traded.

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Certificates evidencing the shares are issued in registered form. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed. Under the BVI Act, the Ordinary Shares are deemed to be issued when the name of the shareholder is entered in our register of members. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

Our Company is authorized to issue unlimited Ordinary shares, par value US$0.000625 per share. Subject to the provisions of the BVI Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the BVI Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be 19,000,000 Ordinary Shares issued and outstanding held by at least 300 shareholders and beneficial owners which is the minimum requirement by Nasdaq Capital Market. Shares sold in this offering will be delivered against payment from the underwriter upon the closing of the offering in New York, New York, on or about [●], 2023.

Listing

We have applied to list the Ordinary Shares on the Nasdaq Capital Market under the symbol “RPGL.”

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Transhare Corporation with offices located at Bayside Center 1, 17755 North US Highway 19, Suite No. 140, Clearwater, FL 33764.

Dividends

Shareholders holding shares in the Company are entitled to receive such dividends as may be declared by our board of directors subject to the BVI Act and our memorandum and articles of association.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Variation of Rights of Shares

Subject to the BVI Act, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, be varied or modified with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Redemption and Purchase of Own Shares

Subject to the provisions of the BVI Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our memorandum and articles of association and subject to any applicable requirements imposed from time to time by, the BVI Act, the SEC, or by any recognized stock exchange on which our securities are listed.

Inspection of Books and Records

Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar of Corporate Affairs which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

General Meetings

Under our memorandum and articles of association, a copy of the notice of any meeting of shareholders shall be given not less than 7 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a meeting of shareholders upon the written request of shareholders holding at least 30% of our outstanding voting shares. In addition, our board of directors may call a meeting of shareholders on its own motion. A meeting of shareholders may be called on short notice if at least 90% of the shares entitled to vote on the matters to be considered at the meeting have agreed to short notice of the meeting, or if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice and presence at the meeting shall be deemed to constitute waiver for this purpose.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50 percent of the shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the common shares or each class of shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. If not, the meeting will be dissolved. No business may be transacted at any meeting of shareholders unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders. If the chair of our board is not present then the members present shall choose a shareholder to act to chair the meeting of the shareholders. If the shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in present of by proxy shall preside as chairman, failing which the oldest individual member or member representative shall take the chair.

A corporation that is a shareholder shall be deemed for the purpose of our memorandum and articles of association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Directors

There is nothing under British Virgin law which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors. Our memorandum and articles of association do not provide for cumulative voting for elections of directors.

Liquidation Rights

As permitted by the BVI Act and our memorandum and articles of association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if our assets exceed our liabilities and we are able to pay our debts as they fall due. We also may be wound up in circumstances where we are insolvent in accordance with the terms of the BVI Insolvency Act (Law Revision 2020).

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the BVI Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Differences in Corporate Law

The BVI Act and the laws of the British Virgin Islands affecting British Virgin Islands companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated under the Delaware General Corporation Law in the United States and their shareholders.

Mergers and Similar Arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies (the “surviving company”) and a consolidation means the uniting of two or more constituent companies into a new company (the “consolidated company”). The procedure for a merger or consolidation between the company and another company (which need not be a British Virgin Islands company, and which may be the company’s parent or subsidiary, but need not be) is set out in the BVI Act. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which with the exception of a merger between a parent company and its subsidiary, must also be approved by a resolution of a majority of the shareholders voting at a quorate meeting of shareholders or by written resolution of the shareholders of the British Virgin Islands company or British Virgin Islands companies which are to merge. While a director may vote on the plan of merger or consolidation, or any other matter, even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company. A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions. Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the plan of merger or consolidation has been approved by the directors and authorized, if required, by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands. The merger is effective on the date that the articles of merger are registered with the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation.

As soon as a merger becomes effective: (a) the surviving company or consolidated company (so far as is consistent with its memorandum and articles of association, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) in the case of a merger, the memorandum and articles of association of any surviving company are automatically amended to the extent, if any, that changes to its memorandum and articles of association are contained in the articles of merger or, in the case of a consolidation, the memorandum and articles of association filed with the articles of consolidation are the memorandum and articles of the consolidated company; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any member, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any member, director, officer or agent thereof, are abated or discontinued by the merger or consolidation; but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the member, director, officer or agent thereof; as the case may be; or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company. The Registrar of Corporate Affairs shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation. If the directors determine it to be in the best interests of the company, it is also possible for a merger to be approved as a Court approved plan of arrangement or scheme of arrangement in accordance with the BVI Act.

A shareholder may dissent from (a) a merger if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 percent, or more of the shares of the company pursuant to the terms of the BVI Act; and (e) a plan of arrangement, if permitted by the British Virgin Islands Court (each, an Action). A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from an Action must object in writing to the Action before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. Such objection shall include a statement that the member proposes to demand payment for his or her shares if the Action is taken. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Act to dissent from the Action, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent. Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company shall make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands Law. These are summarized below:

Prejudiced Members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our memorandum and articles of association be set aside.

Derivative Actions

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company in certain circumstances to redress any wrong done to it. Such actions are known as derivative actions. The British Virgin Islands Court may only grant permission to bring a derivative action where the following circumstances apply:

●	the company does not intend to bring, diligently continue or defend or discontinue proceedings; and

●	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the British Virgin Islands Court is also required to have regard to the following matters:

●	whether the shareholder is acting in good faith;

●	whether a derivative action is in the company’s best interests, taking into account the directors’ views on commercial matters;

●	whether the action is likely to proceed;

●	the cost of the proceedings; and

●	whether an alternative remedy is available.

Just and Equitable Winding Up

In addition to the statutory remedies outlined above, shareholders can also petition the British Virgin Islands Court for the winding up of a company under the BVI Insolvency Act, 2003 (Law Revision 2020) for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is generally only available where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our memorandum and articles of association provide that, subject to certain limitations, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the memorandum and articles of association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Memorandum and Articles of Association

Some provisions of our articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. Under the BVI Act there are no provisions that specifically prevent the issuance of preferred shares or any such other “poison pill” measures. Our memorandum and articles of association also do not contain any express prohibitions on the issuance of any preferred shares. Therefore, the directors without the approval of the holders of ordinary shares may issue preferred shares that have characteristics that may be deemed to be anti-takeover. Additionally, such a designation of shares may be used in connection with plans that are poison pill plans. However, under British Virgin Islands law, our directors in the exercise of their powers granted to them under our memorandum and articles of association and performance of their duties, are required to act honestly and in good faith in what the director believes to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe fiduciary duties both at common law and under statute including, among others, a statutory duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our memorandum and articles of association. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Pursuant to the BVI Act and our memorandum and articles, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may:

●	(a) vote on a matter relating to the transaction;

●	(b) attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

●	(c) sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction.

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in, or proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the company, the British Virgin Islands Court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Act or the memorandum or articles. Furthermore, pursuant to section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the British Virgin Islands Court for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that, subject to the memorandum and articles of association of a company, an action that may be taken by members of the company at a meeting may also be taken by a resolution of members consented to in writing.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our memorandum and articles of association allow our shareholders holding 30% or more of the votes of the outstanding voting shares to requisition a shareholders’ meeting. There is no requirement under British Virgin Islands law to hold shareholders’ annual general meetings, but our memorandum and articles of association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the British Virgin Islands law, our memorandum and articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed from office, with or without cause, by a resolution of shareholders. Directors can also be removed with cause by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions With Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute and our memorandum and articles of association fails to expressly provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders or directors, provided that the directors have made a declaration of solvency that the company is able to discharge its debts as they fall due and that the value of the company’s assets exceed its liabilities.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by not less than 50 percent of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class. For these purposes the creation, designation or issue of shares with rights and privileges ranking pari passu to an existing class of shares is deemed not to be a variation of the rights of such existing class and may in accordance with our memorandum and articles of association be effected by resolution of directors without shareholder approval.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our memorandum and articles of association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands.

Anti-Money Laundering Laws

In order to comply with legislation or regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the British Virgin Islands knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the British Virgin Islands, pursuant to the Proceeds of Criminal Conduct Act (Law Revision 2020). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and although we have made an application for the Ordinary Shares to be listed on the Nasdaq Capital Market, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have 19,000,000 Ordinary Shares issued and outstanding. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately 190,000 shares immediately after this offering; or

●	the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. If any of our employees, executive officers or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until ninety (90) days after the date of this prospectus before selling any such shares. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director of may resell their restricted shares in an “offshore transaction” under Regulation S if:

●	none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States, and

●	in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

TAXATION

The following discussion of material British Virgin Islands, Singapore, and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local, and other tax laws. To the extent that the discussion relates to matters of British Virgin Islands tax law, it represents the opinion of Forbes Hare, our British Virgin Islands counsel. To the extent that the discussion relates to matters of Singapore tax law, it represents the opinion of Insights Law LLC, our Singapore counsel.

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

Republic of Singapore Taxation

Dividends or Other Distributions with Respect to Ordinary Shares

Under the one-tier corporate tax system which currently applies to all Singapore tax resident companies, tax on corporate profits is final, and dividends paid by a Singapore tax resident company will be income tax exempt in the hands of a shareholder, whether or not the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.

Capital Gains upon Distribution of Ordinary Shares

Under current Singapore tax laws, there is no tax on capital gains. There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. Gains arising from the disposal of the Company’s ordinary shares may be construed to be of an income nature and subject to Singapore income tax, if they arise from activities which the Inland Revenue Authority of Singapore regards as the carrying on of a trade or business in Singapore. However, under Singapore tax laws, any gains derived by a divesting company from its disposal of ordinary shares in an investee company between June 1, 2012 and December 31, 2027 are generally not taxable if immediately prior to the date of the relevant disposal, the divesting company has held at least 20% of the ordinary shares in the investee company for a continuous period of at least 24 months.

Goods and Services Tax

The issue or transfer of ownership of the Company’s ordinary shares should be exempt from Singapore Goods and Services Tax. Hence, the holders would not incur any Goods and Services Tax on the subscription or subsequent transfer of the shares.

Stamp Duty

If the Company’s ordinary shares evidenced in certificated forms are acquired in Singapore, stamp duty is payable on the instrument of their transfer at the rate of 0.2% of the consideration for or market value of the Company’s ordinary shares, whichever is higher. Where an instrument of transfer is executed outside Singapore or no instrument of transfer is executed, no stamp duty is payable on the acquisition of the Company’s ordinary shares. However, stamp duty may be payable if the instrument of transfer is executed outside Singapore and is received in Singapore. The stamp duty is borne by the purchaser unless there is an agreement to the contrary.

On the basis that any transfer instrument in respect of the Company’s shares traded on Nasdaq are executed outside Singapore through the Company’s transfer agent/transfer secretary and share registrar in the United States for registration in the Company’s branch registers of members maintained in the United States (without any transfer instrument being received in Singapore), no stamp duty should be payable in Singapore on such transfers.

Tax Treaties Regarding Withholding Taxes

There is no comprehensive avoidance of double taxation agreement between the United States and Singapore which applies to withholding taxes on dividends or capital gains.

British Virgin Islands Taxation

The British Virgin Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the British Virgin Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the British Virgin Islands. No stamp duty is payable in the British Virgin Islands on the issue of shares by, or any transfers of shares of, British Virgin Islands companies (except those which hold interests in land in the British Virgin Islands). The British Virgin Islands is not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the British Virgin Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the British Virgin Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to British Virgin Islands income or corporation tax.

British Virgin Islands Economic Substance Legislation

The British Virgin Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the “ESA”) came into force in the British Virgin Islands introducing certain economic substance requirements for British Virgin Islands tax resident companies which are engaged in certain “relevant activities.” However, it is not anticipated that the Company itself will be subject to any such requirements. Although it is presently anticipated that the ESA will have little material impact on the Company or its operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on the Company.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	advertising investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Ordinary Shares; or

●	persons holding our Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Share and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC (defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC (defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

Based on our current and anticipated operations and the composition of our assets, we were not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the taxable year ended June 30, 2022 and the taxable year ended June 30, 2022. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our taxable year ending June 30, 2023 or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse US federal income tax consequences for US taxpayers who are shareholders. We will make this determination following the end of any particular tax year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. However, we must make a separate determination each year as to whether we are a PFIC, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares.

UNDERWRITING

In connection with this offering, we and the Selling Shareholder will enter into an underwriting agreement with Univest Securities LLC (the “Underwriter”) with respect to the ordinary shares being offered. Under the terms and subject to the conditions contained in the underwriting agreement, the Underwriter has agreed to purchase 3,000,000 Ordinary Shares from us and 1,000,000 Ordinary Shares from the Selling Shareholder.

The Underwriter is offering the Ordinary Shares subject to its acceptance of the ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the Underwriter to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is obligated to take and pay for all of the ordinary shares offered by this prospectus if any such Ordinary Shares are taken.

The Underwriter initially proposes to offer the Ordinary Shares directly to the public at the public offering price listed on the cover page of this prospectus. The Underwriter is expected to make offers and sales both inside and outside the United States through its selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

Underwriter’s Compensation

Except as disclosed in this prospectus, the Underwriter has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc. (“FINRA”) to be underwriting compensation under its rules of fair price.

Discount

The underwriting discount is equal to the public offering price per share, less the amount paid by the Underwriter to us per share. The underwriting discount was determined through an arms’ length negotiation between us and the Underwriter. We have agreed to sell the shares to the Underwriter, at the initial offering price of $[●] per share, which represents the initial public offering price of the shares set forth on the cover page of this prospectus less a 5.5% underwriting discount.

The following tables show the per-share price and total underwriting discounts to be paid to the Underwriter for underwriting 3,000,000 Ordinary Shares to be sold by us and 1,000,000 Ordinary Shares to be sold by the Selling Shareholder. Such amounts are shown assuming both no exercise and full exercise of the Underwriter’s option to purchase additional ordinary shares.

	Per Share	Total
Initial public offering price	$5.00	$15,000,000
Discounts	$0.275	$825,000
Proceeds to us, before expenses	$4.725	$14,175,000

	Per Share	Total
Initial public offering price	$5.00	$5,000,000
Discounts	$0.275	$275,000
Proceeds to Selling Shareholder, before expenses*	$4.725	$4,275,000

*	This only includes the proceeds of the sale of the Ordinary Shares underwritten by the Underwriter. We will not receive any proceeds from the sale of Ordinary Shares by the Selling Shareholder.

Expense Reimbursement

We have agreed to reimburse the Underwriter up to a maximum of $200,000 for out-of-pocket accountable expenses, including: (i) all reasonable travel and lodging expenses incurred by the Underwriter and its counsel in connection with visits to, and examinations of, our company; (ii) background check on our principal shareholders, directors and officers; (iii) the reasonable cost for road show meetings; (iv) all due diligence expenses; and (v) legal counsel fees; provided, however, any expense exceeding $5,000 shall be approved by us in writing in advance. In addition, at the closing of the offering, we shall reimburse the Underwriter one percent (1%) of the gross proceeds of the offering as non-accountable expenses.

We have agreed to pay to $80,000 as an advance to be applied towards reasonable out-of-pocket expenses, or the Advance, of which $30,000 was paid upon the execution of the engagement letter between us and the Underwriter dated February 23, 2022 (the “Engagement Letter”). Any portion of the Advance shall be returned back to us to the extent not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

Furthermore, pursuant to the underwriting agreement, the Underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the Underwriter of officers’ certificates and legal opinions.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $0.75 million.

Right of First Refusal

We have agreed to grant the Underwriter, for the eighteen-month period following the closing of this offering, a right of first refusal, exercisable at the sole discretion of the Underwriter, to provide investment banking services for any future equity, convertible or debt offerings of our securities during such period. The Right of First Refusal shall be subject to FINRA Rule 5110(g)(5), including that it may be terminated by us for cause, which shall be a breach by the Underwriter of the Engagement Letter or a material failure by the underwriter to provide the services as contemplated by the Engagement Letter.

Tail Financing Payments

We have also agreed to pay the Underwriter a tail fee equal to the compensation commensurate with those set forth in the Engagement Letter, if we complete an offering with a party first introduced to us by the Underwriter during the 12-month period following expiration or termination of our engagement of the Underwriter.

Lock-up Agreements

Each of our executive officers and directors and 5% or more holders of all of our shares outstanding prior to the effective date of this offering, have agreed with the Underwriter not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any ordinary shares or securities convertible into, exchangeable or exercisable for any ordinary shares, without the prior written consent of the Underwriter, as representative of the Underwriter, for a period of 180 days after the date of this prospectus.

Price Stabilization

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our Ordinary Shares during and after this offering, including:

●	stabilizing transactions;

●	short sales;

●	purchases to cover positions created by short sales;

●	imposition of penalty bids; and

●	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Ordinary Shares while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our Ordinary Shares, which involve the sale by the underwriter of a greater number of Ordinary Shares than it is required to purchase in this offering and purchasing Ordinary Shares on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriter may close out any covered short position by purchasing shares in the open market.

The underwriter also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriter a portion of the underwriting discount received by it because Univest has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result of these activities, the price of our Ordinary Shares may be higher than the price that otherwise might exist in the open market. The underwriter may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor the underwriter make any representation that the underwriter will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act and the Exchange Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the Underwriter may be required to make in respect of those liabilities.

Determination of Offering Price

Prior to this offering, there has not been a public market for our ordinary shares. The public offering price of the ordinary shares offered by this prospectus has been determined by negotiation between us, the Selling Shareholder, and the Underwriter. Among the factors considered in determining the public offering price of the ordinary shares were:

●	Our history and our prospects;

●	Our financial information and historical performance;

●	The industry in which we operate;

●	The status and development prospects for our products and services;

●	The experience and skills of our executive officers; and

●	The general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the ordinary shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the ordinary shares can be resold at or above the public offering price.

Listing

We have applied to list our Ordinary Shares on Nasdaq under the symbol “RPGL.” The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application. We cannot assure you that our application will be approved; if it is not approved by Nasdaq, we will not proceed with this offering.

Electronic Distribution

A prospectus in electronic format will be made available on the websites maintained by the Underwriter. The Underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of Ordinary Shares for sale to its online brokerage account holders. Ordinary Shares to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, Ordinary Shares may be sold by the Underwriter to securities dealers who resell Ordinary Shares to online brokerage account holders.

Other Relationships

The Underwriter is a full service financial institution engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The Underwriter may in the future perform a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In addition, in the ordinary course of its business activities, the Underwriter, its affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and other financial instruments (including bank loans) for its own account and for the accounts of its customers.

Such investments and securities activities may involve assets, securities and/or instruments of ours or our affiliates. The Underwriter and its affiliates, directors, officers and employees may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions outside the United States

Notice to Prospective Investors in Canada

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i)  investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 within, and/or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) (all such persons together being referred to as “relevant persons”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act 2001(the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in China and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws, rules and regulations of China. For the purpose of this paragraph only, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to our ordinary shares be issued or may be in possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and non-accountable expense allowance, which are expected to be incurred in connection with the sale of Ordinary Shares in this offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., or FINRA, all amounts are estimates.

SEC registration fee	$3,392
The Nasdaq Capital Market listing fee	$80,000
FINRA filing fee	$5,990
Printing and engraving expenses	$15,000
Legal fees and expenses	$486,729
Accounting fees and expenses	$52,000
Transfer agent and registrar fee and expenses	$200
Miscellaneous	$164,120
Total	$807,431

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Ordinary Shares sold in the offering.

LEGAL MATTERS

The validity of the Ordinary Shares offered in this offering and certain other legal matters as to British Virgin Islands law will be passed upon for us by Forbes Hare. Certain legal matters as to United States Federal and New York State law in connection with this offering will be passed upon for us by Hunter Taubman Fischer & Li LLC. Legal matters as to Singapore law will be passed upon for us by Insights Law LLC. Pryor Cashman LLP is acting as counsel to the Underwriter.

EXPERTS

The consolidated financial statements for the years ended June 30, 2022 and 2021 appearing in this prospectus have been audited by Friedman LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Republic Power Group Limited to continue as a going concern, as described in Note 2 to the consolidated financial statements), appearing elsewhere in this prospectus and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting. The office of Friedman LLP is located at One Liberty Plaza, 165 Broadway, 21st Floor, New York, New York 10006.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

REPUBLIC POWER GROUP LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Republic Power Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Republic Power Group Limited and Subsidiaries (collectively, the “Company”) as of June 30, 2022 and 2021, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company does not have sufficient cash balance at June 30, 2022, which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding this matter are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

Friedman LLP

We have served as the Company’s auditor since 2021.

New York, New York

December 22, 2022

REPUBLIC POWER GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,	June 30,
	2021	2022	2022
	SGD	SGD	USD
ASSETS

CURRENT ASSETS
Cash	4,142	23,311	16,767
Accounts receivable, net	44,958	3,092,185	2,224,113
Inventories	13,120	-	-
Loans to third parties	840,000	-	-
Prepayments	586,000	13,500	9,710
Short-term deposits	100	91,130	65,547
Short-term deposits - related party	740,344	-	-
Amount due from a director	100,000	-	-
Loans to related party	13,400	-	-
Other current assets, net	-	6,483	4,663
Total current assets	2,342,064	3,226,609	2,320,800

PROPERTY AND EQUIPMENT, NET	174,543	163,310	117,464

OTHER ASSETS
Deposit paid for acquisition of subsidiary - related party	1,856,171	1,856,171	1,335,087
Deferred IPO Costs	-	643,602	462,923
Long-term deposits	9,012	-	-
Long-term deposits - related party	1,000,000	1,000,000	719,269
Total non-current assets	2,865,183	3,499,773	2,517,279
Total assets	5,381,790	6,889,692	4,955,543

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Loans Payable – Related Party	-	65,000	46,752
Loans Payable – Financial Institution	-	122,000	87,751
Accounts payable	-	219,936	158,193
Other payables and accrued liabilities	29,183	274,116	197,163
Amount due to a director	59,042	-	-
Finance lease obligation, current portion	6,880	7,160	5,150
Taxes payable	1,021,059	1,435,039	1,032,180
Total current Liabilities	1,116,164	2,123,251	1,527,189

OTHER LIABILITIES
Finance lease obligation, net of current portion	66,956	59,796	43,009
Deferred tax liabilities, net	3,227	3,459	2,488
Total other liabilities	70,183	63,255	45,497
Total liabilities	1,186,347	2,186,506	1,572,686

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, US$0.000625 par value, unlimited shares authorized, 16,000,000 shares issued and outstanding as of June 30, 2021 and 2022, respectively*	13,453	13,453	10,000
Additional paid-in capital	986,547	986,547	709,269
Retained earnings	3,195,443	3,703,186	2,663,588
Total shareholders’ equity	4,195,443	4,703,186	3,382,857
Total liabilities and shareholders’ equity	5,381,790	6,889,692	4,955,543

*	Giving retroactive effect to the 1,600 for 1 share split effected on April 21, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

REPUBLIC POWER GROUP LIMITED

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
	2021	2022	2022
	SGD	SGD	USD

OPERATING REVENUES
Software development service	8,128,595	3,175,165	2,283,799
Consulting and technical support services	601,590	1,289,969	927,835
Product sales	87,997	-	-
Total operating revenues	8,818,182	4,465,134	3,211,634

COST OF REVENUES	(4,300,206)	(1,009,077)	(725,798)

GROSS PROFIT	4,517,976	3,456,057	2,485,836

OPERATING EXPENSES
Selling and marketing expenses	(844,023)	(155,976)	(112,189)
General and administrative expenses	(937,553)	(1,108,153)	(797,060)
Research and development expenses	(90,408)	(147,659)	(106,207)
Total operating expenses	(1,871,984)	(1,411,788)	(1,015,456)

INCOME FROM OPERATIONS	2,645,992	2,044,269	1,470,380

OTHER INCOME (EXPENSE)
Interest Income (Expense)	30,019	(56,257)	(40,464)
Lease income	12,475	3,228	2,322
Finance expenses	(2,838)	(2,018)	(1,451)
Foreign exchange loss	(58,746)	(1,651)	(1,188)
Other Income (Loss), net	3,245	(13,907)	(10,003)
Total other expense, net	(15,845)	(70,605)	(50,784)

INCOME BEFORE INCOME TAXES	2,630,147	1,973,664	1,419,596

PROVISION FOR INCOME TAX
Current	(450,917)	(332,689)	(239,293)
Deferred	(3,227)	(232)	(167)
Total provision for income tax	(454,144)	(332,921)	(239,460)

NET INCOME	2,176,003	1,640,743	1,180,136

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted*	16,000,000	16,000,000	16,000,000

EARNINGS PER SHARE
Basic and diluted*	0.14	0.10	0.07

*	Giving retroactive effect to the 1,600 for 1 share split effected on April 21, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

REPUBLIC POWER GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares		Additional paid-in	Retained
	Shares*	Par Value	capital	earnings	Total	Total
		SGD	SGD	SGD	SGD	USD
BALANCE, June 30, 2020	16,000,000	13,453	986,547	2,159,440	3,159,440	2,272,488
Dividends paid	-	-	-	(1,140,000)	(1,140,000)	(819,967)
Net income	-	-	-	2,176,003	2,176,003	1,565,132
BALANCE, June 30, 2021	16,000,000	13,453	986,547	3,195,443	4,195,443	3,017,653
Dividends paid	-	-	-	(1,133,000)	(1,133,000)	(814,932)
Net income	-	-	-	1,640,743	1,640,743	1,180,136
BALANCE, June 30, 2022	16,000,000	13,453	986,547	3,703,186	4,703,186	3,382,857

*	Giving retroactive effect to the 1,600 for 1 share split effected on April 21, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

REPUBLIC POWER GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2021	2022	2022
	SGD	SGD	USD

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	2,176,003	1,640,743	1,180,136
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	28,185	43,593	31,355
Provision for doubtful accounts	5,568	22,122	15,912
Inventory Provision	-	13,120	9,437
Deferred tax benefit provision	3,227	232	167
Change in operating assets and liabilities:
Accounts receivable	1,180,767	(3,069,349)	(2,207,689)
Prepayments	(561,887)	572,500	411,782
Inventories	(3,830)	-	-
Deposits	(100)	(82,018)	(58,993)
Deposits - related party	(400,000)	740,344	532,507
Other current assets – related party	100,000	-	-
Accounts payable	(400,000)	219,936	158,193
Other payables and accrued liabilities	29,184	244,933	176,173
Taxes payable	565,724	413,980	297,763
Net cash provided by operating activities	2,722,841	760,136	546,743

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposit paid for acquisition of subsidiary - related party	(1,856,171)	-	-
Amount loans to third parties	(840,000)	-	-
Repayments of loans to third parties	-	840,000	604,186
Repayment of amount due from a director	-	100,000	71,927
Repayment of loans to related parties	-	6,917	4,975
Amount loans to related parties	(400,000)	-	-
Repayment of loans from related parties	386,600	-	-
Purchases of property and equipment	(122,823)	(32,360)	(23,276)
Net cash (used in) provided by investing activities	(2,832,394)	914,557	657,812

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of due to a director	(161,266)	(59,042)	(42,467)
Deferred IPO Costs	-	(643,602)	(462,923)
Proceeds from financial institutions	-	810,000	582,608
Proceeds from the related parties loans	-	65,000	46,752
Repayment to financial institutions	-	(688,000)	(494,857)
Repayment of finance lease	(6,069)	(6,880)	(4,948)
Dividend payments	(1,140,000)	(1,133,000)	(814,932)
Net cash used in financing activities	(1,307,335)	(1,655,524)	(1,190,767)

CHANGE IN CASH	(1,416,888)	19,169	13,788

CASH, beginning of year	1,421,030	4,142	2,979

CASH, end of year	4,142	23,311	16,767

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	-	-	-
Cash paid for interest expense	2,829	56,546	40,671

NON-CASH FINANCING ACTIVITIES:
Property and equipment - finance lease	79,905	-	-

The accompanying notes are an integral part of these consolidated financial statements.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of business and organization

Republic Power Group Limited (the “Company” or “RP”) is a holding company incorporated on November 17, 2021 under the British Virgin Islands (“BVI”) law. The Company has no substantial operations other than holding all of the equity interest of Republic Power Pte. Ltd. (“RP Singapore”), a Singapore Company incorporated on January 1, 2015. The Company, through RP Singapore, is a provider of customized software, technology solutions and peripheral hardware to large and small to medium corporate clients and government agencies. The Company’s headquarters is located in Singapore. All of the Company’s business activities are carried out by RP Singapore.

On November 17, 2021, RP completed a reorganization of RP Singapore under common control of its then existing shareholders, who collectively owned all of the equity interests of RP prior to the reorganization. RP and RP Singapore are under common control which results in the consolidation of RP Singapore at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of RP.

The consolidated financial statements reflect the activities of each of the following entities:

Name	Background	Ownership	Principal activity
Republic Power Group Limited (“RP”)	● A BVI company ● Incorporated on November 17, 2021	-	Investment holding
Republic Power Pte. Ltd. (“RP Singapore”)	● A Singapore company ● Incorporated on January 1, 2015	100% owned by RP	Providing of software development and technology services

Note 2—Liquidity and going concern

The Company’s accounts have been prepared assuming that the company will continue as a going concern basis. The going concern basis assumes that assets are realized and liabilities are extinguished in the ordinary course of business at amounts disclosed in the consolidated financial statements. The Company’s ability to continue as a going concern depends upon aligning its sources of funding (debt and equity) with the expenditure requirements of the Company and repayment of the short-term debt facilities as and when they fall due.

The Company has considered whether there is a substantial doubt about its ability to continue as a going concern. As of June 30, 2022, the Company has cash flow from operating activities of SGD 760,136 (USD546,743). The Company’s working capital was SGD1,103,358 (USD793,611) as of June 30, 2022. The Company had SGD23,311 (USD16,767) in cash, which is unrestricted as to withdrawal and use as of June 30, 2022. In view of these circumstances, the management of the Company has given consideration to the future liquidity and performance of the Company and its available sources of finance in assessing whether the Company will have sufficient financial resources to continue as a going concern.

To sustain its ability to support the Company’s operating activities, the Company may have to consider supplementing its available sources of funds through the following sources:

●	cash and cash equivalents generated from operations;

●	other available sources of financing from Singapore banks and other financial institutions; and

●	financial support from the Company’s related party and shareholders.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management has commenced a strategy to raise debt and equity. However, there can be no certainty that these additional financings will be available on acceptable terms or at all. If management is unable to execute this plan, there would likely be a material adverse effect on the Company’s business. All of these factors raise substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements for the years ended June 30, 2022 and 2021 have been prepared on a going concern basis and do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result from the inability of the Company to continue as a going concern.

Note 3—Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company transactions have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, revenue recognition, and deferred taxes. Actual results could differ from these estimates.

The COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020. The Company has experienced, and may continue to experience, an adverse impact on certain parts of its business, including a lengthening in the sales cycle for some prospective clients and delays in the delivery of products, professional services and training to clients. As certain clients or partners experience downturns or uncertainty in their own business operations or revenue resulting from COVID-19, the Company may continue to decrease or delay the Company’s spending, request pricing discounts, or seek renegotiations of the Company’s contracts, any of which may result in decreased revenue and cash receipts for the Company in future periods. In addition, the Company may experience client losses, including due to bankruptcy or clients ceasing operations, which may result in an inability to collect accounts receivable from these clients. The full extent to which the COVID-19 pandemic, including any new virus strains or mutations, will directly or indirectly impact the Company’s business, results of operations, cash flows, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted.

Given the uncertainty regarding the length, severity, and ability to combat the COVID-19 pandemic, the Company cannot reasonably estimate the impact on its future results of operations, cash flows, or financial condition. As of the date of issuance of the consolidated financial statements, the Company is not aware of any specific event or circumstance that would require it to update its estimates, its judgments, or the carrying value of its assets or liabilities. These estimates may change as new events occur and additional information is obtained and are recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s consolidated financial statements.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign currency transaction

The Company uses Singapore Dollars (“SGD”) as its reporting currency. The functional currency of the Company and its subsidiary in the British Virgin Islands is United States Dollars (“USD”) and its subsidiary which is incorporated in Singapore is SGD, which is its respective local currency based on the criteria of ASC 830, “Foreign Currency Matters”.

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in exchange gains/(losses) on the consolidated statements of income and comprehensive income.

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows from SGD into USD as of June 30, 2022 are solely for the convenience of the readers and are calculated at the rate of USD1.00=SGD1.3903, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2022. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into USD at such rate, or at any other rate.

Cash

Cash primarily consists of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. The Company maintains most of its bank accounts in Singapore.

Accounts receivable, net

Accounts receivable include trade accounts due from clients. Accounts are considered overdue after 90 days. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of June 30, 2022 and 2021, the Company made SGD 27,690 (USD 19,917) and SGD 5,568 allowance for doubtful accounts for accounts receivable, respectively.

Inventories

Inventories are comprised of finished goods and are stated at the lower of cost or net realizable value using the weighted average method. Management reviews inventories for obsolescence and cost in excess of net realizable value periodically when appropriate and records a reserve against the inventory when the carrying value exceeds net realizable value. As of June 30, 2022 and 2021, the Company determined that no allowance was necessary.

Prepayments

Prepayments are mainly payments made to vendors or services providers for future services that have not been provided and prepaid rent. These amounts are refundable and bear no interest. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of June 30, 2022 and 2021, no allowance was deemed necessary.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Short-term deposits and long-term deposits

Short-term deposits and long-term deposits are mainly for rent, utilities and money deposited with certain suppliers. These amounts are refundable and bear no interest. The short-term deposits usually have one year term and are refundable upon contract termination. The long-term deposits are refunded from suppliers when term and conditions set forth in the agreements have been satisfied.

Deferred IPO costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, the SEC filing and print related costs. As of June 30, 2022, the Company did not conclude its IPO. As of June 30, 2022 and June 30, 2021, the accumulated deferred IPO cost was SGD643,602 (USD462,923) and nil, respectively.

Other current assets, net

Other current assets, net, primarily consists of other receivables from third parties. These other receivables are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. Depreciation is computed using the straight-line method after consideration of the estimated useful lives. The estimated useful lives are as follows:

Useful Life
Office equipment	3 years
Office furniture and fixtures	3 years
Leasehold improvements	lesser of lease term or expected useful life
Automobiles	10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of June 30, 2022 and 2021, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

Effective July 1, 2019, the Company adopted ASC Topic 606, Revenue from Contracts with Clients, which replaced ASC Topic 605, using the modified retrospective method of adoption. Results for reporting periods beginning after July 1, 2019 are presented under ASC Topic 606 while prior period amounts are not adjusted and continue to be presented under the Company’s historic accounting under ASC Topic 605. The Company’s accounting for revenue remains substantially unchanged. There were no cumulative effect adjustments for service contracts in place prior to July 1, 2019. The effect from the adoption of ASC Topic 606 was not material to the Company’s consolidated financial statements.

The five-step model defined by ASC Topic 606 requires the Company to (1) identify its contracts with clients, (2) identify its performance obligations under those contracts, (3) determine the transaction prices of those contracts, (4) allocate the transaction prices to its performance obligations in those contracts and (5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised goods or services are transferred to the client in an amount that reflects the consideration expected in exchange for those goods or services.

The Company applied practical expedient when sales taxes were collected from clients, meaning sales tax is recorded net of revenue, instead of cost of revenue, which are subsequently remitted to governmental authorities and are excluded from the transaction price. The Company does not offer rights of refund of previously paid or delivered amounts, rebates, rights of return or price protection. In all instances, the Company limits the amount of revenue recognized to the amounts for which it has the right to bill its’ clients.

The Company derives its revenues from three sources: (1) revenue from software development services, (2) revenue from consulting and technical support services, and (3) revenue from product sales. All of the Company’s contracts with clients do not contain cancelable and refund-type provisions.

(1)	Software development services

The contract is typically fixed priced and does not provide any post contract client support or upgrades. The Company designs software based on clients’ specific needs which require the Company to perform services including design, development, and integration. These services also require significant customization. Upon delivery of the services, client acceptance is generally required. The Company assesses that software development services is considered as one performance obligation as the clients do not obtain benefit for each separate service. The duration of the development period is short, usually less than one year.

The Company’s software development service revenues is generated primarily from contracts with government or related agencies and state-owned enterprises. The contracts contain negotiated billing terms which generally include multiple payment phases throughout the contract term and a portion of contract amount usually is billed upon the completion of the related projects. Pursuant to the contract terms, the Company has enforceable right on payments for the work performed.

The Company’s revenue from software development contracts are generally recognized over time as the Company’s performance creates or enhances the project controlled by the clients and the control is transferred continuously to the Company’s clients. The Company uses an input method based on cost incurred as the Company believes that this method most accurately reflects the Company’s progress toward satisfaction of the performance obligation, which usually takes less than one year. Under this method, the Company could appropriately measure the fulfillment of a performance obligation. Assumptions, risks and uncertainties inherent in the estimates used to measure progress could affect the amount of revenues, receivables and deferred revenues at each reporting period.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Incurred costs include all direct material, labor and subcontract costs, and those indirect costs related to application development performance, such as indirect labor, supplies, and tools. Cost-based input method requires the Company to make estimates of revenues and costs to complete the service. In making such estimates, significant judgment is required to evaluate assumptions related to the costs to complete the application development, including materials, labor, and other system costs. The Company’s estimates are based upon the professional knowledge and experience of the Company’s engineers and project managers to assess the contract’s schedule, performance, and technical matters. The Company has adequate cost history and estimating experience, and with respect to which management believes it can reasonably estimate total development costs. If the estimated costs are greater than the related revenues, the Company recognizes the entire estimated loss in the period the loss becomes known and can be reasonably estimated. Changes in estimates for software development services include but are not limited to cost forecast changes and change orders. The cumulative effect of changes in estimates is recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated. To date, the Company has not incurred a material loss on any contracts. However, as a policy, provisions for estimated losses on such engagements will be made during the period in which a loss becomes probable and can be reasonably estimated. If contract modifications result in additional goods or services that are distinct from those transferred before the modification, they are accounted for prospectively as if the Company entered into a new contract. If the goods or services in the modification are not distinct from those in the original contract, sales and gross profit are adjusted using the cumulative catch-up method for revisions in estimated total contract costs and contract values.

In certain software development service arrangements, the Company sells equipment to be customized and integrated with the developed software. The Company assesses the customized equipment and service are interdependent and highly interrelated. In these cases, the Company controls the customized equipment before it is transferred to the clients. The Company has the right to direct the suppliers and control the goods or assets transferred to its clients. Thus, the Company considers it should recognize revenue as a principal in the gross amount of consideration to which it is entitled in exchange for the customized equipment delivered.

(2)	Consulting and technical support services

Revenue from consulting and technical support services is primarily comprised of fixed-fee contracts, which require the Company to provide professional consulting and technical support services over contract terms beginning on the commencement date of each contract, which is the date its service is made available to clients. Billings to the clients are generally on a monthly or quarterly basis over the contract term, which is typically 1 to 12 months. The consulting and technical support services contracts typically include a single performance obligation. The revenue from consulting and technical support services is recognized over the contract term as clients receive and consume benefits of such services as provided.

(3)	Product sales

The Company engages in sale of medical equipment, hardware and related accessories. The Company typically enters into contracts with its client where the rights of the parties, including payment terms, are identified and sales prices to the clients are fixed with no separate sales rebate, discount, or other incentive and no right of return exists on sales of inventory. The Company’s performance obligation is to deliver products according to contract specifications. The Company recognizes product revenue at a time when the control of products is transferred to clients.

Revenue includes reimbursements of travel and out-of-pocket expense, with equivalent amounts of expense recorded in cost of revenue.

Practical Expedient and Exemptions

The Company does not disclose the value of unsatisfied performance obligations within one year by applying the right to invoice practical expedient provided by ASC 606-10-55-18.

Cost of Revenue

Cost of revenue consists primarily of personnel costs (including salaries and benefits) for employees associated with technical support and subcontractors, professional services organizations, third party license fees, allocable overhead, and depreciation of related property and equipment.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Advertising expenditures

Advertising expenditures are expensed as incurred and such expenses were minimal for the periods presented. Advertising expenditures have been included as part of selling and marketing expenses. For the years ended June 30, 2022 and 2021, the advertising expense amounted to SGD24,672 (USD17,746) and SGD1,496, respectively.

Selling and marketing expenses

Selling and marketing expenses consist primarily of advertising and marketing research expenses. For the years ended June 30, 2022 and 2021, the Company’s selling and marketing expenses were SGD155,976 (USD112,189) and SGD844,023, respectively.

Research and development

Research and development expenses include salaries and other compensation-related expenses to the Company’s research and product development personnel, outsourced subcontractors, as well as related expenses for the Company’s research and product development team.

Leases

Effective July 1, 2019, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require the Company to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities.

The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate based on the information available at the lease commencement date. The Company generally uses the base, non-cancelable lease term in calculating the right-of-use assets and lease liabilities.

The Company may recognize the lease payments in the consolidated statements of income on a straight-line basis over the lease terms and variable lease payments in the periods in which the obligations for those payments are incurred, if any. The lease payments under the lease arrangements are fixed.

The Company elected the package of practical expedients under the transition guidance which allows the Company to carryforward its historical lease classification, its assessment on whether a contract is or contains a lease and its initial direct costs for any lease that exists prior to adoption of the new standard.

The Company elected to apply the short-term lease exception for lease arrangements with a lease term of 12 months or less at commencement. Lease terms used to compute the present value of lease payments do not include any option to extend, renew or terminate the lease that the Company is not able to be reasonably certain to exercise upon the lease inception. Accordingly, operating lease right-of-use assets and liabilities do not include leases with a lease term of 12 months or less.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company did not adopt the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. Non-lease components include payments for building management, utilities and property tax. It separates the non-lease components from the lease components to which they relate.

ROU lease assets are included in property and equipment, net.

Operating lease expense is recognized on a straight-line basis over the lease term. Upon completion of lease term, the Company does not have control of the renewal option on all leases as the lessor can terminate the renewal option with advance notice.

The Company evaluates the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended June 30, 2022 and 2021, the Company did not have any impairment loss against its finance lease ROU assets.

Income taxes

Republic Power Group Limited is not subject to tax on income or capital gains under the current laws of the British Virgin Islands. In addition, upon payments of dividends by Republic Power Group Limited and the Company’s subsidiary in Singapore, Republic Power Pte. Ltd. to the Company’s shareholders, no British Virgin Islands withholding tax will be imposed.

The Company accounts for income tax in accordance with U.S. GAAP. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred tax.

The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled.

Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company had no uncertain tax positions for the years ended June 30, 2022 and 2021. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period presented. Diluted income per share is calculated by dividing net income attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. However, ordinary share equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

Employee benefit

(1)	Defined contribution plan

The Company participates in the national pension schemes as defined by the laws of Singapore’s jurisdictions in which it has operations. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

(2)	Employees leave entitlement

Employee entitlements to annual leave are recognized as a liability when they are accrued to the employees. The undiscounted liability for leave expected to be settled wholly before twelve months after the end of the reporting period is recognized for services rendered by employees up to the end of the reporting period.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical performance and the specific facts and circumstances of each matter.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Risks

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and account receivable. The Company places its cash with financial institutions with high-credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service clients. To reduce credit risk, the Company performs on-going credit evaluations of the financial condition of these service clients. The Company establishes a provision for doubtful accounts based upon estimates, factors surrounding the credit risk of specific service clients and other information.

Concentration of clients

As of June 30, 2022, two major clients accounted for 74.6% and 24.1%, respectively, of the Company’s total accounts receivable. As of June 30, 2021, three major clients accounted for 39.6%, 32.9% and 21.9%, of the Company’s total accounts receivable.

For the year ended June 30, 2022, three major clients, Payestation Pte Ltd., Australia Marine Services Pty Ltd. and Smorboll Pte Ltd. accounted for 48.7%, 16.5%, and 15.8% respectively, of the Company’s total revenues. For the year ended June 30, 2021, one major client, Heha Pte Ltd., accounted for 95.1% of the Company’s total revenues.

Concentration of vendors

As of June 30, 2022, one vendor; LYC Supply and Trading, accounted for 81% of the Company’s accounts payable. There were no accounts payable as of June 30, 2021.

For the year ended June 30, 2022, two major vendors, LYC Supply and Trading and Pangu Procurement Pte Ltd., accounted for 17.7% and 16.3% respectively, of the Company’s total purchases. For the year ended June 30, 2021, two vendors, accounted for 42.7% and 39.8%, respectively, of the Company’s total purchases.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major clients in the consolidated financial statements for detailing the Company’s business segments. Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company’s long-lived assets are substantially located in Singapore, no geographical segments are presented.

Recently issued accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which clarified that receivables from operating leases are not within the scope of Topic 326 and instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842. On May 15, 2019, the FASB issued ASU 2019-05, which provides transition relief for entities adopting the Board’s credit losses standard, ASU 2016-13. Specifically, ASU 2019-05 amends ASU 2016-13 to allow companies to irrevocably elect, upon adoption of ASU 2016-13, the fair value option for financial instruments that (1) were previously recorded at amortized cost and (2) are within the scope of the credit losses guidance in ASC 326-20, (3) are eligible for the fair value option under ASC 825-10, and (4) are not held-to-maturity debt securities. For entities that have adopted ASU 2016-13, the amendments in ASU 2019-05 are effective for fiscal years beginning after December 15, 2019, including interim periods therein. An entity may early adopt the ASU in any interim period after its issuance if the entity has adopted ASU 2016-13. For all other entities, the effective date will be the same as the effective date of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” ASU 2019-11 is an accounting pronouncement that amends ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The ASU 2019-11 amendment provides clarity and improves the codification to ASU 2016-03. The pronouncement would be effective concurrently with the adoption of ASU 2016-03. The pronouncement is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. In February 2020, the FASB issued ASU No. 2020-02, which provides clarifying guidance and minor updates to ASU No. 2016-13 – Financial Instruments – Credit Loss (Topic 326) (“ASU 2016-13”) and related to ASU No. 2016-02 - Leases (Topic 842). ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

On December 18, 2019, the FASB issued ASU No. 2019-12, Income taxes (Topic 740), Simplifying the Accounting for Income Taxes. This guidance amends ASC Topic 740 and addresses several aspects including 1) evaluation of step-up tax basis of goodwill when there is not a business combination, 2) policy election to not allocate consolidated taxes on a separate entity basis to entities not subject to income tax, 3) accounting for tax law changes or rates during interim periods, 4) ownership changes from equity method investment to subsidiary or vice versa, 5) elimination of exception to intrapetrous allocation when there is gain in discontinued operations and a loss from continuing operations, and 6) treatment of franchise taxes that are partially based on income. The amendments in this Update are effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The Company is currently evaluating the impact of this new standard on the Company’s consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022.The amendments in this Update should be applied retrospectively. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4—Revenues

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s clients in an amount that reflects the consideration to which the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

The following table presents the Company’s revenues disaggregated by service lines for the years ended June 30, 2022 and 2021:

	For the years ended June 30,
	2021	2022
	SGD	SGD	USD
Software development service	8,128,595	3,175,165	2,283,799
Consulting and technical support services	601,590	1,289,969	927,835
Product sales	87,997	-	-
Total revenues	8,818,182	4,465,134	3,211,634

The following table presents the Company’s revenues disaggregated by the timing of revenue recognition for the years ended June 30, 2022 and 2021:

	For the years ended June 30,
	2021	2022
	SGD	SGD	USD
Services and deliverables transferred at a point in time	87,997	-	-
Services and deliverables transferred over time	8,730,185	4,465,134	3,211,634
Total revenues	8,818,182	4,465,134	3,211,634

The Company elected to utilize practical expedients to exclude from this disclosure the remaining performance obligations that have an original expected duration of one year or less.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5—Accounts receivable, net

Accounts receivable, net consisted of the following:

	June 30, 2021	June 30, 2022	June 30, 2022
	SGD	SGD	USD
Accounts receivable	50,526	3,119,875	2,244,030
Less: allowance for doubtful accounts	(5,568)	(27,690)	(19,917)
Accounts receivable, net	44,958	3,092,185	2,224,113

The following table summarizes the changes in allowance for doubtful accounts:

	June 30, 2021	June 30, 2022	June 30, 2022
	SGD	SGD	USD
Beginning balance	-	5,568	4,005
Addition	5,568	22,122	15,912
Write-off	-		-
Ending balance	5,568	27,690	19,917

Note 6—Loans to third parties

Loans to third parties consisted of the following:

	June 30, 2021	June 30, 2022	June 30, 2022
	SGD	SGD	USD
Unsecured loan receivable from third parties (1)	840,000	—	—
Less: Long term portion	—	—	—
Loans to third parties – current portion	840,000	—	—

(1)	The Company had unsecured, interest-bearing loan receivables from various third parties. The maturity of these loans are generally within one year. As of June 30, 2021, the loans to third parties amounted to SGD 840,000 (USD 624,396) with annual interest rates approximately 4.0%. The amounts were wholly settled in cash subsequently in November 2021.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7—Prepayments

Prepayments consist of the following:

	June 30, 2021	June 30, 2022	June 30, 2022
	SGD	SGD	USD
Service prepayment	586,000	13,500	9,710

Total prepayments	586,000	13,500	9,710

Note 8—Property and equipment, net

Property and equipment consist of the following:

	June 30, 2021	June 30, 2022	June 30, 2022
	SGD	SGD	USD
Office equipment	22,499	48,571	34,936
Office furniture and fixtures	5,808	12,096	8,700
Leasehold improvements	94,516	94,516	67,982
Automobiles	79,905	79,905	57,473
Subtotal	202,728	235,088	169,091
Less: accumulated depreciation	(28,185)	(71,778)	(51,627)
Total	174,543	163,310	117,464

Depreciation expense for the years ended June 30, 2022 and 2021 amounted to SGD 43,593 (USD 31,355) and SGD 28,185, respectively.

No impairment loss had been recognized during the years ended June 30, 2022 and 2021, respectively.

Automobile under finance lease

On August 21, 2020, the Company entered into a finance lease agreement with a third party to lease an automobile for 120 months for SGD79,905 (USD59,396). The lease required monthly lease payments of SGD809 from August 21, 2020 through July 20, 2030 and interest rate per annum of 4.00%. The Company placed this vehicle into service in August 2020; accordingly, it has been capitalized. As of June 30, 2022 and 2021, the accumulated depreciation of the automobile was SGD7,991 (USD5,748) and SGD7,325, respectively.

Note 9—Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	June 30, 2021	June 30, 2022	June 30, 2022
	SGD	SGD	USD
Salary payables	22,083	82,330	59,217
Accrued Expenses	7,100	191,786	137,946
Total other payables and accrued liabilities	29,183	274,116	197,163

Note 9—Loans Payable – third parties

On July 15, 2021, RP Singapore entered into a short term loan agreement with a financial institution to obtain a loan of SGD150,000 (USD110,947) for a term of four months and at a fixed monthly interest rate of 4.00%. The bank loan was unsecured and guaranteed by a third party. The loan was fully repaid upon maturity.

On August 17, 2021, RP Singapore entered into a short term loan agreement with a financial institution to obtain a loan of SGD20,000 (USD14,793) for a term of one year and at a fixed monthly interest rate of 1.35%. The bank loan was unsecured and guaranteed by a third party. The loan was fully repaid in cash in December 2021 before maturity.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 26, 2021, RP Singapore entered into a short term loan agreement with a financial institution to obtain a loan of SGD50,000 (USD36,982) for a term of five months and at a fixed monthly interest rate of 4.00%. The bank loan was unsecured and guaranteed by a third party. The loan was fully repaid in cash in December 2021 before maturity.

On September 13, 2021, RP Singapore entered into a short term loan agreement with a financial institution to obtain a loan of SGD450,000 (USD332,840) for a term of five years and at a fixed annual interest rate of 4.50%. The bank loan was unsecured and guaranteed by a third party. The loan was fully repaid in cash subsequently in May 2022 before maturity.

On March 23, 2022, RP Singapore entered into a short term loan agreement with a financial institution to obtain a loan of SGD40,000 (USD28,771) for a term of ten months and at a fixed monthly interest rate of 1.88%. The bank loan was unsecured and guaranteed by a third party. As of June 30, 2022 the outstanding balance is SGD32,000 (USD23,017).

On May 5, 2022, RP Singapore entered into a short term loan agreement with a financial institution to obtain a loan of SGD100,000 (USD71,927) for a term of ten months and at a fixed monthly interest rate of 3.50%. The bank loan was unsecured and guaranteed by a third party. As of June 30, 2022 the outstanding balance is SGD90,000 (USD64,734).

Note 10—Related party balances and transactions

Related party balances

a. Short-term and long-term deposits – related party

On February 11, 2019, the Company entered into a service agreement with AD Navitas Pte Ltd. (“Ad Navitas”), which is owned by our shareholder and sole director, Mr. Sai Bin Loi. Ad Navitas will assist the Company to provide software development projects. Per terms set forth in the agreement, the Company is required to maintain a minimum security amount of SGD 1,000,000 to Ad Navitas after signing the agreement. The amount of short-term deposit may increase depending on quantum amount on the service provided. Short-term deposits were nil and SGD740,344 as of June 30, 2022 and 2021, respectively. Long-term deposit is at SGD1,000,000 (USD719,269) and remained unchanged.

b. Loans Payable - related party

The Company had unsecured, interest-bearing loan from Republic SC Pte Ltd., which is co-owned by the Company’s shareholder and sole director, Mr. Sai Bin Loi, and his daughter, amounted to SGD 65,000 (USD 46,752) as of June 30, 2022. There were no loans from related party as of June 30, 2021.

c. Loans to related party

The Company had unsecured, interest-bearing loan from Republic SC Pte Ltd., which is co-owned by the Company’s shareholder and sole director, Mr. Sai Bin Loi, and his daughter, amounted to SGD 400,000 (USD 297,331) in July 2020. The Company received the repayment of SGD386,600 (USD287,370) during the year ended June 30, 2021. As of June 30, 2022 and 2021, the loans of related party amounted to nil and SGD13,400 with annual interest rates approximately 6.0%. The amounts were wholly settled in cash in July 2021.

d. Deposit paid for acquisition of subsidiary - related party

On December 1, 2020, RP Singapore entered into an acquisition agreement with Consap Pte Ltd. (“Consap”), which company is controlled by Chee Wai Chan, who was appointed as RP Singapore’s COO and director in February 2021, to acquire the 100% equity interest in Consap, a limited company incorporated in Singapore, for total cash consideration of USD 2,400,000 (equivalent to SGD 3,336,720).

The acquisition is not completed on June 30, 2022 and the completion is contingent and subject to certain conditions, including target sales performance, set out in the acquisition agreement.

Deposit of USD 1,400,000 (equivalent to SGD1,856,171) has been paid to Consap on June 30, 2021. The remaining of consideration of USD 1,000,000 will be paid by RP Singapore to Consap on December 31, 2022 if the conditions are met. Pursuant to the acquisition agreement, in the event that Consap fails to secure enough sales agreements for a total contracts value of at least USD2,000,000, the deposits would be fully refundable to RP Singapore.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

e. Amount due from a director

The Company had unsecured, interest bearing loan to Consap (which company is currently controlled by Chee Wai Chan, who was appointed as RP Singapore’s COO and director in February 2021) amounted to SGD 100,000 in June 2020. As of June 30, 2022 and 2021, the amounts due from a director amounted to nil and SGD100,000.

f. Amount due to a director

Mr. Sai Bin Loi (“Mr. Loi”) is a director of Republic Power Pte Limited.

The Company borrows from Mr. Loi, the Company’s major shareholder for operation purpose. The loans are interest free and no collateral. The amount was settled in cash on November 30, 2021.

Name of Related Party	Relationship	Nature of transactions	June 30, 2021	June 30, 2022	June 30, 2022
			SGD	SGD	USD
Mr. Sai Bin Loi	Mr. Loi is a shareholder and director of Republic Power Pte Limited	Loan	59,042	—	—
			59,042	—	—

Related party transactions

a. Revenue

On March 5, 2021, the Company entered into a service agreement with Consap, which company is currently controlled by Chee Wai Chan, who was appointed as RP Singapore’s COO and director in February 2021, with a term from March 5, 2021, to complete a software development project. For the year ended June 30, 2021, the project was completed and Consap paid to the Company in consideration SGD 90,000 (USD 66,900).

As at 30 June, 2022, the company has entered into multiple service agreements with Consap Pte Ltd., which company is currently controlled by Chee Wai Chan, who was appointed as RP Singapore’s COO and director in February 2021. The projects were completed by June 30, 2022 and Consap Pte Ltd. paid to the company in consideration SGD 130,000 (USD93,505) for the year ended June 30, 2022.

b. Cost of revenue

On February 11, 2019, the Company entered into a service agreement with Ad Navitas, which is owned by the shareholder and sole director, Mr. Sai Bin Loi. Ad Navitas will assist the Company to provide software development. During the years ended June 30, 2022 and 2021, the Company paid service fee of nil and SGD 1,834,719 to Ad Navitas,

The Company entered into a service agreement with Wee Chong Loi, son of the shareholder of the Company, who agreed to provide IT advisory services to assist in the Company’s software development projects, with a term from April 1, 2020 to December 31, 2021. During the years ended June 30, 2022 and 2021, the Company paid service fee of SGD 48,021(USD 34,540) and SGD 1,709,986 to Wee Chong Loi, respectively.

Note 11—Taxes

Income tax

British Virgin Islands

Republic Power Group Limited is incorporated in the British Virgin Islands and conducts all of the Company’s businesses through the Company’s subsidiary in Singapore, Republic Power Pte Limited. Under the current laws of the British Virgin Islands, Republic Power Group Limited is not subject to tax on income or capital gains. In addition, upon payments of dividends by Republic Power Group Limited and the Company’s subsidiary in Singapore, Republic Power Pte. Limited to the Company’s shareholders, no British Virgin Islands withholding tax will be imposed.

Singapore

Republic Power Pte Limited is incorporated in Singapore and is subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first SGD 10,000 (approximately USD 7,193) taxable income and 50% of the next SGD 190,000 (approximately USD 136,661) taxable income exempted from income tax.

Net operating loss will be carried forward indefinitely under Singapore profits tax regulation. As of June 30, 2022 and 2021, the Company did not generate net operating loss carry forwards available to offset future taxable income.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the provision for income taxes are as follows:

	For the year ended June 30, 2021	For the year ended June 30, 2022	For the year ended June 30, 2022
	SGD	SGD	USD
Current	450,917	332,689	239,293
Deferred	3,227	232	167
Provision for income taxes	454,144	332,921	239,460

A reconciliation between the Company’s actual provision for income taxes and the provision at the Singapore statutory rate was as follows:

	For the years ended June 30,
	2021	2022
	SGD	SGD	USD
Income before income tax	2,630,147	1,973,664	1,419,596
Singapore income tax rate	17.00%	17.00%	17.00%
Income tax expense computed at statutory rate	447,125	335,523	241,331
Reconciling items:
Non-deductible items in Singapore	24,444	14,823	10,662
Tax credit *	(17,425)	(17,425)	(12,533)
Total income tax expense	454,144	332,921	239,460
Effective tax rate	17.3%	16.9%	16.9%

*	A partial tax exemption is eligible for the first SGD200,000 of chargeable income. Under this condition, 75% of the first SGD10,000 of chargeable income is tax exempt and 50% of the next SGD190,000 of chargeable income is tax exempt.

Deferred tax

Significant components of deferred tax were as follows:

	As of June 30,
	2021	2022
	SGD	SGD	USD
Deferred tax assets:
Provision for doubtful accounts	947	0	0
Total deferred tax assets	947	0	0

Deferred tax liabilities:
Depreciation	(4,174)	(3,459)	(2,488)
Total deferred tax liabilities	(4,174)	(3,459)	(2,488)
Deferred tax liabilities, net	(3,227)	(3,459)	(2,488)

The Company believes that a valuation allowance is not necessary for the deferred assets because there will be sufficient operating income generated in future years based on the fact that the Company’s subsidiary in Singapore generated profits historically and for the years ended June 30, 2022 and 2021.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of June 30, 2022 and 2021, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended June 30, 2022 and 2021 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from June 30, 2022.

 Goods and services taxes (“GST”)

Revenue represents the invoiced value of service, net of GST. The GST are based on gross sales price. GST rate is generally 7% in Singapore.

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Taxes payable consisted of the following:

	June 30, 2021	June 30, 2022	June 30, 2022
	SGD	SGD	USD
GST taxes payable	114,807	196,895	141,620
Income taxes payable	906,252	1,238,144	890,560
Total	1,021,059	1,435,039	1,032,180

Note 12—Equity

Ordinary shares

On November 17, 2021, 10,000 ordinary shares of the Company were issued to the participating shareholders in connection with the restructuring of the Company.

On April 21, 2022, the majority shareholders and the board of the Company approved, upon the consummation of the offering, to increase the authorized shares of the Company from 10,000 ordinary shares, par value $1.00 per share to unlimited ordinary shares, par value $0.000625 per share and effectuate a forward share split all issued and outstanding shares at a ratio of 1,600:1. On April 21, 2022, the majority shareholders and the board of the Company approved that the effective date of the increase of the authorized shares and effectuate share split shall be April 21, 2022, prior to the consummation of the offering. The Company completed this share split on April 21, 2022, resulting in the Company having a total of 16,000,000 ordinary shares outstanding, par value $0.000625 per share, and effected a forward share split of all issued and outstanding shares at a ratio of 1,600:1, effective immediately following the filing of the Amended and Restated Charter. The Company believed it is appropriate to reflect the above transactions on a retroactive basis similar to share split or dividend pursuant to ASC 260. All references made to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the 1,600 for 1 share split.

Dividends

The Company declared and paid SGD1,133,000 (USD814,932) to its shareholder on December 31, 2021. The dividend per share was SGD0.07 (USD0.05).

Capital contributions

There were no capital contributions during the years ended June 30, 2022 and 2021.

Note 13—Commitments and contingencies

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The Company has two property lease agreements with lease terms ranging for one year and ten years, respectively. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with lease term with one year.

The Company recognized SGD79,905 (USD57,473) ROU assets and finance lease obligation for the ten years lease. Lease expense is recognized on a straight-line basis over the lease term.

For the years ended June 30, 2022 and 2021, rent expenses for the short term lease amounted to approximately SGD31,080 (USD22,355) and SGD44,208, respectively.

The Company’s commitment for minimum lease payments under the operating lease that is within twelve months as of June 30, 2022 as follow:

Twelve months ending June 30,	Minimum lease payment
	SGD	USD
2022	2,590	1,863
Thereafter	—	—
Total future lease payments	2,590	1,863

REPUBLIC POWER GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Finance Lease Obligation

As of June 30, 2022 and 2021, finance lease obligation was SGD66,956 (USD48,159) and SGD73,836, respectively. The finance lease obligation bears interest at a rate of 4.0% per annum. As of June 30, 2022, the Company’s finance lease has a weighted-average remaining lease term of approximately eight (8) years.

The following is a schedule of future lease payments as of June 30, 2022:

Year ending June 30,	Amount (SGD)	Amount (USD)
2023	9,708	6,983
2024	9,708	6,983
2025	9,708	6,983
2026	9,708	6,983
2027	9,708	6,983
Thereafter	29,933	21,528
Total future lease payments	78,473	56,443
Amount representing interest	(11,517)	(8,284)
Present value of future payments	66,956	48,159
Less: current portion	7,160	5,150
Long term portion	59,796	43,009

Acquisition Commitments

On December 1, 2020, RP Singapore entered into an acquisition agreement with Consap Pte Ltd. (“Consap”), which company is currently controlled by Chee Wai Chan, who was appointed as RP Singapore’s COO and director in February 2021, to acquire the 100% equity interest in Consap, a limited company incorporated in Singapore at a total cash consideration of USD 2,400,000 (equivalent to SGD 3,228,720). Pursuant to the agreement, RP Singapore is required to pay the consideration in cash with the amount of USD1,400,000 (equivalent to SGD1,856,171) due upon signing of the acquisition agreement. The remaining acquisition consideration in the amount of USD1,000,000 will be paid by RP Singapore to Consap on December 31, 2022 if conditions are met. The acquisition is conditional upon Consap entering into one or more definitive sales agreements, with clients approved by RP Singapore, for total contracts value of not less than USD2,000,000 on or before November 30, 2022. In the event that Consap fails to secure enough sales agreements for a total contracts value of at least USD2,000,000, Consap shall return USD1,400,000 to RP Singapore within seven days from March 31, 2023.

Coronavirus (“COVID-19”)

In December 2019, a novel strain of coronavirus (COVID-19) surfaced. COVID-19 spread rapidly to Singapore and other parts of the world in the first quarter of 2020, which has caused significant volatility in the Singapore and international markets. The ongoing COVID-19 pandemic has resulted in a reduction in economic activity by adversely affecting production, and creating supply chain and market disruption. Substantially most of the Company’s revenues and workforce are concentrated in Southeast Asia. Consequently, the Company has experienced delayed client payments and rescheduled client orders. Since the COVID-19 pandemic has been gradually contained in Southeast Asia, the Company’s revenue and gross margin for the year ended June 30, 2022 has not been adversely affected. However, any potential impact to the Company’s results will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities and other entities to contain the COVID-19 pandemic or treat its impact, almost all of which are beyond the Company’s control.

Note 14—Subsequent events

Management evaluated subsequent events of the Company through December 22, 2022, the date the consolidated financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the Notes to the consolidated financial statements.

Republic Power Group Limited

3,000,000 Ordinary Shares Offered by Republic Power Group Limited

1,000,000 Ordinary Shares Offered by A Selling Shareholder

 ______________________

PROSPECTUS

______________________

Univest Securities, LLC

Prospectus dated [●], 2023

Until [●], 2023 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JANUARY 23, 2023

Republic Power Group Limited

2,100,000 Ordinary Shares to be sold by the Selling Shareholders

This prospectus relates to the resale of 2,100,000 shares of our Ordinary Shares by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the Ordinary Shares by the selling shareholders named in this prospectus.

We have reserved the symbol “RPGL” for purposes of listing our Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) and have applied to list our Ordinary Shares on Nasdaq. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application. We cannot assure you that our application will be approved; if it is not approved by Nasdaq, we will not proceed with this offering.

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Ordinary Shares in “Risk Factors” beginning on page 8 of the Public Offering Prospectus.

Upon the completion of this offering, Sai Bin Loi, the chairman of our board of directors, will hold more than 50% of the shareholder voting power of our outstanding share capital, as further described under “Principal Shareholders” in the Public Offering Prospectus. As a result, Mr. Loi could exert substantial influence over matters such as electing directors and approving material mergers, acquisitions, strategic collaborations or other business combination transactions. As a result, we are a “controlled company” as defined under the Nasdaq Stock Market Rules. For so long as we remain a controlled company as defined under those rules, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements. Please read the disclosures beginning on page 22 of the Public Offering Prospectus for more information.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 22 of the Public Offering Prospectus for more information.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2022

THE OFFERING

Ordinary Shares offered by the selling shareholders	2,100,000 Ordinary Shares(1)

Ordinary Shares outstanding before the offering:	16,000,000 Ordinary Shares

Ordinary Shares to be outstanding after our initial public offering pursuant to the Public Offering Prospectus:	19,000,000 Ordinary Shares(2)

Use of proceeds:	We will not receive any of the proceeds from the sale of the Ordinary Shares by the selling shareholders named in this prospectus.

(1)	Excluding 1,000,000 Ordinary Shares to be sold by Selling Shareholder named in the Public Offering Prospectus whose shares will be underwritten by the underwriter.
(2)	Including 3,000,000 Ordinary Shares to be sold by us and 1,000,000 Ordinary Shares to be sold by the Selling Shareholder pursuant to the Public Offering Prospectus.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Ordinary Shares by the selling shareholders.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders, the number of Ordinary Shares owned by each selling shareholder immediately prior to the date of this prospectus and the number of shares to be offered by the selling shareholder pursuant to this prospectus and the Public Offering Prospectus. The table also provides information regarding the beneficial ownership of our Ordinary Shares by the selling shareholders as adjusted to reflect the assumed sale of all of the shares offered under this prospectus and the Public Offering Prospectus.

Percentage of beneficial ownership before this offering is based on 16,000,000 shares of our Ordinary Shares outstanding as of the date of this prospectus. Beneficial ownership is based on information furnished by the selling shareholders. Unless otherwise indicated and subject to community property laws where applicable, the selling shareholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

None of the selling shareholders named in this prospectus has had any position, office or other material relationship within past three years with the Company. None of the selling shareholders is a broker dealer or an affiliate of a broker dealer. Each selling shareholder may offer for sale from time to time any or all of the shares, subject to the lock up agreements described in the “Plan of Distribution.” The table below assumes that the selling shareholders will sell all of the shares offered for sale hereby. A selling shareholder is under no obligation to sell any shares pursuant to this prospectus.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to the Resale Prospectus	Number of Shares owned After Offering	Percentage Ownership After Offering
Market Tycoon Investments Limited (1)	640,000	500,000	160,000	0.84%
Cosmic Paramount Enterprise Limited (2)	800,000	800,000	—	—
Lucky Champion Ventures Limited (3)	800,000	800,000	—	—

(1)	These shares are held by Market Tycoon Investments Limited, a British Virgin Islands business company 100% owned by its sole director, Luk Tat Ho Andy. Its business address is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.
(2)	These shares are held by Cosmic Paramount Enterprises Limited, a British Virgin Islands business company 100% owned by its sole director, Chan Kong. Its business address is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.
(3)	These shares are held by Lucky Champion Ventures Limited, a British Virgin Islands exempted company 100% owned by its sole director, TAM Chung Wai. Its business address is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.

Note: Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into our Ordinary Shares, or convertible or exercisable into our Ordinary Shares within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

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SELLING SHAREHOLDERS PLAN OF DISTRIBUTION

The selling shareholders named in this prospectus and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, after the effective date of registration statement of which this prospectus forms a part, sell any or all of their Ordinary Shares being offered under this prospectus on any stock exchange, market or trading facility on which our Ordinary Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when disposing of Ordinary Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Ordinary Shares as agent but may position; and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a selling shareholder, rather than under this prospectus. The selling shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

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Rule 2710 requires members firms to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

●	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

●	the complete details of how the selling shareholders’ shares are and will be held, including location of the particular accounts;

●	whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

●	in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

If any of the Ordinary Share offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling shareholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling shareholder and purchaser is responsible for paying any discounts, and similar selling expenses they incur.

We and the selling shareholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

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Republic Power Group Limited

2,100,000 Ordinary Shares

to be sold by the Selling Shareholders

___________________

PROSPECTUS

___________________

          , 2023

Until [●], 2023 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide that, we may indemnify against all expenses, including legal fees, and against all judgements, fines, and amounts paid in settlement and reasonably incurred in connection with legal, administrative, or investigative proceedings any Eligible Person (which is defined in the memorandum and articles of association as any “individuals, corporations, trusts, the estates of deceased individuals, partnerships, and unincorporated associations of persons”) who is or was:

(a)	a party or is threatened to be made a party to any threatened, pending, or completed proceedings, whether civil, criminal, administrative, or investigative, by reason of the fact that the Eligible Person is or was a director; or

(b)	at our request, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust, or other enterprise.

The above does not apply unless the Eligible Person acted honestly and in good faith and in what he or she believed to be in our best interests and, in the case of criminal proceedings, the Eligible Person had no reasonable cause to believe that his or her conduct was unlawful.

For the purposes of the above, where the Company is a wholly owned subsidiary or a parent, a director acts in our best interests if he or she acts in the best interests of our parent, in either case, in the circumstances specified in the BVI Act, as the case may be.

The decision of our directors as to whether the person acted honestly and in good faith and with a view to our best interests and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of our articles of association, unless a question of law is involved.

The termination of any proceedings by any judgement, order, settlement, conviction, or the entering of a nolle prosequi does not, by itself, create a presumption that the Eligible Person did not act honestly and in good faith and with a view to our best interests or that the Eligible Person had reasonable cause to believe that his or her conduct was unlawful.

Expenses, including legal fees, incurred by our director (or our former director) in defending any legal, administrative, or investigative proceedings may be paid by us in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director (or a former director) to repay the amount if it shall ultimately be determined that the director (or a former director) is not entitled to be indemnified by us in accordance with the provisions stated above and upon such other terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to our memorandum and articles of association is not exclusive of any other rights to which the Eligible Person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors, or otherwise, both as to acting in the Eligible Person’s official capacity and as to acting in another capacity while serving as a Director.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified above on condition that the secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act.

On November 17, 2021, we issued an aggregate of 10,000 Ordinary Shares to our founder. We believe that such issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and Articles of Association, effective on April 21, 2022
4.1**	Specimen Certificate for Ordinary Shares
5.1**	Opinion of Forbes Hare regarding the validity of the Ordinary Shares being registered
8.1**	Opinion of Forbes Hare regarding certain British Virgin Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Insights Law LLC regarding certain Singapore tax matters (included in Exhibit 99.8)
10.1**	Share Exchange Agreement dated November 17, 2021, by and between Republic Power Group Limited and Mr. Sai Bin Loi
10.2**	Form of Software Development Service Agreement
10.3**	Form of Employment Agreement with Executive Officers
10.4**	Form of Director Offer Letter
10.5**	Commission Fee Agreement by and between RP Singapore and Mr. Wee Chong Loi, dated January 2, 2019
10.6**	Service Agreement by and between Ad Navitas Pte., Ltd. and RP Singapore, dated February 11, 2019***
10.7**	Joint Partnership Agreement by and between RP Singapore and Heha Pte., Ltd., dated January 2, 2019***
10.8**	Service Agreement by and between Australia Marine Services Pty Ltd. and RP Singapore, dated December 6, 2021***
10.9**	Service Agreement by and between Appiclogy Pte Ltd. and RP Singapore, dated July 21, 2021
10.10**	Commission Fees Agreement by and between Pangu Procurement Pte. Ltd. and RP Singapore, dated December 6, 2021
10.11**	Service Agreement by and between RP Singapore and Smorball Private Limited, dated March 16, 2022
10.12**	Service Agreement by and between RP Singapore and Payestation Private Limited, dated January 4, 2022
21.1**	List of Subsidiary
23.1*	Consent of Friedman LLP
23.2**	Consent of Forbes Hare (included in Exhibit 5.1)
23.3**	Consent of Insights Law LLC (included in Exhibit 99.8)
99.1**	Audit Committee Charter
99.2**	Compensation Committee Charter
99.3**	Nominating and Corporate Governance Committee Charter
99.4**	Consent of Director Nominee (Jeffrey Stagg)
99.5**	Consent of Director Nominee (Ying Shu Wang)
99.6**	Consent of Director Nominee (Yi Wei Yeo)
99.7**	Consent of Director Nominee (Ziyang Long)
99.8**	Opinion of Insights Law LLC regarding certain Singapore legal matters
99.9**	Code of Business Conduct and Ethics of Registrant
107**	Filing Fee Table

*	Filed herewith

**	Previously filed

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on January 13, 2023.

Republic Power Group Limited

By:	/s/ Ziyang Long
	Name:	Ziyang Long
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ziyang Long	Chief Executive Officer	January 13, 2023
Name: Ziyang Long	(Principal Executive Officer)

/s/ Keng Yan Yoon	Chief Financial Officer	January 13, 2023
Name: Keng Yan Yoon	(Principal Accounting and Financial Officer)

/s/ Sai Bin Loi	Chairman of the Board and Director	January 13, 2023
Name: Sai Bin Loi

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in Newark, DE, on January 13, 2023.

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director Puglisi & Associates